UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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STANLEY BLACK & DECKER, INC.

March 10, 2023

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Stanley Black & Decker, Inc. (“Stanley Black & Decker” or the “Company”) to be held at 9:30 a.m. EDT on April 21, 2023, at the John F. Lundgren Center for Learning and Development, 1000 Stanley Drive, New Britain, Connecticut 06053 (see directions at the end of this document).

This document includes the Notice of Annual Meeting of Shareholders, a letter from the Chair of our Board of Directors and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other important information about the Company that you should be aware of when you vote your shares.

In our 2023 letter to our shareholders, which is included in our Annual Report, we describe our vision and purpose, strategic initiatives and our financial performance. We are committed to providing our shareholders with long-term value, and we hope that you will find the letter informative. I would like to personally thank you for your continued investment in our Company.

We appreciate and encourage your participation. Whether or not you plan to attend the meeting, your vote is important to us, and we hope that your shares will be represented. PLEASE REGISTER YOUR VOTE BY TELEPHONE OR ON THE INTERNET, OR RETURN A PROPERLY COMPLETED PROXY CARD, AT YOUR EARLIEST CONVENIENCE.

Very truly yours,

Donald Allan, Jr. President & Chief Executive Officer

Letter to Shareholders from the Chair of our Board

Dear Fellow Shareholder:

On behalf of Stanley Black & Decker’s Board of Directors, I look forward to welcoming you to our 2023 Annual Meeting of Shareholders. After a year of transformation at the Company in a challenging macroeconomic environment, I wanted to share some thoughts regarding the Board’s continuing commitment to ensuring that the Company is managed with integrity and strong corporate governance to generate long-term value for all of our stakeholders.

Shareholder Engagement

I was honored to be elected as Board Chair at our Annual Meeting of Shareholders in April 2022. In that new role, I participated individually and also with Debra Crew, the Chair of our Compensation and Talent Development Committee, in valuable discussions with a number of shareholders regarding the Company’s strategy, environmental, social and governance (“ESG”) efforts, risk management, corporate governance and executive compensation. In all, the Company reached out to shareholders representing greater than 60% of our shares outstanding to engage. I greatly appreciate the opportunity to hear our shareholders’ perspectives, which we share with the rest of the Board and with management and incorporate into our discussions and decision-making.

Oversight of Long-Term Strategy, Risk and Culture

As the culmination of the Board’s thoughtful succession planning process, our new President and CEO, Don Allan, assumed his responsibilities in July 2022. Don has articulated a “Focus Forward” strategy with four pillars: (1) continuing to advance innovation, electrification and global market penetration to achieve organic sales growth of 2 to 3 times the market; (2) streamlining and simplifying the organization; (3) accelerating the operations and supply chain transformation to improve fill rates and better match the needs of our customers while improving gross margins; and (4) prioritizing cash flow generation and inventory optimization. The Board plays a critical role in overseeing this strategy, including its foundational priorities of health and safety, integrity, sustainability and diversity, equity and inclusion (“DEI”). In nearly every Board meeting and executive session, we discuss this strategy and the Company’s progress in meeting its transformation and strategic goals, allowing us to challenge assumptions and offer alternative perspectives.

Our Audit Committee works closely with our external auditors, financial management and legal counsel to oversee the Company’s financial, cybersecurity, product safety, compliance and other risks. The Compensation and Talent Development Committee reviews executive compensation to ensure that the Company is not promoting unduly risky behavior. Instead, we incentivize ethical, accountable leadership that balances short-term results with long-term, sustainable growth. Additionally, in keeping with our commitment to best practices, we continue to review the Company’s policies, procedures and controls.

The Board understands that the Company’s culture and its people are key assets. The Board regularly engages with senior management regarding a range of human capital management issues, such as recruitment, retention, talent development, DEI and succession planning.

Oversight of ESG

We recognize that focusing on ESG matters is not only integral to being a good corporate citizen but is also critical to creating long-term value for our stakeholders. Our Corporate Governance Committee is responsible for overseeing the Company’s ESG efforts and regularly reports to the Board on these matters.

Our commitments to progress across all dimensions of ESG are grounded in specific and bold, context- and science-based targets. To build on our past success in meeting our five-year 2020 ESG goals, we set 2023 interim goals to sustain the momentum. We are currently focused on improving the sustainability of our operations by reducing carbon emissions, waste to landfill, and water use in water-stressed and water-scarce areas.

Board Refreshment

In July 2022, as part of our ongoing commitment to Board refreshment and providing the right mix of skills, perspectives and experiences, we welcomed Robert J. Manning as an independent director. Rob recently retired as the Executive Chairman and CEO of MFS Investment Management and has a deep understanding of the investor community.

He also has expertise in building corporate value and evaluating corporate capital allocation, operating systems and ESG strategies. The Board has welcomed five independent directors in the last three years. Carlos Cardoso and Bob Coutts will be retiring at the Annual Meeting after more than fifteen years of distinguished service. I would like to thank both of them for their wise counsel and many contributions.

As part of its regular assessment of committee leadership, the Board focused on refreshment and elected Irving Tan as the new Chair of the Corporate Governance Committee. With these changes, 60% of the Board committees are chaired by diverse directors.

Our Board believes that there is no better place than the Board to set the right tone for diversity and inclusion. Our Board reflects the diverse set of experiences, perspectives and skills necessary to position the Company for the future. Nine of ten director nominees are independent, and the average tenure of our director nominees is five years. Our director nominees include four women and two racially or ethnically diverse men. Five of our director nominees have lived and worked around the world, providing the Company with insights and opinions that are highly relevant to our global business.

My fellow directors and I value your ongoing investment in the Company and thank you for the confidence you have placed in us.

Sincerely,

Andrea J. Ayers Chair of the Board

STANLEY BLACK & DECKER, INC.

1000 Stanley Drive
New Britain, Connecticut 06053
Telephone: 860-225-5111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 10, 2023

To the Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Stanley Black & Decker, Inc. (the “Company”) will be held at the John F. Lundgren Center for Learning and Development, 1000 Stanley Drive, New Britain, Connecticut 06053 on April 21, 2023, at 9:30 a.m. EDT for the following purposes:

(1)	To elect the Board of Directors of the Company;
(2)	To approve, on an advisory basis, the compensation of the Company’s named executive officers;
(3)	To recommend, on an advisory basis, the frequency with which the Company should conduct future shareholder advisory votes on named executive officer compensation;
(4)	To approve the selection of Ernst & Young LLP as the Company’s registered independent public accounting firm for fiscal year 2023;
(5)	If properly presented, to consider and vote on a shareholder proposal regarding shareholder ratification of termination pay; and
(6)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on February 27, 2023, are entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 21, 2023: This Proxy Statement, together with the Form of Proxy and our Annual Report, are available at www.proxyvote.com.

Janet M. Link
Secretary

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SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections or guidance of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include, among others, the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” or any other similar words, as well as statements regarding our focus for the future, are generally intended to identify forward-looking statements. Each of the forward-looking statements we make in this Proxy Statement involves risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Factors that might cause the Company’s actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in its forward-looking statements include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Consolidated Financial Statements and the related Notes. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this Proxy Statement. The Company does not undertake any obligation or intention to update or revise any forward-looking statements, whether as a result of future events or circumstances, new information or otherwise, except as required by law.

NO INCORPORATION BY REFERENCE

This Proxy Statement includes several website addresses and references to additional materials found on those websites. These websites and materials, including the information on the Company’s website, including as may be referenced in this Proxy Statement, are not, and are not intended to be, part of this Proxy Statement and are not incorporated by reference herein.

OUR 2022 HIGHLIGHTS

WHO WE ARE AND HOW WE OPERATE

Stanley Black & Decker, Inc., an S&P 500 company, was founded in 1843 by Frederick T. Stanley and incorporated in Connecticut in 1852. In March 2010, the Company completed a merger with The Black & Decker Corporation, a company founded by S. Duncan Black and Alonzo G. Decker and incorporated in Maryland in 1910. At that time, the Company changed its name from The Stanley Works to Stanley Black & Decker, Inc. The Company operates the world’s largest Tools and Outdoor business and is a global industrial leader of highly engineered solutions within its engineered fastening and infrastructure businesses. We are a worldwide leader in Tools and Outdoor and work every day to create the tools that help build and maintain the world.

The Company continues to execute a business strategy that involves organic growth in excess of the market and industry, geographic and customer diversification to foster sustainable revenue, earnings and cash flow growth over the long term. Over the past two years, the Company has focused the portfolio on its leading positions in the Tools & Outdoor and Industrial businesses. Leveraging the benefits of a more focused portfolio, the Company initiated a business transformation that includes reinvestment for faster growth as well as a $2.0 billion Global Cost Reduction Program through 2025. These “Focus Forward” initiatives are designed to achieve the Company’s primary areas of strategic focus:

●	Continuing to advance innovation, electrification and global market penetration to achieve organic sales growth of 2 to 3 times the market;
●	Streamlining and simplifying the organization, as well as shifting resources to prioritize investments that we believe have a positive and more direct impact on our customers;
●	Accelerating the operations and supply chain transformation to improve fill rates and better match the needs of our customers while improving adjusted gross margins back to historical 35%+ levels; and
●	Prioritizing cash flow generation and inventory optimization.

During this period, the focus for capital deployment will be on debt reduction, internal investment and shareholder return through dividends. The Company also remains focused on leveraging its SBD Operating Model to deliver success. The latest evolution of the SBD Operating Model builds on the strength of the Company’s past while embracing changes in the external environment to ensure the Company has the right skillsets, incorporates technology advances in all areas, maintains operational excellence, drives efficiency in business processes and resiliency into its culture, delivers extreme innovation and ensures the customer experience is world class. The SBD Operating Model underpins the Company’s ability to deliver above-market organic growth with margin expansion, maintain efficient levels of selling, general and administrative expenses (“SG&A”) and deliver top-quartile asset efficiency.

The Company’s business transformation is intended to drive strong financial performance over the long term, including:

●	Organic revenue growth at 2 to 3 times the market;
●	35%+ adjusted gross margins;
●	Free cash flow equal to, or exceeding, net income; and
●	Cash Flow Return On Investment (“CFROI”) between 12 to 15%.

KEY BUSINESS PERFORMANCE HIGHLIGHTS

In July of 2022, the Company completed the sale of its Mechanical Access Solutions (“MAS”) business comprised of its automatic doors business and of its Convergent Security Solutions (“CSS”) business comprised of its commercial electronic security and healthcare businesses. These businesses were part of the previously reported Security segment. In August of 2022, the Company completed the sale of its Oil & Gas business comprised of the pipeline services and equipment businesses. These divestitures are part of the Company’s strategic commitment to simplify and streamline its portfolio to focus on the core Tools & Outdoor and Industrial businesses. The Company’s results for 2022 represent continuing operations and exclude the results of the CSS and MAS businesses reported within discontinued operations, while the results of the Oil & Gas divestiture are included in the Company’s continuing operations through the date of sale. For additional information, refer to the Annual Report that accompanies this Proxy Statement.

During 2022, we continued to make significant progress against our strategic priorities and delivered the following financial and strategic results:

●	Initiated a Global Cost Reduction Program designed to drive long-term growth, improve profitability and generate strong cash flow, which is expected to accelerate organic growth and deliver approximately $2 billion of cost savings by 2025, driving adjusted gross margins* to 35%+.
●	Realized total revenue of $16.9 billion, up 11% versus the prior year, led by strategic outdoor acquisitions, Industrial segment volume growth and price, which was partially offset by lower consumer and do-it-yourself (“DIY”) volumes.
●	GAAP diluted earnings per share (“EPS”) from continuing operations was $1.06 in 2022 compared to $9.33 in 2021. Both periods include acquisition-related and other charges. Excluding these amounts, adjusted diluted EPS* (“Adjusted EPS”) from continuing operations was $4.62 in 2022 versus $10.18 in 2021, which reflects the challenging macroeconomic environment and the strategic choice to prioritize free cash flow generation via planned production curtailments and the destocking of high-cost inventory.
●	In the second half of 2022, generated $200 million of pre-tax savings from our Global Cost Reduction Program and realized $775 million of inventory reduction.
●	Successfully divested our CSS and MAS businesses (collectively, the “Security business”) and Oil & Gas business, further focusing the portfolio on our core businesses.
●	Completed $2.3 billion of share repurchases in the first half of 2022 and increased the quarterly dividend to $0.80 from $0.79 in July 2022.

* See Appendix A for an explanation and/or reconciliation of GAAP to Non-GAAP measures used in this Proxy Statement.

BOARD SKILLS AND QUALIFICATIONS

In evaluating candidates, including existing Board members, the Corporate Governance Committee aims to ensure that the Board is comprised of a diverse group of members who are positioned to best serve the needs of the Company and its shareholders. The Corporate Governance Committee takes reasonable steps to include diverse candidates in the pool of potential director nominees with respect to gender, ethnicity, nationality, geographic origin and age as well as personal, educational and professional experience and skills in the context of the needs of the Board. In addition, each candidate is evaluated by the Corporate Governance Committee based on the criteria set forth under “Board of Directors” on page 9.

BOARD DIVERSITY

The Board of Directors considers and recognizes the diverse attributes of its directors. The Board includes four women, two racially/ethnically diverse directors (an African American man and an Asian man), two directors of diverse national origin and one veteran. In addition, the Board has two women in leadership roles, with a female Chair of the Board, Chair of the Compensation and Talent Development Committee and Chair of the Executive Committee. The following reflects certain information with respect to our director nominees named in this Proxy Statement:

Gender and Racial/Ethnic Diversity
Global Experience**	CEO Experience
*	Director Nominee Self-Identification of Race/Ethnicity: 1 Asian and 1 African American
**	Global Experience includes living outside the United States and/or directors who hold dual citizenship.

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CORPORATE GOVERNANCE HIGHLIGHTS

The Corporate Governance Committee and the Board of Directors review the Corporate Governance Guidelines to ensure that they reflect changes in good governance practices or regulatory updates. The Company’s Corporate Governance Guidelines, Restated Certificate of Incorporation, as amended, and Bylaws include the following practices:

●     Annual election of directors, with majority vote standard for uncontested elections

●    Independent Board, other than our President & Chief Executive Officer

●    Independent Board Chair

●   Shareholder-approved director fee cap

●    Mandatory director retirement age of 75

●    Recoupment (“clawback”) policy relating to equity and cash incentive compensation of all executive officers

●    Proxy access, allowing eligible long-term shareholders holding 3% or more of our outstanding shares of common stock to include nominations for directors in the Company’s Proxy Statement

●    Annual Board and committee self-assessments

●    Board and committee oversight of ESG policies and practices

●     Meeting of independent directors in executive session at each regularly scheduled Board and committee meeting

●    Policy against hedging or pledging of Company stock applicable to all directors, executive officers and employees

●    No shareholder rights (“poison pill”) plan

●   Robust stock ownership guidelines for directors and executive officers

●    Director overboarding policy that prevents directors from serving on more than four other public company boards (or one other public company board for the CEO)

●   No excise tax gross-ups under change in control agreements with executive officers and no tax gross-ups on perquisites

●   Double trigger vesting provisions requiring a change in control and qualifying termination of employment under our equity plans

●   Shareholder right to act by written consent and to amend Bylaws by a majority vote

●   Commitment to balanced Board refreshment with five new independent directors in the last three years and a mixture of director tenures

SHAREHOLDER ENGAGEMENT EFFORTS

We place a high priority on regular, year-round proactive engagement with our shareholders to better understand their perspectives about our Company and the market generally. During 2022, we reached out to shareholders representing greater than 60% of our outstanding shares, and management and directors engaged with approximately 34% of shareholders on various topics important to our shareholders. Topics included ESG matters, Company strategy, Board composition and structure, risk management, human capital management, DEI, sustainability, and our executive compensation program.

The feedback we received from shareholders was shared with the full Board. Engagement with shareholders has enabled us to better understand our shareholders’ priorities and continually evaluate and improve our governance practices based on shareholder feedback, including, for example, through Board refreshment during 2022, which was generally supported during our engagements with shareholders. We also clarified certain disclosures related to our compensation program and, as discussed under “2023 Compensation Changes” in the Compensation Discussion and Analysis beginning on page 28, made certain changes to the 2023 compensation program, among other matters, as a result of our engagement. During 2022 and 2023, the Company is updating its ESG strategy and goals to re-baseline social and environmental factors to reflect the significant Outdoor acquisitions and the Security business divestitures, as well as to align with its strategy as a more focused company. Following this goal re-set, the Board will evaluate ESG-related metrics that drive long-term value creation, and their potential integration within the incentive compensation program. As reflected by the approximately 92.6% average support for our Say on Pay vote over the past three years, shareholders are generally supportive of our executive compensation program. The overall feedback this year was again supportive of our current programs and policies.

2023 Proxy Summary

This summary highlights information regarding voting proposals contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Time and Date:	9:30 a.m. EDT, April 21, 2023

Place:	John F. Lundgren Center for Learning and Development 1000 Stanley Drive New Britain, Connecticut 06053

Record Date:	February 27, 2023

Voting:

Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting in advance of the meeting

•    Over the internet at www.proxyvote.com;

•     By telephone at 1-800-454-8683; or

•     By mail—sign, date and return the proxy card or voting instruction form mailed to you.

This Proxy Statement, the accompanying Notice of the Annual Meeting and the enclosed proxy card are first being mailed or made available to our shareholders on or about March 10, 2023.

Meeting Agenda

●	Election of directors
●	Approve, on an advisory basis, the compensation of the Company’s named executive officers
●	Recommend, on an advisory basis, the frequency with which the Company should conduct future advisory votes on named executive officer compensation
●	Approve selection of Ernst & Young LLP (“Ernst & Young”) as the registered independent public accounting firm for fiscal year 2023
●	If properly presented, consider and vote on a shareholder proposal regarding shareholder ratification of termination pay
●	Transact other business that may properly come before the meeting or any adjournment or postponement thereof

Voting Matters and Vote Recommendation

Proposal No.	Matter	Board Vote Recommendation	Page Reference (for more detail)
1	Election of directors	FOR EACH NOMINEE	1
2	Approve, on an advisory basis, the compensation of the Company’s named executive officers	FOR	81
3	Recommend, on an advisory basis, the frequency of future advisory votes on named executive officer compensation	FOR EVERY YEAR	82
4	Approve the selection of Ernst & Young as the Company’s registered independent public accounting firm for the 2023 fiscal year	FOR	82
5	If properly presented, consider and vote on a shareholder proposal regarding shareholder ratification of termination pay	AGAINST	83

Board Nominees

The following table provides summary information about each of the Company’s current directors (please see “Item 1—Election of Directors” for more information). Two of the Company’s directors, Carlos M. Cardoso and Robert B. Coutts, will retire from the Board effective as of the Annual Meeting. Because the election of directors is uncontested, directors will be elected by the vote of the majority of votes cast, which means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director. An incumbent director who fails to achieve a majority of the votes cast for his or her election will offer to tender his or her resignation from the Board. The Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance Committee’s recommendation, considering all factors that the Board believes to be relevant, and will publicly disclose its decision within 90 days from the date of the certification of the election results. The resignation, if accepted by the Board of Directors, will be effective at the time of the Board’s determination to accept the resignation.

Name	Age	Director Since	Occupation	Committee Memberships
				Exec.	Audit	Corporate Governance	Finance & Pension	Comp. & Talent Dev.
Andrea J. Ayers, Chair of the Board	59	2014	Retired President and Chief Executive Officer, Convergys Corporation	C
Donald Allan, Jr.	59	2022	President and Chief Executive Officer, Stanley Black & Decker, Inc.
Patrick D. Campbell	70	2008	Retired Senior Vice President and Chief Financial Officer, 3M Company		C
Carlos M. Cardoso(1)	65	2007	Principal, CMPC Advisors LLC
Robert B. Coutts(1)	73	2007	Retired Executive Vice President, Electronic Systems, Lockheed Martin Corporation
Debra A. Crew	52	2013	Chief Operating Officer, Diageo plc					C
Michael D. Hankin	65	2016	President and Chief Executive Officer, Brown Advisory Incorporated				C
Robert J. Manning	59	2022	Retired Chairman and Chief Executive Officer of MFS Investment Management
Adrian V. Mitchell	49	2022	Executive Vice President and Chief Financial Officer, Macy’s, Inc.
Jane M. Palmieri	53	2021	President, Industrial Intermediates & Infrastructure, Dow Inc.
Mojdeh Poul	60	2021	Retired Executive Vice President, Healthcare Business Group, 3M Company
Irving Tan	52	2020	Executive Vice President, Global Operations, Western Digital Corporation			C
(1)	Each of Mr. Cardoso and Mr. Coutts will retire from the Board effective as of the Annual Meeting.

Committee composition and Committee Chair designations are as of the date of this Proxy Statement. Committee memberships are indicated in yellow, with Committee Chairs indicated by a C. All current directors, other than Mr. Allan, are independent.

Executive Compensation Advisory Vote

The Board recommends shareholders vote to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as described in this Proxy Statement for the reasons discussed in this Proxy Statement, including our commitment to our pay for performance philosophy:

●	Our executive compensation philosophy is to provide performance-based and competitive compensation that rewards executives for actions that create long-term shareholder value and allows us to attract, motivate and retain high-caliber executives.
●	Our pay for performance alignment is strong, with pay opportunity generally targeted at the market median. A majority of annual and long-term compensation is performance-based, being directly linked to both absolute and relative Company performance against preset goals.
●	Our 2022 compensation program reflects this philosophy, as performance results under the Company’s 2022 Management Incentive Compensation Plan (“MICP”) were below threshold for all financial measures resulting in a 0% bonus payout for named executive officers and our performance results under the 2020-2022 Long-Term Incentive Plan Performance Units (“LTIP PSUs”) were below target payout at 63.8% of target. The Compensation and Talent Development Committee (the “Compensation Committee”) applied no positive discretion in determining performance and payouts under the 2022 MICP and the 2020-2022 LTIP PSUs for our named executive officers.
●	In each of the last three years, we received strong shareholder support for our named executive officer compensation with the three-year average of approximately 92.6% of Say on Pay votes cast in support of our executive compensation (89.0% of votes cast in 2022, 93.7% of votes cast in 2021, and 95.2% of votes cast in 2020).
●	Our compensation programs follow best practices, including: no tax gross-ups in severance arrangements and change in control agreements, no tax gross-ups on perquisites, double trigger vesting provisions requiring a change in control and qualifying termination of employment, a comprehensive recoupment (“clawback”) policy relating to equity and cash incentive compensation for all executive officers, robust stock ownership guidelines for directors and executive officers and a policy against hedging or pledging of Company stock.

Please see “Item 2—Advisory Vote to Approve Compensation of Named Executive Officers” for more information.

Frequency of Advisory Votes on Executive Officer Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to vote on an advisory (non-binding) basis on the frequency with which the Company should conduct any required shareholder advisory vote on named executive officer compensation.

Based on input from our shareholders, the preference evident from voting results at other companies similar in size to ours, and our priority on regular, proactive engagement with our shareholders, the Board of Directors recommends that the Say on Pay vote continue to be held every year.

Please see “Item 3—Advisory Vote Regarding Frequency of Future Advisory Votes on Named Executive Officer Compensation” for more information.

Auditors

The Board recommends that the shareholders approve the selection of Ernst & Young as our registered independent public accounting firm for fiscal year 2023. Please see “Item 4—Approval of Registered Independent Public Accounting Firm” for more information, including the amount of fees for services provided by Ernst & Young in 2021 and 2022.

Shareholder Proposal Regarding Shareholder Ratification of Termination Pay

The Board recommends shareholders vote against the proposal regarding shareholder ratification of termination pay. Please see “Item 5—Shareholder Ratification of Termination Pay” for more information.

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STANLEY BLACK & DECKER, INC.

1000 Stanley Drive
New Britain, Connecticut 06053
Telephone: 860-225-5111

PROXY STATEMENT FOR THE APRIL 21, 2023 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Stanley Black & Decker, Inc. (the “Company”, “we”, “us” or “our”), a Connecticut corporation, to be voted at the 2023 Annual Meeting, and any adjournment or postponement thereof (the “Annual Meeting”), to be held on the date, at the time and place, and for the purposes set forth in the foregoing Notice. No business may be transacted at the Annual Meeting other than the business specified in the Notice of the Annual Meeting, business properly brought before the Annual Meeting at the direction of the Board of Directors, and business properly brought before the Annual Meeting by a shareholder who has properly given notice to the Company’s Secretary under our Bylaws. Management does not know of any matters to be presented at the Annual Meeting other than the matters described in this Proxy Statement. If, however, other business is properly presented at the Annual Meeting, the proxy holders named in the accompanying proxy will vote the proxy in their discretion.

ITEM 1—ELECTION OF DIRECTORS

At the 2023 Annual Meeting, the shareholders will be asked to elect all of the nominees set forth below to the Board of Directors, and each nominee has consented to serving as a nominee, being named in this Proxy Statement, and serving on the Board until the 2024 Annual Meeting if elected.

After over 15 years of service on the Board of Directors, each of Carlos M. Cardoso and Robert B. Coutts will retire from the Board of Directors effective as of the Annual Meeting. As a result, ten directors have been nominated for election at the Annual Meeting.

The Board of Directors recommends a vote FOR the nominees. If, for any reason, any nominee should not be a candidate for election at the time of the Annual Meeting, the proxies may be voted, at the discretion of those named as proxies, for a substitute nominee or the Board may reduce its size.

Information Concerning Nominees for Election as Directors

DONALD ALLAN, JR. President and Chief Executive Officer of the Company
Director Since 2022 Age 58 Committees Served: ● Executive

Expertise

As Chief Executive Officer of the Company, Mr. Allan provides the Board with knowledge of the daily workings of the Company and also with the essential experience and expertise that can be provided only by a person who is intimately involved in running the Company. Mr. Allan’s service on the Board and as Chief Executive Officer of the Company provides seamless continuity of leadership for the Board and management.

Business Experience

Mr. Allan has served as President and Chief Executive Officer of the Company since July 2022.
Mr. Allan joined the Company in 1999 as Assistant Controller. He was named Corporate Controller in 2000, Vice President and Corporate Controller in 2002, Vice President and Chief Financial Officer in 2009, Senior Vice President and Chief Financial Officer in 2010, Executive Vice President and Chief Financial Officer in 2016, and President and Chief Financial Officer in April 2021. Before he joined the Company, Mr. Allan held financial management positions of increasing responsibility with Loctite Corporation and spent nine years at Ernst & Young.

Other Current Public Company Directorships

●    None

Past Public Company Directorships (Last 5 Years)

●    None

ANDREA J. AYERS Retired President and Chief Executive Officer of Convergys Corporation
Independent Director Since 2014 (elected Chair in 2022) Age 58 Committees Served: ● Compensation and Talent Development ● Executive (Chair) ● Finance and Pension

Expertise

Ms. Ayers’ experience transforming Convergys Corporation from a company with three business lines to a customer management solutions company with approximately 125,000 employees worldwide provides critical insight as the Board navigates important strategic decisions related to the Company’s transformation and its global operations. Her expertise in customer management analytics, technology, and human capital management provides an important and unique perspective to the Board.

Business Experience

Ms. Ayers served as President and Chief Executive Officer of Convergys Corporation from November 2012 through October 2018, and a director of Convergys from October 2012 through October 2018. From 2008 to 2012, Ms. Ayers served as President of Convergys Customer Management Group Inc., and from 2010 to 2012, Ms. Ayers also served as Chief Operating Officer of Convergys Customer Management Group Inc.

Other Current Public Company Directorships

●   United States Steel Corporation (2023 to present)

Past Public Company Directorships (Last 5 Years)

●   Convergys Corporation (2012 to 2018)

●   Endurance International Group Holdings, Inc. (2019 to 2021)

PATRICK D. CAMPBELL Retired Senior Vice President and Chief Financial Officer of 3M Company
Independent Director Since 2008 Age 70 Committees Served: ● Audit (Chair) ● Compensation and Talent Development ● Executive

Expertise

Mr. Campbell brings extensive finance and global leadership experience to the Board, having served as Chief Financial Officer of 3M Company. This experience enhances Board oversight of the Company’s long-term plan, particularly as it relates to decisions related to finance, capital allocation, global operations, and corporate strategy.

Business Experience

Mr. Campbell served as Senior Vice President and Chief Financial Officer of 3M Company from 2002 to 2011. Prior to his tenure with 3M, Mr. Campbell had been Vice President of International and Europe for General Motors Corporation where he served in various finance-related positions during his 25-year career with that company.

Other Current Public Company Directorships

●    Newell Brands Inc. (2018 to present)

●    Herc Holdings, Inc. (2016 to present; Chair)

Past Public Company Directorships (Last 5 Years)

●    SPX Flow, Inc. (2015 to 2022)

DEBRA A. CREW Chief Operating Officer of Diageo plc
Independent Director Since 2013 Age 51 Committees Served: ● Compensation and Talent Development (Chair) ● Executive ● Finance and Pension

Expertise

Ms. Crew brings a breadth of marketing, operations and strategy experience to the Board, underscored by her executive roles at Diageo, R.J. Reynolds, and PepsiCo. Ms. Crew’s global perspective, combined with proven commercial excellence at leading consumer products companies, provides the Board with critical insights.

Business Experience

Since July 2022, Ms. Crew has served as Chief Operating Officer of Diageo plc, a global leader in beverage alcohol. From July 2020 to July 2022, she served as President, North America and Global Supply, Diageo plc. From January 2017 to December 2017, she served as President and Chief Executive Officer of Reynolds American Inc. Prior to that, she served as President and Chief Commercial Officer of R.J. Reynolds Tobacco Co. from October 2014 to October 2015 and as President and Chief Operating Officer of the company effective October 2015 to December 2016. Before joining R.J. Reynolds Tobacco, Ms. Crew served as President and General Manager, PepsiCo North America Nutrition from August 2014 to September 2014, as President, PepsiCo Americas Beverages from August 2012 through August 2014 and as President, Western European Region of PepsiCo Europe from April 2010 through August 2012. Prior to her tenure with PepsiCo, Ms. Crew held positions of increasing responsibility at Kraft Foods, Nestlé S.A. and Mars, Inc. from 1997 to 2010. From 1993 to 1997, Ms. Crew served as a captain in the United States Army in military intelligence.

Other Current Public Company Directorships

●   None.

Past Public Company Directorships (Last 5 Years)

●   Mondelez International Inc. (2018 to 2021)

●   Newell Brands Inc. (2018 to 2020)

●   Diageo plc (2019 to 2020)

MICHAEL D. HANKIN President and Chief Executive Officer of Brown Advisory Incorporated
Independent Director Since 2016 Age 64 Committees Served: ● Audit ● Executive ● Finance and Pension (Chair)

Expertise

Mr. Hankin’s experience building and running a complex global financial company, evidenced by successfully growing Brown Advisory Incorporated from approximately $1.5 billion assets under management to over $130 billion during his tenure, gives the Board a unique perspective on finance, capital allocation, global operations, and corporate strategy. His familiarity with financial and investment planning and analysis, his understanding of capital structure and valuation issues, and his experience with cybersecurity make him a valuable resource for the Board and management.

Business Experience

Since 1998, Mr. Hankin has served as Chief Executive Officer of Brown Advisory Incorporated, an independent investment firm that provides investment solutions to individuals, families, nonprofits and institutions globally. From 1993 to 1998, Mr. Hankin served as Executive Vice President and Chief Operating Officer of Alex Brown Investment Advisory & Trust Company, a subsidiary of Alex Brown Incorporated, where he helped create the business that became Brown Advisory. Prior to that, Mr. Hankin was a partner at Piper & Marbury (now DLA Piper) where he specialized in business and tax law.

Other Current Public Company Directorships

●   None.

Past Public Company Directorships (Last 5 Years)

●   None.

ROBERT J. MANNING Retired Chairman and Chief Executive Officer of MFS Investment Management
Independent Director Since 2022 Age 58 Committees Served: ● Compensation and Talent Development ● Corporate Governance

Expertise

Mr. Manning’s more than three decades of financial services, investment stewardship, and leadership experience, enables him to provide vital insights to the Board and management related to risk management, capital allocation, financial planning, and ESG. The wealth of experience Mr. Manning has gained throughout his financial career enables the Board to gain a more thorough understanding of investors’ perspectives and how to incorporate those perspectives into their oversight of the Company’s long-term strategic plan.

Business Experience

Mr. Manning joined MFS in 1984 as a Fixed Income Research Analyst and held several positions with increasing responsibility within the firm’s Investment division, including Fixed Income Portfolio Manager, Fixed Income Strategist and Director of Fixed Income Research. In 2004, he was named Chief Executive Officer and Chief Investment Officer. Mr. Manning added the chair role in 2010 and was named co-CEO in 2015. He became Executive Chairman in 2017 and served as
Non-Executive Chairman from 2021 to 2022.

Other Current Public Company Directorships

●   None.

Past Public Company Directorships (Last 5 Years)

●   None.

ADRIAN V. MITCHELL Executive Vice President and Chief Financial Officer of Macy’s, Inc.
Independent Director Since 2022 Age 48 Committees Served: ● Audit ● Corporate Governance

Expertise

Mr. Mitchell’s extensive background in corporate strategy and finance, coupled with his operations experience and expertise in technology, digital, data, and advanced analytics make him a critical resource for the Board and management team. Having served in multiple leadership positions at consumer product companies, including Macy’s, Arhaus, and Crate and Barrel, Mr. Mitchell provides a unique industry-specific perspective to the Board.

Business Experience

Mr. Mitchell joined Macy’s, Inc. in November 2020 as Executive Vice President and Chief Financial Officer. Prior to joining Macy’s, Mr. Mitchell was Managing Director and Partner in the Digital BCG and Consumer Practices of Boston Consulting Group (BCG). From 2016 to 2017, he served as Chief Executive Officer of Arhaus LLC, a home furnishings retailer. Prior to his tenure at Arhaus, Mr. Mitchell held positions of increasing responsibility at Crate and Barrel. He joined Crate and Barrel in 2010 as Chief Financial Officer. In 2011, he took on the additional responsibilities of Chief Operating Officer and, from 2014 to 2015, he also concurrently served as interim CEO. He previously held management positions at Target Corporation from 2007 to 2010 including director of strategy and interactive design for target.com and director of innovation and productivity, leading enterprise-wide projects for Target Corporation. Mr. Mitchell began his career and spent approximately 10 years at McKinsey & Company, Inc. where he co-founded the North American Lean Operations Retail Practice.

Other Current Public Company Directorships

●    None.

Past Public Company Directorships (Last 5 Years)

●    None.

JANE M. PALMIERI President, Industrial Intermediates & Infrastructure of Dow Inc.
Independent Director Since 2021 Age 53 Committees Served: ● Corporate Governance ● Finance and Pension

Expertise

Ms. Palmieri’s demonstrated record leading global industrial operating segments, in addition to her experience in sales, digital marketing innovation, M&A, and operations, helps the Board oversee the broad array of challenges the Company faces. Ms. Palmieri’s engineering background and expertise in product design, with a focus on sustainability and energy efficiency, makes her an important resource for the Board and management team.

Business Experience

As President, Industrial Intermediates & Infrastructure of Dow Inc., Ms. Palmieri oversees an industry-leading portfolio of businesses, including Polyurethanes, Chlor-Alkali & Vinyl, Construction Chemicals and Industrial Solutions. In addition, she has executive oversight for Dow business in Asia Pacific. Ms. Palmieri has more than 20 years of experience with Dow. Prior to her current responsibilities, Ms. Palmieri held the role of business president, Dow Building & Construction. She has also held a variety of business roles throughout her career, spanning marketing, sales, new business development and business operations in several Dow businesses, including Dow Automotive, Dow Specialty Chemicals, Dow Coating Solutions, and Dow Solar.

Other Current Public Company Directorships

●    None.

Past Public Company Directorships (Last 5 Years)

●    None.

MOJDEH POUL Retired Executive Vice President, Health Care Business Group of 3M Company
Independent Director Since 2021 Age 59 Committees Served: ● Audit ● Corporate Governance

Expertise

Ms. Poul brings a wide range of experience to the Board, including product engineering and development, sales and marketing, corporate strategy, and government relations. Throughout her career, Ms. Poul has built and led high-performing teams across different functions, businesses, and geographies, including in highly regulated industries and businesses requiring strong market development expertise.

Business Experience

Ms. Poul’s 3M career began in 2011 when she joined the Health Care Business Group as the Global Marketing Leader for the Critical and Chronic Care Solutions Division. In the years following, she held global leadership roles in the Food Safety and Infection Prevention businesses before being named President and General Manager of 3M Canada in 2016, then executive vice president of 3M’s Safety & Graphics Business Group in 2018 and then executive vice president of 3M’s Health Care Business Group in 2019. Prior to 3M, Ms. Poul held several leadership roles of increasing responsibility with Medtronic and Boston Scientific.

Other Current Public Company Directorships

● None.

Past Public Company Directorships (Last 5 Years)

● None.

IRVING TAN Executive Vice President, Global Operations of Western Digital Corporation
Independent Director Since 2020 Age 52 Committees Served: ● Audit ● Corporate Governance (Chair) ● Executive

Expertise

Mr. Tan’s expertise in digitization and innovation, and in developing and implementing a global operating strategy, is critical to the Board as it oversees the Company’s innovation efforts. Mr. Tan’s global perspective and deep knowledge of Asian markets, in addition to his expertise in operating strategy are critical to the Board as it oversees the Company’s long-term strategy.

Business Experience

Mr. Tan has served as Executive Vice President, Global Operations of Western Digital Corporation since March 2022. Mr. Tan previously served as Chairman, Asia-Pacific Japan & China at Cisco from 2020 to February 2022. Prior to that, he was Executive Vice President and Chief of Operations where he was responsible for the development and implementation of Cisco’s operating strategy, targeting growth through productivity improvements and innovation across all core business functions. He also led Cisco’s transformation to an end-to-end digital company. Prior to that role,
Mr. Tan held positions of increasing responsibility, including serving as the leader of Cisco
Asia-Pacific and Japan (APJ), leader of Cisco ASEAN, leader of Cisco Singapore and Brunei, and senior manager in both Enterprise Sales Operations and Managed Services. Before joining Cisco, Mr. Tan was a principal at A.T. Kearney, a management consultancy firm specializing in mergers and acquisitions and merger integration in IT and communications. He also worked at Hewlett-Packard as business-unit leader for the APJ Communications and Media Solutions Group.

Other Current Public Company Directorships

●    None.

Past Public Company Directorships (Last 5 Years)

●    None.

Board of Directors

Nomination Process. All candidates for Board membership are evaluated by the Corporate Governance Committee. In evaluating candidates, including existing Board members, the Corporate Governance Committee considers an individual candidate’s personal and professional responsibilities and experiences, the composition of the Board, including diversity, and the challenges and needs of the Company in an effort to ensure that the Board is comprised of a diverse group of members who are positioned to best serve the needs of the Company and its shareholders. In addition to recommendations from directors, management, and shareholders, the Corporate Governance Committee may also consider recommendations from third-party search firms retained for this purpose, whose function is to assist in identifying qualified candidates. In general, and in giving due consideration to the composition of the Board at the time a candidate is being considered, the Corporate Governance Committee considers a potential nominee’s or director’s:

●	integrity and demonstrated high ethical standards;
●	experience with business administration processes and principles and risk management;
●	ability to express opinions, raise difficult questions, and make informed, independent judgments;
●	knowledge, experience, and skills in one or more specialty areas (such as accounting or finance, legal, regulatory or governmental affairs, human capital management, product development, manufacturing, technology, digitization and cybersecurity, global operations, real estate or corporate strategy, among others);
●	ability to devote sufficient time to prepare for and attend Board meetings;
●	willingness and ability to work with other members of the Board in an open and constructive manner;
●	ability to communicate clearly and persuasively; and
●	diversity with respect to other characteristics, which may include, gender, age, ethnicity, race, nationality, skills and experience.

Shareholder Nominations and Recommendations of Candidates. Shareholders who wish to recommend individuals to be considered by the Corporate Governance Committee may do so by contacting us through the Corporate Secretary, Stanley Black & Decker, Inc., 1000 Stanley Drive, New Britain, CT 06053.

All shareholder recommendations for director candidates are evaluated in the same manner as other director candidates.

Shareholders wishing to nominate a director should follow the specific procedures and requirements set forth in Article II, Section 3 of the Company’s Bylaws or comply with the proxy access Bylaw, as discussed below.

Any notice of director nomination submitted to the Company, other than through the proxy access Bylaw, must include the additional information required by Rule 14a-19(b) under the Exchange Act.

Proxy Access. The Company’s Bylaws permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the outstanding common stock of the Company continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the shareholder(s) and the nominee(s) satisfy the procedures and requirements specified in Article II, Section 6, of the Company’s Bylaws.

Qualifications of Directors and Nominees. The Board is committed to maintaining a diverse and well-rounded membership, complete with qualifications, skills and experience that support not only the Company’s business needs, but that also provide independent and objective oversight of the Company’s strategy and business model. Over the years, the Board has developed a deep and varied skill set, with a membership that reflects a comprehensive spectrum of both professional and personal experiences. The Board continues to focus its efforts on identifying candidates that add to, or otherwise complement, the skills and qualifications of its existing members.

The Board is committed to diversity and inclusion at the Board level and throughout the Company, and its leadership. Specifically, the Corporate Governance Committee will take reasonable steps to include diverse candidates with respect to gender, ethnicity, race, nationality, age, skills and experience in the context of the needs of the Board in the pool of potential candidates under consideration.

The Corporate Governance Committee and the Board carefully considered the qualifications, skills and experience of each nominee when concluding that this year’s nominees should serve on the Board. The chart below highlights certain of the diverse sets of skills, knowledge, background and experience that are represented by the director nominees named in this Proxy Statement:

Skills and Experience
Active Executive experience provides current insight into the best practices and challenges of leading a complex organization.	✓	–	–	✓	✓	✓	✓	✓	✓	✓
CEO experience provides insight into leading a complex organization like ours with transparency and integrity.	✓	✓	–	✓	✓	✓	–	–	–	–
Public Company/Corporate Governance furthers our goals of transparency, protection of shareholder interests and implementation of best practices in corporate governance.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Social Responsibility experience is important in managing risk and furthering long-term value creation for shareholders by operating in a sustainable and responsible manner.	–	✓	✓	–	✓	✓	–	✓	✓	✓
Digital experience is relevant to understanding and evaluating the Company’s efforts in areas such as eCommerce and data and analytics.	–	✓	–	–	–	✓	✓	✓	✓	✓
Finance/Capital Allocation experience enables effective monitoring of the Company’s financial reporting and control environment; assessment of its financial performance; oversight of mergers and acquisitions: and ensuring appropriate shareholder return.	✓	✓	✓	–	✓	✓	✓	–	✓	✓
Legal/Regulatory/Government Affairs experience enhances understanding of legal matters and public policy issues.	–	–	–	✓	✓	✓	–	–	✓	✓
Human Capital experience is relevant to effective review of our efforts to recruit, retain and develop top talent.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Product Development experience provides insight into ideation, research and development, and commercialization of products and services.	–	–	✓	✓	–	✓	–	✓	✓	–
Manufacturing/Logistics/Supply Chain experience enhances the Board’s ability to oversee cost-effective, technology-driven manufacturing and logistics processes.	✓	–	✓	✓	–	–	✓	✓	✓	✓
Global Operations experience facilitates assessment of the Company’s complex, international operations.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
M&A and Corporate Strategy experience provides insight into assessing M&A opportunities for a strategic fit, strong value creation potential and clear execution capacity.	✓	✓	✓	✓	✓	✓	–	✓	✓	✓
Risk Management experience is important to the identification and mitigation of significant risks.	✓	✓	✓	✓	✓	✓	–	✓	✓	–
Innovation/Technology/Cybersecurity experience enhances the Board’s ability to appraise our progress in executing the strategy of becoming known as one of the world’s leading innovators.	–	✓	✓	✓	✓	✓	✓		✓	✓
Sales/Marketing/Brand Management experience provides insights into the sales and marketing process and increasing the perceived value of our brands in the marketplace.	–	–	✓	✓	–	✓	✓	✓	✓	✓

Climate-Related Risk experience strengthens the Board’s oversight of environmental policies, ESG initiatives and reporting.	–	–	–	–	✓	✓	–	✓	–	–
Diversity, Equity and Inclusion experience strengthens the Board’s oversight of diversity, equity and inclusion efforts, corporate citizenship, social responsibility and workplace culture.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Director Nominee Tenure and Age and Board Refreshment. The tenure of our director nominees ranges from a year to more than 10 years, and the Board believes maintaining varying lengths of service provides a balance between new ideas and longstanding Company knowledge and valuable insight. Our director nominees reflect a wide age range, providing a range of experience and expertise. See more information below:

Corporate Governance

Board Leadership Structure. Andrea J. Ayers began serving as the independent Chair of the Board effective as of April 22, 2022. Under the terms of the Company’s Bylaws and Corporate Governance Guidelines, the Chair presides at all meetings of the Board and, jointly with the Chief Executive Officer, establishes a schedule of agenda subjects to be discussed during the year at the beginning of each year and the agenda for each Board meeting. If the Chair is not present, the directors present will designate a person to preside.

The Board believes this structure, characterized by an independent Chair and the CEO serving as a member of the Board to provide a management perspective, gives our Board a strong leadership and corporate governance structure with well-defined governance duties and best serves the needs of the Company and its shareholders. Our Board regularly evaluates its leadership structure and weighs the input from its shareholder engagement in determining whether any changes to its leadership structure, depending on the circumstances of the Company, would be in the best interests of the Company and its shareholders.

Stock Ownership Policy for Non-Employee Directors and Executive Officers. The Board adopted a policy, Stock Ownership Guidelines for Non-Employee Directors, pursuant to which non-employee directors are required to acquire shares having a value equal to 500% of the annual cash retainer within five years of becoming a director and are expected to maintain such ownership level during their tenure in accordance with the policy. Directors generally elect to defer their fees in the form of Company common stock until they have met this requirement and may opt to continue to defer their fees even after they have acquired the minimum share value. A copy of this policy can be found on the “Governance Documents” section of the Company’s website at www.stanleyblackanddecker.com (which appears under the “Investors” heading and the “Governance” subheading). For information about the stock ownership policy for executive officers, please see the “Executive Officer Stock Ownership Policy” section of this Proxy Statement beginning on page 48.

Meetings. The Board of Directors met nine times during 2022. The Board’s standing committees met the number of times shown below:

Committee	Number of Meetings
Executive(1)	0
Audit	6
Corporate Governance	6
Finance and Pension	4
Compensation and Talent Development	5
(1)	Given the regular cadence of Board and committee meetings throughout the year, no meetings of the Executive Committee during 2022 were necessary.

The members of the Board serve on the committees as described in their biographical material on pages 2–8 (see also the summary chart on page ix). In 2022, no incumbent director then serving on the Board attended fewer than 75% of the aggregate of the total number of Board of Director meetings and committees on which the incumbent director served. Although the Company has no formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meetings, all of the members then serving attended the 2022 Annual Meeting.

Director Independence. The Board of Directors has adopted Director Independence Guidelines which are available on the “Governance Documents” section of the Company’s website at www.stanleyblackanddecker.com (which appears under the “Investors” heading and the “Governance” subheading). The Board of Directors has made the determination that all Director nominees standing for election, except Mr. Allan, are independent according to the Director Independence Standards, the applicable rules and regulations of the Securities and Exchange Commission, and the New York Stock Exchange listing standards. It is the policy of the Board of Directors that every member of the Audit, Corporate Governance, Compensation and Talent Development and Finance and Pension Committees should be an independent director. The charters of each of these committees and the Board of Directors Corporate Governance Guidelines are available on the “Governance Documents” section of the Company’s website at www.stanleyblackanddecker.com (which appears under the “Investors” heading and the “Governance” subheading) or upon written request to Stanley Black & Decker, Inc., 1000 Stanley Drive, New Britain, Connecticut 06053, Attention: Investor Relations. Changes to any committee charter, the Director Independence Standards or the Corporate Governance Guidelines will be reflected on the Company’s website.

Our Board administers its strategic planning and risk oversight function as a whole and through its Board committees. The following outlines the responsibilities and areas of oversight of our Board committees:

Executive Committee	Exercises the delegated powers of the Board of Directors during intervals between meetings of the Board to the extent permitted by law.
Audit Committee

Assists the Board in monitoring (1) the integrity of the financial statements, accounting and financial reporting processes and systems of internal accounting and financial controls of the Company, (2) the qualifications and independence of the Company’s independent auditor, (3) the performance of the Company’s internal audit function and independent auditor, (4) the evaluation of the Company’s risk and policies for risk management and assessment and (5) the compliance by the Company with legal and regulatory requirements. In carrying out these responsibilities, the Audit Committee:

●   has sole authority to appoint or replace the Company’s independent auditor and is directly responsible for the compensation, terms of engagement, oversight and evaluation of the work of the Company’s independent auditing firm for the purpose of preparing or issuing an audit report or related work;

●   reviews the scope of the audit with the independent auditors and the internal auditing department;

●   approves in advance audit and non-audit services;

●   reviews with the independent auditors and the Company’s internal auditors their activities and recommendations, including their recommendations regarding internal controls and critical accounting policies;

●   considers periodic rotation of the Company’s independent auditor and reviews and evaluates the lead partner;

●   meets periodically with the independent auditors, the internal auditors, and management in separate executive sessions, each of whom has direct and open access to the Audit Committee;

●   reviews and preapproves related party transactions;

●   reviews and discusses with management and the Company’s independent auditor the Company’s annual and quarterly financial statements prior to the filing of the relevant periodic report;

●   discusses with management the Company’s earnings press releases, including the use of non-GAAP financial information and key performance indicators;

●   oversees cybersecurity oversight, including, among other things, periodic briefings from senior management; and

●   oversees the Company’s compliance and risk oversight function.

The Board of Directors has determined that Patrick D. Campbell, Michael D. Hankin and Adrian V. Mitchell meet the requirements for being an Audit Committee Financial Expert as that term is defined in Item 407(d)(5)(ii) of Regulation S-K and that all members are financially literate under the current New York Stock Exchange listing standards.

Ernst & Young is the Company’s independent auditing firm. The Audit Committee reviewed its relationship with Ernst & Young, considered Ernst & Young’s independence, including whether there exist any potential conflicts of interest, and determined that the continued engagement of Ernst & Young did not raise any conflict of interest or other concerns that would adversely impact Ernst & Young’s independence.

Corporate Governance Committee

Evaluates candidates and makes recommendations to the Board of Directors as to Board membership, as well as:

●   seeks individuals qualified to become Board members, including through evaluating input from shareholders and third-party search firms if retained and engaged, concerning potential candidates, and recommends to the Board the director nominees to stand for election at annual or special meetings of shareholders;

●   recommends Board committee membership and committee chairs and non-employee director compensation;

●   reviews and makes recommendations to the Board regarding director independence;

●   leads the review and assessment of and recommends any changes to the Company’s Corporate Governance Guidelines;

●   oversees the annual evaluations of Board and committee performance;

●    reviews shareholder proposals and annual shareholder engagement feedback, and makes recommendations to the Board;

●    reviews the Company’s policies, objectives and practices with respect to the Company’s ESG strategy and reporting and related public communications; and

●   approves policy guidelines on charitable contributions.

The procedures and processes followed by the Corporate Governance Committee in connection with the consideration and determination of non-employee director compensation are described below under the heading “Director Compensation.”

Compensation and Talent Development Committee (the “Compensation Committee”)

Has overall responsibility for evaluating and making recommendations to the Board regarding the Company’s compensation strategy, plans, policies and programs as they affect the CEO and other senior executives, including:

●   reviewing on a periodic basis the operation and structure of the Company’s compensation programs;

●   reviewing, at least annually, and approving, upon consultation with the Board, the corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance and determining and approving the CEO’s compensation level;

●   reviewing, at least annually, and making recommendations to the Board regarding the annual compensation and annual incentive opportunities of other senior executives and equity-based plans for other senior executives as well as periodically reviewing and making recommendations to the Board regarding incentive awards and opportunities, employment and severance agreements and other arrangements and any change-in-control agreements or provisions affecting elements of compensation and benefits for the CEO and other senior executives;

●   overseeing the Company’s talent development strategy and succession planning for the CEO and the other executive officers;

●   reviewing the shareholder engagement process, results and feedback received with respect to executive compensation and talent management matters; and

●   retaining, in its sole discretion, the advice of a compensation consultant, independent legal counsel or other adviser, including direct responsibility for the appointment, compensation and oversight of the work of any such adviser and for the evaluation of such adviser’s independence under the applicable NYSE listing standards.

No management employees participated in executive sessions relating to compensation arrangements for our CEO. The procedures and processes followed by the Compensation Committee in connection with the consideration and determination of executive compensation are described on page 28 under the heading “Compensation Discussion & Analysis.”

The Compensation Committee has retained Pay Governance LLC (“Pay Governance”) as an independent compensation consultant to advise the Compensation Committee. The Compensation Committee reviewed its relationship with Pay Governance, considered Pay Governance’s independence, including whether there exist any potential conflicts of interest, and determined that the engagement of Pay Governance did not raise any conflict of interest or other concerns that would adversely impact Pay Governance’s independence. In reaching this conclusion the Compensation Committee considered various factors, including the six factors set forth in the NYSE listing standards regarding compensation advisor independence. The Compensation Committee has sole authority to retain or terminate Pay Governance as its independent compensation consultant and to approve its fees and other terms of engagement. The role of Pay Governance in determining and recommending the amount and form of compensation for our executive officers is discussed under “Role of Independent Compensation Consultant” in the Compensation Discussion and Analysis on page 47.

Finance and Pension Committee

Advises in major areas concerning the finances of the Company, including:

●   reviewing the financial condition of the Company;

●   setting retirement policies, overseeing management’s administration of retirement plans and approving amendments to retirement plans and related trusts;

●   analyzing and advising on fundamental corporate changes in capital structure;

●   advising and assisting in matters such as short-term investments, credit liabilities, financings, interest rate hedges, swaps and other similar transactions; and

●   reviewing the Company’s enterprise risk management process.

Executive Sessions of the Board. Pursuant to the Corporate Governance Guidelines, the non-management directors meet in executive session at each regularly scheduled Board meeting. The Chair presides over these meetings.

Communicating with the Board. Shareholders or others wishing to communicate with the Chair, the Board generally, or any specific member of the Board of Directors may do so by mail addressed to Stanley Black & Decker, Inc., c/o Corporate Secretary, 1000 Stanley Drive, New Britain, Connecticut 06053.

Code of Business Ethics. The Company has adopted a Code of Business Ethics applicable to all of its directors, officers and employees worldwide and a Supplemental Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Copies of these documents are available on the “Governance Documents” section of the Company’s website at
www.stanleyblackanddecker.com (which appears under the “Investors” heading and the “Governance” subheading). Copies are also available upon written request addressed to Stanley Black & Decker, Inc., 1000 Stanley Drive, New Britain, Connecticut 06053, Attention: Investor Relations.

Talent Development and Succession Planning. Pursuant to its charter, the Compensation Committee provides strategic oversight of talent strategy and direction to ensure the Company seeks, develops and retains the right talent for the Company’s needs. The Compensation Committee works with senior management on developing and cultivating succession planning for the CEO and the other executive officers. In addition, taking into account the recommendations of the Compensation Committee, the full Board is responsible for succession planning, including nominating and evaluating senior management successors. The CEO is also involved in the succession planning process, including through making recommendations and reviewing development plans of individuals.

Board and Committee Self-Evaluation. To ensure each of our Board members is contributing to a highly-engaged and inclusive Board of Directors, each committee and the Board undertake a rigorous annual self-evaluation process. This process uses various methodologies that include written questionnaires and interviews, as appropriate. Topics addressed in the self-evaluation process include strategic oversight, board structure and operation, performance of all committees on which the director served during the fiscal year, performance of the Board as a whole, areas for improvement, interactions with and accessibility of management, time allocation, and quality of materials. Directors also provide us with input on key focus areas for the Board in the upcoming fiscal year. The Corporate Governance Committee reviews the feedback received and annually provides the Board and its committees with an assessment of their performance. Based on the feedback received in the evaluation process, the Board and each of the committees develop areas of focus that they believe would benefit from additional attention and potential changes. In addition, the Board continually considers feedback from evaluations as part of the Board refreshment process.

Retirement Policy. Under the terms of the Company’s Corporate Governance Guidelines, unless otherwise authorized by the Board, the retirement of a director should ordinarily occur at the end of the term in which he or she becomes 75 years old.

Service on Other Public Company Boards. Under the terms of the Company’s Corporate Governance Guidelines, directors should advise the Chair of the Board and the Chair of the Corporate Governance Committee in advance of accepting an invitation to serve on another public company board or to serve as a board or committee chair for another public company board. Unless approved by the Board, a director should not serve on more than four other public company boards. If the director is a named executive officer at another public company, the director should not serve on any other public company boards except that other public company and the Company. The Chief Executive Officer should not serve on more than one other board of a public company in addition to the Company’s Board. All of the Company’s directors are currently in compliance with this policy.

Director Continuing Education. Pursuant to the Company’s Corporate Governance Guidelines, the Company regularly provides directors with continuing education on a variety of topics by outside speakers and management. In 2022, subjects covered with Board members included, among other topics, shareholder activism, investor sentiments, regulatory developments, data privacy, corporate governance, cybersecurity, and ESG. In addition, the Company provides all directors with a subscription to Agenda, a weekly corporate publication that focuses on governance issues of interest to directors of public companies. The Corporate Governance Committee encourages directors to periodically attend outside workshops and seminars regarding corporate governance and other topics.

Risk Oversight

As required by our Corporate Governance Guidelines, during the orientation process for new directors, each director receives a presentation from the Company’s senior management that describes the Company’s risk management policies and procedures. Our Audit Committee routinely discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including cybersecurity risk, the Company’s risk assessment and compliance policies. The Audit Committee regularly reviews compliance and disclosure control procedures, including those related to cybersecurity policies, procedures and disclosure. Our Finance and Pension Committee reviews our enterprise risk management process. Our Compensation Committee oversees the operation of the Company’s compensation programs to ensure that the compensation programs do not encourage unnecessary or excessive risk-taking. In addition, the full Board reviews the Company’s risk management program and its efforts to mitigate risks to the Company on at least an annual basis. The Board is committed to having individuals experienced in risk management on the Audit Committee and the Finance and Pension Committee, as well as on the full Board.

ESG Risk Oversight. ESG is an area of significant Board focus. The Corporate Governance Committee oversees the Company’s policies, objectives and practices regarding the Company’s ESG strategy, reporting and public communications, and the full Board reviews the incorporation of ESG goals and metrics into our long-term corporate strategy. The full Board also regularly reviews our human capital management strategy, focusing on areas such as culture, diversity, equity and inclusion, and talent acquisition, retention and development. The Board’s oversight of ESG risks is discussed in more detail in the section “Environmental, Social and Governance (ESG) Commitments” on page 18.

Cybersecurity Risk Oversight. Our Audit Committee oversees our cybersecurity risk exposure and the steps taken by management to monitor and control such exposure. Specifically, our Vice President and Chief Information Officer leads cybersecurity and digital risk management for all technologies across the Company and provides multiple updates each year to the Audit Committee regarding data protection and cybersecurity risks and the Company’s new and existing controls that mitigate them. The Audit Committee regularly briefs the full Board on these matters, and the full Board also receives periodic briefings from management on our cybersecurity program.

We continue to invest in risk management and information security and data privacy measures in order to protect our systems and data from an ever-evolving landscape of threats. Our comprehensive information security program helps to safeguard the confidentiality, integrity, and availability of information assets and ensure regulatory, operational, and contractual requirements are fulfilled. We have adopted an Information Technology Policy that establishes requirements and responsibilities with respect to the protection of the Company’s interests and technology information assets against loss, improper disclosure and unauthorized modification. We regularly educate and share best practices with our employees to raise awareness of cyber threats and our information technology program, creating a culture of shared responsibility for the security of sensitive data and the Company’s network. Every year, all employees are required to take information security and protection training, including specialized training for employees exposed to sensitive information, and to certify their awareness of and compliance with the Information Technology Policy.

We take measures to improve and update our information technology program, including through engaging an independent third party to assess Cyber Security Maturity against industry best practice frameworks. We engage in external certification audits when needed to meet our regulatory obligations or customer requirements.

Related Person Transactions

Pursuant to the Company’s Code of Business Ethics, employees, officers and directors are required to bring any potential conflict of interest to the attention of the General Counsel. The Board has also approved a written Related Party Transactions Policy under which any proposed related party transaction involving directors, officers, nominees for directors or a 5% shareholder of the Company, or an otherwise “related person” as that term is defined in Item 404(a) of Regulation S-K (“Related Person”), shall be brought to the attention of the Company and reviewed by the General Counsel. The General Counsel obtains the facts to determine whether a conflict or potential conflict exists and determines whether the transaction or relationship constitutes a Related Party Transaction or should otherwise be reviewed by the Audit Committee. The Audit Committee is responsible for the review, approval or ratification of Related Party Transactions and may, in its discretion, approve, ratify or take other action with respect to such transactions.

The Company maintains a business relationship with Replacement Parts, Inc. (“RPI”), which purchased approximately $118,197 in products and services from one of the Company’s subsidiaries since the beginning of the Company’s 2022 fiscal year through February 20, 2023. Mr. Robert Raff, interim Co-President & Chief Commercial Officer, Tools & Outdoor, holds equity of RPI and, in November 2018, inherited, jointly with his siblings, interests in a trust holding equity of RPI. These interests, together with Mr. Raff’s direct ownership in RPI, constitute an ownership interest of approximately 5.9% of the equity of RPI. Mr. Raff is also an independent director of RPI.

The Company’s relationship with RPI began in the ordinary course of business prior to Mr. Raff’s becoming an executive officer of the Company and is, and will continue to be, conducted on arm’s-length terms and conditions.

Environmental, Social and Governance (ESG) Commitments

The Company’s business strategy is interdependent with its ESG strategy that encompasses workforce upskilling, product innovation, and environmental preservation, including mitigating the impacts of climate change. These are core business areas that ensure the long-term viability of the Company, its customers, suppliers, employee base, and communities. In 2017, the Company established an ESG strategy with a three-pronged approach to driving positive impact for people, products, and the planet. This strategy included 2030 objectives that were purposefully aligned with the UN Sustainable Development Goals (SDGs) and intrinsically tie to our purpose, For Those Who Make the World™.

The recent acquisitions and divestitures, completed in 2022, prompted the Company to re-baseline its ESG data to reflect the current business portfolio and update its ESG targets to align with the more focused Company, while maintaining continuity with the legacy ESG pillars of people, products, and planet. The updated strategy and targets will be described in more detail within the Company’s 2022 ESG Report. As a preview, the renewed priorities will be:

●	Supporting the long-term viability of the skilled trades that the Company serves and which are integral to thriving economic communities by focusing philanthropic efforts on growing these trades;
●	Driving responsible product innovation by considering sustainability throughout all aspects of the product lifecycle, including material procurement from supply chain partners, product design, manufacturing, distribution and transportation, product use, product service, and end-of-life; and
●	Improving the sustainability of its operations by reducing carbon emissions, waste to landfill, and water use in water-stressed and scarce areas.

Environment

At Stanley Black & Decker, we are focused on making clear progress, across our global enterprise, on reducing our overall operational environmental footprint, including energy (Scope 1 and Scope 2), water and waste. We continue to drive carbon dioxide equivalent (CO2e) reduction across our operations through targeted, sustainable investments. We are also improving our product impacts through circular design and reducing supply chain emissions to support reductions in

Scope 3 CO2e emissions aligned to the Company’s Science-Based Target Initiative-approved target. Our holistic approach considers all lifecycle stages of our products, including material procurement from supply chain partners, product design, manufacturing, distribution and transportation, product use, product service and end-of-life.

Planet Goals

After achieving our ECOSMART™ five-year goals in 2020 to reduce our energy consumption, carbon emissions, waste generation and water consumption by 20% against our 2015 baseline, we quickly set and launched interim targets.
We are currently focused on improving the sustainability of our operations by reducing carbon emissions, waste to landfill and water use in water-stressed and water-scarce areas.

Product Goals

In line with our goal to deliver purpose-inspired innovation, we aim to contribute to the advancement of sustainability in the power tools industry. Our new ESG Product Framework is designed to accelerate the creation and commercialization of ESG-oriented products. This includes new classifications of environmentally and socially beneficial products. In line with our environmental commitment, a new product line, BLACK+DECKER reviva, developed in partnership with Eastman (NYSE: EMN) is the Company’s first sustainability-led power tool offering featuring 50% recycled content in the tool enclosure, 100% paper-based recyclable packaging and concurrently standing up the first U.S. and Canadian wide tool and appliance recycling program. Another 2022 product launch that supports our environmental commitment is our DEWALT bio-based bar and chain oil. The use of chainsaw oil is known as a 100% loss application since there is no way to capture and recycle the oil that is released into the environment. Creating a formula from renewable, sustainable plant oil that is biodegradable is an environmentally responsible solution that DEWALT is proud to offer its customers.

In parallel with our internal operations, we are working to reduce our Scope 3 emissions by engaging with our suppliers to reduce their Scope 1 and 2 emissions. Supported by our supplier engagement process, we have committed to ambitious targets for our supply chain in terms of emissions reductions.

Social

At Stanley Black & Decker, we see fostering an internal culture of inclusion, innovation and well-being as a foundational element of our ESG strategy, making us capable of transforming lives both for our people and in the world around us, reflecting our purpose, For Those Who Make the World™.

People Goals

The Company is supporting the long-term viability of the skilled trades that it serves and which are integral to thriving economic communities by focusing philanthropic efforts on growing the trades. Our signature program, Global Impact Challenge, funds up to $25 million in grants over five years to organizations that deliver skills-building for tradespeople in communities of need. By the end of 2022, the program had committed to grant over $6 million including $1.5 million in tool donations to support global vocational trade programs of select nonprofits and U.S. public schools, serving tradespeople in nearly 20 countries since its inception.

ESG-Related Governance

The Corporate Governance Committee of the Board oversees the Company’s policies, objectives and practices regarding environmental, social and governance strategy. The full Board reviews our long-term ESG strategies and goals as a component of the annual strategic plan review process.

The full Board also regularly reviews our human capital management strategy, focusing on areas such as culture; diversity, equity and inclusion; and talent attraction, development and retention. We have organized additional management governing bodies to guide, review, implement and track our progress against our ESG objectives.

ESG Steering Committees

In 2021, we formed an ESG Executive Steering Committee led by the CEO, which meets biannually to provide overarching strategic support and internal governance on matters related to ESG. Additionally, the business units participate quarterly in an ESG Business Steering Committee that provides a forum for ESG strategy alignment and feedback, review of progress and collaboration on opportunities.

ESG Council

In 2022, we formalized a cross-functional ESG Council comprised of senior leaders representing Corporate Social Responsibility, EHS, DEI, Human Resources, Legal, Accounting and Investor Relations. The Council meets on a monthly basis to discuss ESG program strategy and execution. With a mandate to interpret and govern the strategic direction set forth by the Steering Committees, the Council makes decisions and recommendations that advance our ESG priorities and reporting strategy.

ESG External Advisory Board

We formed an external ESG advisory board to inform our sustainability and social impact strategies and performance, offer key perspectives on emerging issues and to make recommendations for how our strategy can remain current and relevant in relation to evolving circumstances and stakeholder expectations. The ESG Advisory Board meets quarterly.

Reporting

The Company has provided disclosures that align with standardized sustainability reporting provided by the Global Reporting Initiative (GRI) principles. These disclosures were prepared to support the Company’s transparency and disclosure efforts within its 2030 ESG Strategy and have also been mapped to the Sustainability Accounting Standards Board (SASB) standards for our industry. As a member of the United Nations Global Compact (UNGC) we disclose through our UNGC Index our commitment and actions to advance the Sustainable Development Goals (SDGs) within relevant content in our reports, documents and policies that govern our Company. Stanley Black & Decker annually engages a certified third party to provide assurance of certain ESG data, performance information and claims made within our transparency reports. An assurance statement is provided after the certification process.

To learn more about our ESG strategy and sustainability efforts, please visit our website and view our annual ESG reports at www.stanleyblackanddecker.com. As explained in our ESG reports, our goals make a number of assumptions and there are no assurances that those assumptions will be correct.

Human Capital Management

Stanley Black & Decker has a strategic vision to grow as an employer of choice with leading market positions in each of its major categories. The Company’s human capital management fuels every part of the path to this vision. It begins with its Purpose (why we do what we do), Values (intrinsically what we prioritize), Leadership Principles (how we lead), Focus Forward Priorities (what we work on), Operating Model (how we work), and Key Performance Indicators (how we measure success).

To achieve this vision, the Company will be focusing intently on its Focus Forward strategy, which details the long-term focus areas that will guide the journey forward. The priorities include a strong foundation of People & Culture, with Talent Attraction, Development, and Retention being core focus areas. The Company’s People & Culture foundation is something that everyone is responsible for—especially people managers. The Company’s goal is to continue to create an environment where its employees are included and can thrive. The Company remains fully committed to its key priorities of: Health & Safety; Diversity, Equity & Inclusion; Environmental & Social Responsibility; and Integrity & Compliance.

As of December 31, 2022, the Company had approximately 54,200 employees in 59 countries. Approximately 35% of total employees were employed in the U.S. In addition, the Company had approximately 5,700 temporary contractors globally, primarily in operations. The workforce is comprised of approximately 72% hourly-paid employees, principally in manufacturing and distribution centers, and 28% salaried employees. There were approximately 1,000 U.S. employees covered by collective bargaining agreements dispersed among 9 different local labor unions, and a majority of European employees are represented by Works Councils. Two U.S. collective bargaining agreements are scheduled for renegotiation in the next 12 months. The Company strives to maintain a positive relationship with all its employees, as well as the unions and Works Councils representing them, where applicable.

Talent Attraction, Development, and Retention

Attraction

In 2022, the Company invested in expanding its employer of choice branding and building out a global talent acquisition center of excellence. Examples of branding investments include expanding the launch of an app-based technology that allows colleagues to share curated news about the Company externally. Examples of recruiting investments include hiring dedicated talent acquisition resources within the regions to better focus on skill shortages locally.

The Company also has placed an emphasis on university recruiting at historically black colleges and universities and professional associations, such as the Society of Hispanic Professional Engineers, to expand its reach to identify diverse candidates. Approximately 39% of global new hires in 2022 were women versus 37% in 2021, and in the U.S. approximately 39% of new employees were racially or ethnically diverse versus 45% in 2021.

Development

Talent development is a key enabler of the People & Culture pillar of the Company’s Focus Forward strategy. A key part of development is leader and performance feedback. Throughout 2022, the Talent Development team began planning the Company’s annual feedback process in its new Human Capital Management tool, which has a targeted implementation date by the end of 2023. Lifelong learning is supported internally through Stanley Black & Decker University and externally with third-party partners. The Company offers over 50,000 training courses to its colleagues, and employees attended more than 40,000 hours of online voluntary learning in 2022. Additionally, the Company focuses on leadership development anchored around its Leadership Principles and Values, while promoting leadership habits and behaviors that highlight the importance of attributes like empathy, inclusivity and listening.

In 2022, the Company invested in development and talent initiatives for its operations workforce through dedicated operations-focused Workforce Readiness enablement programs. These programs had a dedicated focus on upskilling initiatives, and with future career opportunities across its operations workforce, the Company is educating and developing the workforce together with advancements in manufacturing capabilities. The Company utilized AI-based video technology to help its operations employees learn on-the-job training. In 2022, the Company had 12,932 users with 3,142 published videos and 172,465 workflow views to assist operations employees with on-the-job training.

Retention

The Company monitors organizational health through a variety of channels including employee opinion surveys, townhalls, roundtables, listening sessions, and an internal communications and social collaboration platform called Workplace. The Company’s Human Resources (“HR”) data team shared an interactive cloud-based organizational portal that provides certain leaders with over 30 metrics related to headcount, hiring, and retention to enhance insight from people data and add new dimensions of forward-looking, predictive capability. This data will be available to all people leaders for their direct and indirect teams as the Company launches its new Human Capital Management tool by the end of 2023.

Compensation

Compensation and benefits are globally managed and tailored by country to maintain market competitiveness, and effectively attract, retain, and reward employees. The Company’s portfolio of programs is designed in the context of its compensation philosophy underpinned by the tenets of competitive pay, pay for performance, alignment with shareholder interests, and the Company’s intent to provide fair and equitable pay supporting an inclusive culture. In addition to standard compensation and benefits packages, a sizable portion of managers and select individual contributors receive annual incentives contingent on achievement of business objectives, and all employees are generally eligible for special recognition awards.

Diversity, Equity & Inclusion

The Company is committed to building and nurturing an inclusive culture of passion and belonging where employees feel valued and heard, and are positioned to succeed. As of December 31, 2022, the Chief Executive Officer and his direct staff are comprised of 42% women leaders, versus 36% in 2021, and 25% racially or ethnically diverse leaders versus 36% in 2021. Women represent approximately 35% of the Company’s global workforce versus 33% in 2021. In the U.S., approximately 35% of employees are racially or ethnically diverse versus 34% in 2021.

The Chief Diversity Officer (“CDO”), with the support of a dedicated team of DEI professionals, promotes a broad approach to DEI with the goal of accelerating Company performance, optimizing organizational culture, enhancing transparency, and strengthening accountability. The Company is continuing to execute initiatives across the global workforce designed to foster an inclusive workplace and facilitate equitable career development opportunities.

Management monitors hiring, retention, promotion and continued progress toward achieving the Company’s DEI goals. DEI reviews are regularly completed by management to increase diverse representation at all levels of the organization by
(1) creating consistent visibility to employee demographic data and trends, (2) highlighting women and racially diverse talent, and (3) increasing leadership accountability for creating a diverse and inclusive workplace.

The Company provides training and guidance to employees including inclusive workforce modules. An internal knowledge library of DEI resources is available on the Company intranet. Mentorship programs cultivate talent at the Company by pairing women, people of color, early career talent and DEI leadership development program participants with the Company’s leaders to influence leadership growth and mentor allyship.

The Company has nine Employee Resource Groups (“ERGs”) and two regional inclusion councils. These ERGs are formed around various dimensions of diversity and are open to all employees. The ERGs include Abilities (visible and invisible abilities), African Ancestry, Asian Heritage, Hispanic/Latino/Latinx, Developing Professionals, Pride & Allies

(LGBTQ+), Veterans, Women, and Working Parents. Company executives and leaders actively participate, sponsor and engage with the ERGs. The CEO and direct staff also provide executive sponsorship and support for one or more ERGs, which serves as one of the cornerstones for inclusion and engagement of talent at scale.

The Company launched a racial equity roadmap in 2020 with ten actions to confront racism and social injustice throughout its communities and across the world, which includes specific goals across culture, career, and community focus areas. Each of the ten items were initiated in 2021 and the focus continued in 2022. The Company prioritizes investing in its communities by supporting individuals and organizations that advance DEI goals across regions in which it operates. There is a wide array of program offerings provided through the Company’s DEI external partnership network. Offerings span across multiple demographics (African American, Asian, Hispanic/Latino/Latinx, Disabilities, Women, LGBTQ+) and levels of participation range from early in career through executive level. Through the RISE (Reach. Inspire. Support. Engage.) Community program, the Company provides scholar students access to expanded experiential learning beyond their classrooms. The Company’s mission is to help its RISE scholars discover their passions, expose them to business, technology, STEM career opportunities and help to develop them as leaders.

The Company is a signatory of the Paradigm for Parity coalition, which is committed to addressing the gender gap in corporate leadership. The Company also participates in the Business Roundtable, where many of the largest U.S.-based employers are committed to building a more inclusive environment. The Company was also among the signatories of the CEO Action for Diversity & Inclusion initiative.

Employee Wellness, Health and Safety

The Company is committed to providing competitive benefits to attract and retain talent, which vary by country, including benefits and programs to support the broad wellness of its employees’ healthy lifestyles, mental health, and retirement readiness. The Company also supports its employees and promotes work/life balance through benefits such as paid parental leave, paid time off, flexible work arrangements and virtual/hybrid working model policies.

In 2022, the Company continued its commitment to navigating through the COVID-19 pandemic with employee health and safety as a non-negotiable, foundational priority. Guided by the Company’s Chief Medical Officer, the Company transitioned away from a one-size-fits-all approach to COVID-19 prevention, given the great variability throughout the world in the state of the pandemic. With agility, the Company began the process of transitioning to a future state in which it stands ready with the right tools to re-introduce mitigation strategies where needed, while continuing these mitigation methods in areas of high risk. The Company foresees a future in which it will continue to monitor COVID-19 and any future risks with strategies in place to ensure business continuity and employee health.

The Company’s Environmental, Health and Safety (“EHS”) Management System Plan describes the core elements of EHS responsibility and accountability, including policies and procedures that are designed in alignment with global standards, the Company’s Code of Business Ethics, applicable laws and individual facility needs. EHS requirements apply to all employees and operating locations worldwide, including all manufacturing facilities, distribution centers, warehouses, laboratories, field service centers, retail locations, office locations and mobile units, as well as to the Company’s subsidiaries and joint ventures (in which the Company exercises decision-making control over operations). Legal requirements and responses may vary in the different countries in which the Company’s facilities are located.

Governance and Oversight

The CEO and the management Executive Committee are entrusted with developing and advancing the Company’s human capital strategy which is reviewed annually with periodic updates on progress with the Board. The Chief Human Resources Officer (“CHRO”), who reports directly to the CEO, is charged with the development and stewardship of this strategy on an enterprise-wide basis. This incorporates a broad range of dimensions, including culture, values, labor and employee relations, leadership expectations and capabilities, talent development, performance management and total rewards. Each year, the Company conducts an extensive talent review with its CEO where the leadership team, key talent, and succession plans are reviewed. Afterwards, the CEO or CHRO leads a talent review with the Compensation & Talent Development Committee of the Board and the entire membership of the Board, at least annually.

Code of Business Ethics, Workplace Harassment Prevention, and Managing Unconscious Bias training, among others, are provided to employees and the content is regularly reviewed and updated. All employees have access to the INTEGRITY@SBD platform where support, guidance and resources are available. Employees are encouraged to raise any concerns through multiple channels, including through the confidential Integrity Helpline, without fear of retaliation or retribution.

Additional information regarding the Company’s Human Capital programs and initiatives is available in the Company’s Environmental, Social and Governance Report located under the “Impact” heading of the Company’s website.

Director Compensation

The Corporate Governance Committee is responsible for recommending the compensation program for our non-employee directors to the Board for approval. The Corporate Governance Committee periodically reviews director compensation against market data. Based on that review, the Corporate Governance Committee considers whether any changes in the amount or manner in which the Company compensates its non-employee directors is appropriate and provides its recommendation to the full Board. The Company’s executive officers do not determine or recommend the amount or form of director compensation and the Corporate Governance Committee has not delegated its responsibility to recommend director compensation. During 2022, the Corporate Governance Committee directed its independent consultant, Pay Governance, to conduct an analysis of director compensation and determined that non-employee director compensation was sufficiently aligned with the median for the Company’s Compensation Peer Group (as defined on page 47) and that no changes to director compensation should be recommended to the Board.

During 2022, the annual compensation paid by the Company to its non-employee directors consisted of:

●	a cash retainer of $125,000;
●	a grant of fully vested Restricted Stock Units (“RSUs”) pursuant to the Company’s 2020 Restricted Stock Unit Deferral Plan for Non-Employee Directors (the “Restricted Stock Unit Deferral Plan”), as described below, with a grant date fair value of $160,000; and
●	an allowance of up to $10,000 per year for Company products.

During 2022, the Company paid additional fees to the non-employee directors who chaired the Board and Board committees as follows:

●	Chair of the Board: quarterly grants of fully-vested RSUs pursuant to the Company’s Restricted Stock Unit Deferral Plan, each with a grant date fair value of $50,000;
●	Audit Committee Chair: annual fee of $25,000;
●	Compensation Committee Chair: annual fee of $20,000; and
●	Corporate Governance Committee and the Finance and Pension Committee Chairs: annual fee of $15,000.

The Company offered the Chair of the Board the option to have a home security system with a value of up to $50,000 installed, as well as annual security monitoring with a value of up to $3,000.

In 2018, the Board and our shareholders approved a cap of $750,000 as the maximum total compensation (including the grant date fair value of equity awards, as well as cash retainer fees) that may be paid to any non-employee director in any single fiscal year. The purpose of approving this cap was to establish clear guidelines as to the maximum value of compensation that can be paid to non-employee directors during any single fiscal year. The cap does not represent an increase in non-employee director compensation pay opportunities and the Board intends to continue to provide compensation to our non-employee directors that is consistent with market norms and peer group companies.

Non-employee directors may defer any or all of their cash retainer fees in the form of Company common stock or as cash accruing interest at the five-year Treasury bill rate under the Company’s Deferred Compensation Plan for Non-Employee Directors. In addition, at the end of fiscal year 2019, the Company’s Board of Directors adopted the Restricted Stock Unit Deferral Plan to replace the prior Restricted Stock Unit Plan for Non-Employee Directors in order to (i) provide for the stock settlement of deferred RSU awards (as opposed to cash settlement under the prior Restricted Stock Unit Plan for Non-Employee Directors), and (ii) provide that deferred RSU awards will be settled on or about the 90th day following the non-employee director’s separation from service (either in a lump sum on such date or in specified annual installments). In addition, any dividends that accrue in respect of deferred RSU awards will be reinvested in shares of Company common stock and paid out if and when the underlying award is settled. The Board approved these changes in order to better align non-employee directors’ deferral opportunities with market practices. The Restricted Stock Unit Deferral Plan only applies to prospective awards and does not affect the terms of the cash-settled RSUs granted under the prior Restricted Stock Unit Plan for Non-Employee Directors.

Director Compensation Table

The compensation paid to each of the Company’s non-employee directors during 2022 is as follows:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Andrea J. Ayers	127,575	310,020	—	—	—	12,316	449,911
George W. Buckley	31,250	50,000	—	—	—	13,691	94,941
Patrick D. Campbell	150,000	160,020	—	—	—	10,361	320,381
Carlos M. Cardoso	135,802	160,020	—	—	—	39,988	335,810
Robert B. Coutts	125,000	160,020	—	—	—	38,060	323,080
Debra A. Crew	142,356	160,020	—	—	—	31,405	333,781
Michael D. Hankin	140,000	160,020	—	—	—	17,453	317,473
Robert J. Manning	45,976	—	—	—	—	—	45,976
Adrian V. Mitchell	108,476	160,020	—	—	—	2,724	271,220
Jane M. Palmieri	125,000	160,020	—	—	—	12,664	297,684
Mojdeh Poul	125,000	160,020	—	—	—	9,579	294,599
Irving Tan	129,198	160,020	—	—	—	9,988	299,206

Footnote to Column (b) of Director Compensation Table:

The amounts shown in this column include cash amounts that have been deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors. Mr. Buckley deferred his fees in the form of cash. Eight of the directors deferred their fees in the form of Company common stock, as listed below. The grant date fair value associated with shares deposited to directors’ deferred compensation accounts during 2022 pursuant to their deferral elections, determined in accordance with Financial Accounting Standards Board (“FASB”) Codification Topic 718—Stock Compensation, was as follows: Ms. Ayers, $127,575; Mr. Campbell, $150,000; Ms. Crew, $142,356; Mr. Hankin, $140,000; Ms. Palmieri, $125,000; Ms. Poul, $125,000; and Mr. Tan, $129,198. The amounts shown reflect prorated fees for Mr. Manning, who joined the Board on August 3, 2022, for Mr. Tan and Mr. Cardoso due to the appointment of Mr. Tan as Chair of the Corporate Governance Committee to succeed Mr. Cardoso effective as of September 20, 2022, and for Ms. Ayers and Ms. Crew due to the appointment of Ms. Crew as Chair of the Compensation and Talent Development Committee to succeed Ms. Ayers effective as of February 16, 2022.

Footnote to Column (c) of Director Compensation Table:

The amounts set forth in column (c) reflect the grant date fair value of 1,120 RSUs, with dividend equivalent rights, which were granted to each director, other than Mr. Buckley and Mr. Manning, on April 22, 2022, the date of our 2022 Annual Meeting of Shareholders. In the case of Ms. Ayers and Mr. Buckley, the figure includes quarterly RSU grants with a grant date fair value of $50,000 each for serving as Chair of the Board, with Mr. Buckley receiving one RSU grant with a grant date fair value of $50,000 for his service until retirement on April 22, 2022, and Ms. Ayers receiving three additional RSU grants with an aggregate grant date fair value of $150,000 for her service during the remainder of 2022. These RSUs are fully vested at the time of grant and entitle each recipient to Company common stock plus accrued dividends from the date of grant at the time of settlement. The settlement date is the date specified by the director as the date, or dates, on which distributions are to be made following the date on which the director ceases to be a director of the Company. Distributions may be made in a single lump sum in the first year following the termination of the director’s service or in up to ten equal annual installments, at the election of the director pursuant to the Restricted Stock Unit Deferral Plan. The aggregate grant date fair value associated with the 2022 equity awards determined in accordance with FASB Codification Topic 718—Stock Compensation was approximately $1,800,200.

Footnote to Column (g) of Director Compensation Table:

The amounts set forth in column (g) reflect the aggregate incremental cost to the Company of providing products under the Directors Product Program as follows: Ms. Ayers, $1,100; Mr. Buckley, $1,888; Mr. Campbell, $373; Mr. Cardoso, $10,000; Mr. Coutts, $8,072; Ms. Crew, $1,417; Mr. Hankin, $7,465; Ms. Palmieri, $7,432; and Ms. Poul, $4,337. As a courtesy, the Company extends the annual allowance of up to $10,000 under the Directors Product Program for retired Chairs of the Board for three years following their retirement. Accordingly, Mr. Buckley may elect to use this annual allowance under the Directors Product Program during the three years following his retirement effective as of the 2022 Annual Meeting of Shareholders. However, column (g) only reflects the aggregate incremental cost of the products acquired by Mr. Buckley under this program during the 2022 fiscal year. The amounts set forth in column (g) also reflect the Company’s contributions under its Matching Gift Program to match charitable contributions made by directors, distributed in 2022 as follows: Mr. Cardoso, $20,000; Mr. Coutts, $20,000; and Ms. Crew, $20,000. The Company’s Matching Gift Program applies to all employees, retirees and directors of the Company; pursuant to that program, the Company matches up to $20,000 of total gifts made by a participant to qualified charitable organizations in respect of a fiscal year. The match amount is reported in the proxy statement in the year in which the Company actually disburses the funds, so the Company match reflected in the proxy statement may exceed $20,000 in a particular fiscal year. The amounts set forth in column (g) also reflect the cash value of the dividend equivalents credited to the directors’ outstanding RSU awards in the form of additional shares of common stock under the Restricted Stock Unit Deferral Plan during 2022 as follows: Ms. Ayers, $11,216; Mr. Buckley, $11,803; Mr. Campbell, $9,988; Mr. Cardoso, $9,988; Mr. Coutts, $9,988; Ms. Crew, $9,988; Mr. Hankin, $9,988; Mr. Manning, $0; Mr. Mitchell, $2,724; Ms. Palmieri, $5,232; Ms. Poul, $5,242; and Mr. Tan, $9,988. Dividend equivalents are credited on directors’ RSU awards at the same rate as cash dividends paid on the Company’s common stock.

Director Equity Award Table

The following table sets forth, for each director as of fiscal year-end, the aggregate number of cash-settled RSUs credited to such director under the Company’s Restricted Stock Unit Plan for Non-Employee Directors and the stock-settled RSUs credited to such director under the Restricted Stock Unit Deferral Plan, including additional RSUs credited as a result of dividend equivalents earned with respect to the directors’ accumulated RSUs:

Name	Aggregate RSU Awards Accumulated (#)	Dividend Equivalents Credited on Accumulated RSUs (#)
Andrea J. Ayers	9,852	174
Patrick D. Campbell	19,040	158
Carlos M. Cardoso	21,040	158
Robert B. Coutts	21,040	158
Debra A. Crew	10,382	158
Michael D. Hankin	7,515	158
Robert J. Manning	0	0
Adrian V. Mitchell	1,120	31
Jane M. Palmieri	1,886	67
Mojdeh Poul	1,886	67
Irving Tan	3,311	158

Footnote to Director Equity Award Table:

All RSUs reflected above were fully vested upon grant. The terms of stock-settled RSU awards are described above in footnote (c) to the Director Compensation Table.

Security Ownership of Certain Beneficial Owners

No person or group, to the knowledge of the Company, owned beneficially more than five percent of the outstanding common stock of the Company as of February 27, 2023, except as shown in this table.

(1) Title of class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership		(4) Percent of class
Common Stock $2.50 par value	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	12,938,311	(5,941,266 sole voting power; 0 shared voting power; 12,938,311 sole dispositive power; 0 shared dispositive power)	8.5%

Common Stock $2.50 par value	State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	10,915,259	(0 sole voting power; 10,110,669 shared voting power; 0 sole dispositive power; 10,910,544 shared dispositive power)	7.1%

Common Stock $2.50 par value	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	17,889,032	0 sole voting power; 204,605 shared voting power; 17,262,289 sole dispositive power; 626,743 shared dispositive power)	11.7%

Common Stock $2.50 par value	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,348,165	(9,257,538 sole voting power; 0 shared voting power; 10,348,165 sole dispositive power; 10,348,165 shared dispositive power)	6.8%
*	The information in the foregoing table is drawn from Schedule 13G/A reports filed with the Securities and Exchange Commission on or before February 27, 2023.

Security Ownership of Directors and Officers

Except as reflected in the table below, no director, nominee, or named executive officer owns more than 1% of the outstanding common stock of the Company. As of February 27, 2023, the current executive officers, nominees, and directors as a group owned beneficially less than 1% of the Company’s outstanding common stock. The following table sets forth information regarding beneficial ownership as of February 27, 2023, with respect to the shareholdings of the directors, nominees for director, each of the named executive officers identified in the Summary Compensation Table on page 52, and all directors, nominees for director, and current executive officers as a group. Except as noted below, the named individual has sole voting and investment power with respect to the shares shown.

Name	Shares of Common Stock Owned		Percent of Class Owned
Donald Allan, Jr.	307,525	(1)(2)(4)	*
Andrea J. Ayers	24,444	(3)(7)	*
Patrick D. Campbell	22,651	(3)	*
Carlos M. Cardoso	15,883	(3)	*
Robert B. Coutts	20,404	(3)	*
Debra A. Crew	10,436	(3)	*
Michael D. Hankin	9,174	(3)(8)	*
Janet M. Link	59,444	(1)	*
James M. Loree	719,832	(1)(5)	*
Robert J. Manning	30,000	(6)	*
Adrian V. Mitchell	1,168	(3)	*
Jane M. Palmieri	1,870	(3)	*
Mojdeh Poul	1,870	(3)	*
Robert H. Raff	60,840	(1)(2)	*
Corbin B. Walburger	31,023	(1)(2)	*
John H. Wyatt	140,994	(1)(2)	*
Irving Tan	2,531	(3)	*
Directors, nominees and current executive officers as a group (19 persons)	770,091	(1)–(8)	*
*	Less than 1%
(1)	Includes shares that may be acquired through the exercise of stock options on or before April 28, 2023, as follows: Mr. Allan, 126,775; Ms. Link, 42,783; Mr. Loree, 645,818; Mr. Raff, 30,188; Mr. Walburger, 25,188; Mr. Wyatt, 64,033; and all current executive officers as a group, 301,263. Includes net after-tax shares delivered on February 22, 2023, pursuant to the Company’s 2020–2022 LTIP PSUs as follows: Mr. Allan, 3,377; Ms. Link, 1,120; Mr. Loree, 9,729; Mr. Raff, 514; Mr. Wyatt, 1,646; and all current executive officers as a group, 6,647. Includes estimated net after-tax shares to be delivered on or about March 15, 2023, pursuant to the Company’s 2020 MICP as follows: Mr. Allan, 1,978; Ms. Link, 1,003; Mr. Loree 4,646; Mr. Raff, 360; Mr. Walburger, 583; Mr. Wyatt, 1,358; and all current executive officers as a group, 5,282. The amount for Mr. Walburger does not include 727 shares under his 2020-2022 LTIP PSUs that vested in February 22, 2023 and 1,352 shares under his 2019-2021 LTIP PSUs that vested in February 2022, each of which were deferred under the Stanley Black & Decker, Inc. Deferred Compensation Plan Relating to Long-Term Performance Awards. Such shares will be delivered on July 1 of the calendar year following the year in which Mr. Walburger’s separation from service occurs.
(2)	Includes stock options that would vest upon retirement prior to April 28, 2023, as follows: Mr. Allan, 90,635; Mr. Raff, 24,354; Mr. Wyatt, 36,530; and all executive officers as a group, 151,519. Includes RSUs that would vest upon retirement prior to April 28, 2023, as follows: Mr. Allan, 22,617; Mr. Raff, 5,796; Mr. Wyatt, 8,642; and all executive officers as a group, 37,055.
(3)	Includes the shares credited to those directors who have deferred director fees in the form of Company common stock pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors as follows: Ms. Ayers, 8,944; Mr. Campbell, 22,651; Mr. Cardoso, 15,883; Mr. Coutts, 20,404; Ms. Crew, 10,436; Mr. Hankin, 7,017; Mr. Mitchell, 1,168; Ms. Palmieri, 1,870; Ms. Poul, 1,870; Mr. Tan, 2,531; and all directors as a group, 92,773. Does not include share-settled RSU grants under the Company’s Restricted Stock Unit Deferral Plan for Non-Employee Directors, which shares will be settled on or about the 90th day following the director’s separation from service (either in a lump sum on such date or in specified annual installments).
(4)	Does not include 4,000 shares underlying RSUs granted to Mr. Allan on February 28, 2001, for which delivery has been deferred under The Stanley Works Deferred RSU Plan. These shares will be delivered to Mr. Allan after a six-month holding period following his separation of service with the Company.
(5)	Includes 778 shares held by Mr. Loree as of February 27, 2023, under the Stanley Black & Decker Retirement Account Plan.
(6)	Includes 30,000 shares owned by Mr. Manning’s spouse.
(7)	Includes 15,500 shares of common stock directly held by Ms. Ayers.
(8)	Includes 2,157 shares of common stock held by Mr. Hankin pursuant to an IRA account.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers to file initial reports of their ownership of the Company’s equity securities and reports of changes in such ownership with the Securities and Exchange Commission and the NYSE. Based on a review of copies of such forms, the Company believes that during fiscal year 2022, all of its directors and Section 16 officers were in compliance with the reporting requirements of Section 16(a), with the exception of three inadvertently late Form 4 filings, each reporting one acquisition of phantom stock under the Stanley Black & Decker Supplemental Retirement Account Plan, for Scot Greulach.

Audit Committee Report

In connection with the financial statements for the fiscal year ending December 31, 2022, the Audit Committee reviewed and discussed the audited financial statements with management; discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the acceptability and quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and other matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence; has considered the compatibility of non-audit services with Ernst & Young’s independence; and has discussed Ernst & Young’s independence with Ernst & Young, including whether the firm’s provision of other non-audit related services to the Company is compatible with maintaining such auditors’ independence. Based upon these reviews and in reliance upon these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Audit Committee

Patrick D. Campbell (Chair) Michael D. Hankin Adrian V. Mitchell Mojdeh Poul Irving Tan

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporated it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Compensation and Talent Development Committee Report

The Compensation and Talent Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation and Talent Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and incorporated by reference into its Annual Report on Form 10-K.

Compensation and Talent Development Committee

Debra A. Crew (Chair) Andrea J. Ayers Patrick D. Campbell Robert B. Coutts Robert J. Manning

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporated it by reference into a document filed under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) provides information about our compensation framework and decisions for our named executive officers and associated governance practices for the fiscal year ending December 31, 2022.

Our Current Named Executive Officers

Donald Allan, Jr.(1)	Corbin B. Walburger(2)	Janet M. Link	Robert H. Raff(3)	John H. Wyatt(4)
President & Chief Executive Officer (“CEO”)	Interim Chief Financial Officer (“CFO”) & Vice President, Business Development	Senior Vice President, General Counsel & Secretary	Interim Co-President & Chief Commercial Officer, Tools & Outdoor	Interim Co-President & Senior Vice President, Tools & Outdoor
Our Former Named Executive Officer
James M. Loree was our former Chief Executive Officer in 2022 until his departure on June 30, 2022.
(1)	Mr. Allan became our President and CEO effective July 1, 2022, and previously served as our President & CFO.
(2)	Mr. Walburger became our Interim CFO effective July 1, 2022.
(3)	Mr. Raff was appointed to his current role effective July 27, 2022.
(4)	Mr. Wyatt was appointed to his current role effective July 27, 2022.

EXECUTIVE SUMMARY

Fiscal Year 2022 Strategic and Financial Performance Summary

Following the portfolio transformation in 2022, the Company is centered around its market leadership position in Tools & Outdoor and Industrial. Leveraging the benefits of a more focused portfolio, the Company initiated a business transformation that includes reinvestment for faster growth as well as a $2.0 billion Global Cost Reduction Program through 2025. These “Focus Forward” initiatives are designed to achieve the Company’s primary areas of strategic focus:

●	Continuing to advance innovation, electrification and global market penetration to achieve organic sales growth of 2 to 3 times the market;
●	Streamlining and simplifying the organization, as well as shifting resources to prioritize investments that we believe have a positive and more direct impact on our customers;
●	Accelerating the operations and supply chain transformation to improve fill rates and better match the needs of our customers while improving adjusted gross margins* back to historical 35%+ levels; and
●	Prioritizing cash flow generation and inventory optimization

During 2022, we continued to make significant progress against our strategic priorities and delivered the following financial and strategic results:

●	Initiated a Global Cost Reduction Program designed to drive long-term growth, improve profitability and generate strong cash flow, which is expected to accelerate organic growth and deliver approximately $2 billion of cost savings by 2025, driving adjusted gross margins* to 35%+.
●	Realized total revenue of $16.9 billion, up 11% versus the prior year, led by strategic outdoor acquisitions, Industrial segment volume growth and price, which was partially offset by lower consumer and DIY volumes.
●	GAAP diluted EPS from continuing operations was $1.06 in 2022 compared to $9.33 in 2021. Both periods include acquisition-related and other charges. Excluding these amounts, Adjusted EPS* from continuing operations was $4.62 in 2022 versus $10.18 in 2021, which reflects the challenging macroeconomic environment and the strategic choice to prioritize free cash flow generation via planned production curtailments and the destocking of high-cost inventory.
●	In the second half of 2022, generated $200 million of pre-tax savings from our Global Cost Reduction Program and realized $775 million of inventory reduction.
●	Successfully divested our Security and Oil & Gas businesses, further focusing the portfolio on our core businesses.
●	Completed $2.3 billion of share repurchases in the first half of 2022 and increased the quarterly dividend to $0.80 from $0.79 in July 2022.
*	See Appendix A for an explanation and/or reconciliation of GAAP to Non-GAAP measures used in this Proxy Statement.

2022 Executive Transitions

Executive	Resulting Compensation Updates
Effective July 1, 2022, in connection with CEO succession planning:
Donald Allan, Jr. promoted to President and CEO

●     annual base salary increased to $1,250,000;

●     target bonus opportunity for 2022 increased to 150% of 2022 salary; and

●     promotional long-term incentive awards with an aggregate grant date value of $3.6 million on July 5, 2022 (consisting of 50% LTIP PSUs, 25% time-based restricted stock units (“RSUs”) and 25% stock options).

These grants represent a “top up” to Mr. Allan’s other grants made during 2022 in connection with his appointment as President and CEO in July 2022.

See the description of Mr. Allan’s letter agreement with the Company on page 63 for further information.

Corbin B. Walburger appointed Interim CFO, in addition to his role as Vice President, Business Development	● a one-time RSU grant with an aggregate grant date fair value of $1.0 million; and ● a monthly cash stipend of $72,500 in addition to his base salary while he serves in this role
Effective July 27, 2022, in connection with the announced integration of the Tools & Outdoor businesses:
John H. Wyatt and Robert H. Raff appointed as Interim Co-Presidents of Tools & Outdoor, in addition to Mr. Raff’s role as Chief Commercial Officer, Tools & Outdoor	No compensation changes for Mr. Wyatt.
For Mr. Raff: ● a one-time RSU grant with an aggregate grant value of $1.0 million; and ● a monthly cash stipend of $45,000 in addition to his base salary while he serves in this role

Executive Compensation Philosophy and Framework

Our executive compensation philosophy is to provide performance-based and competitive compensation that rewards executives for actions that create long-term shareholder value and allows us to attract, motivate and retain high caliber executives. The primary tenets of our executive compensation philosophy include pay for performance, competitive pay, alignment with shareholder interests and balanced pay mix and are described in further detail under “Executive Compensation Philosophy Tenets” below.

Executive Compensation Practices Linked to Our Executive Compensation Philosophy

Compensation Practice	Rationale and Impact	Pay for Performance	Align with Shareholders	Competitive Pay	Balanced Pay Mix
Emphasize performance-based incentives	● 87% of CEO target pay is variable and tied to performance against preset goals or share price ● No guaranteed cash bonuses	✓	✓	✓	✓
Focus on long-term Company performance	● Performance Units comprise at least 50% of long-term incentive compensation for our CEO ● No dividend equivalents paid out unless the underlying award is earned or vests	✓	✓	✓	✓
Provide competitive total compensation opportunity	Executive total compensation opportunity is generally targeted at the 50th percentile benchmark of our Compensation Peer Group		✓	✓	✓
Require executives to be shareholders	Robust stock ownership guidelines further align executives’ interests with those of our shareholders	✓	✓
Minimize compensation risk	Compensation program risk assessed annually to ensure that structure does not incentivize excessive risk-taking by executives	✓	✓		✓
Protect shareholder interests

●     Clawback Policy

●     Anti-hedging and anti-pledging policies

●     No repricing or cash buyouts of options without shareholder approval

●     Double-trigger vesting for severance and equity awards in the event of a change in control

●     No excise tax gross-ups under change in control agreements and no tax gross-ups on perquisites

		✓	✓

Resulting Pay Mix for our Named Executive Officers

Our executive compensation programs are designed to incentivize our executives to achieve or exceed pre-established, objective financial goals for the Company and deliver superior returns to our shareholders. As depicted in the charts below, 81%-87% of our named executive officers’ target compensation opportunity for 2022 was variable and tied directly to the achievement of financial goals or share price performance. These charts include all equity grants to our named executive officers during 2022, except for the retention RSUs granted to Ms. Link on April 22, 2022, as discussed below.

CEO	Other NEOs

Shareholder Engagement

We place a high priority on regular, year-round proactive engagement with our shareholders to better understand their perspectives about our Company and the market generally. During 2022, we reached out to shareholders representing greater than 60% of our outstanding shares, and management and directors engaged with approximately 34% of shareholders on various topics important to our shareholders. Topics included ESG matters, Company strategy, Board composition and structure, risk management, human capital management, DEI, sustainability, and our executive compensation program.

The feedback we received from shareholders was shared with the full Board. Engagement with shareholders has enabled us to better understand our shareholders’ priorities and continually evaluate and improve our governance practices based on shareholder feedback, including, for example, through Board refreshment during 2022, which was generally supported during our engagements with shareholders. We also clarified certain disclosures related to our compensation program and, as discussed below under “2023 Compensation Changes”, made certain changes to the 2023 compensation program, among other matters, as a result of our engagement. During 2022 and 2023, the Company is updating its ESG strategy and goals to re-baseline social and environmental factors to reflect the significant Outdoor acquisitions and the Security business divestitures, as well as to align with its strategy as a more focused company. Following this goal re-set, the Board will evaluate ESG-related metrics that drive long-term value creation, and their potential integration within the incentive compensation program.

Say on Pay Advisory Vote Outcome

In addition to reviewing corporate governance best practices and incorporating feedback received through our shareholder engagement, the Compensation Committee considers the results of the Say on Pay advisory vote, among other factors, in making compensation decisions for the following year. The Board reviewed the results of our Say on Pay votes over the past three years (averaging approximately 92.6%), including our most recent vote reflecting 89% approval of shareholder votes cast during 2022 in support of our executive compensation program. The Board believes that this substantial majority of votes cast affirms shareholders’ recognition of our strong alignment of pay with performance. As a result, the Compensation Committee did not make significant changes to our executive compensation program.

2023 Compensation Changes

In consideration of shareholder feedback and to improve strategic alignment, the Compensation Committee adjusted the 2023 design of our incentive compensation for our named executive officers to better align with our Focus Forward Strategy and eliminated the use of Adjusted EPS as a metric in the long-term incentive plan.

2023 MICP

We made the following design changes to our 2023 MICP:

●	Eliminated the organic sales growth metric;
●	Adopted a free cash flow dollars metric (calculated as operating cash flow less capital expenditures) in place of the historical cash flow multiple of net earnings metric;
●	Adjusted the weightings of the metrics to emphasize the importance of cash flow realization and gross margin rate improvement to better align with focus areas in our strategy; and
●	Added a transformation modifier that can increase the final payout by up to 20% based upon achievement in relation to $1 billion run rate in annualized savings from our Global Cost Reduction Program by year-end 2023.

Our 2023 MICP has three metrics: free cash flow dollars (40% weighting), Adjusted EPS (30% weighting) and Adjusted Gross Margin Rate (30% weighting).

2023-2025 LTIP PSU Design

We made the following design changes to our 2023-2025 LTIP PSU program:

●	Removed the Adjusted EPS metric and replaced it with a new organic sales growth relative to market metric, thereby eliminating the use of Adjusted EPS in both our MICP and LTIP PSU incentive plans and aligning with our long-term strategy to achieve 2 to 3 times market revenue growth; and
●	Replaced the custom LTIP peer group used for measuring relative TSR performance with the S&P 500 Capital Goods Index, which is consistent with our Form 10-K stock performance graph disclosure.

Why You Should Vote FOR the 2023 Advisory Vote on the Approval of Named Executive Officer Compensation

✓	Our executive compensation program is designed to incentivize and reward executives for taking actions that create sustainable shareholder value.
87% of CEO target compensation is variable and tied to performance against preset goals or share price performance.
Our executive compensation is aligned with Company performance, as evidenced by the 0% payout under the 2022 MICP and 63.8% below target payout under the 2020-2022 LTIP PSUs.
Our annual incentive compensation plan, the MICP, is 100% based on short-term Company performance against objective preset goals.
50% of long-term incentives for our CEO are contingent on financial and relative TSR performance over a 3-year performance period, and 25% are stock options which generate value only once stock price gains are achieved.
Total executive pay opportunities are generally targeted at the 50th percentile benchmark of our Compensation Peer Group.
Robust policies minimize compensation risk and strengthen the alignment of executives’ interests with those of our shareholders.
Regular engagement ensures that shareholder feedback serves as a key input to Board and committee discussions and decisions.

COMPENSATION DESIGN

Executive Compensation Philosophy Tenets

The primary tenets of our executive compensation philosophy are:

Pay for Performance	A majority of annual and long-term compensation is performance-based, being directly linked to both absolute and relative Company performance against preset goals. Annual incentive goals align with our earnings guidance while our three-year performance plan goals are linked to our strategic framework, long-term financial objectives and relative total shareholder return.
Competitive Pay	To attract and retain high caliber executive talent, total target compensation, and the individual components thereof, for our named executive officers, are generally aligned at the median of our Compensation Peer Group and published surveys (as described on pages 47–48). While focusing on the market median, the Compensation Committee retains the flexibility to set individual total compensation opportunities based on its assessment of performance, experience, service in current position, responsibilities, and/or retention risk.
Alignment with Shareholder Interests	Our compensation program is designed to ensure that executives’ interests are aligned with the long-term interests of our shareholders through stock-based compensation, stock ownership requirements, and performance metrics that drive sustainable shareholder value creation.
Balanced Pay Mix	The mix of compensation among base salary, annual incentive compensation and long-term incentive compensation is designed to balance our executives’ focus between both short and long-term objectives as prioritized by the Board.

2022 Compensation Elements

The Compensation Committee believes that a significant portion of each executive officer’s compensation opportunity should be variable in order to ensure that median or above median compensation is delivered only when business results are strong and we have created value for our shareholders.

Key Compensation Elements and Rationale	At Risk?	Key Features	2022 Commentary
Base Salary Reward the skill and expertise that our executive officers contribute daily		● Focused on median market levels ● Individual salaries reflect individual performance, experience, length of service, responsibilities, location, and retention risk	Changes to base salaries of our named executive officers inclusive of promotions and interim job responsibilities (see “2022 Executive Transitions” above) were generally in line with the market median.
Annual Incentive Compensation under MICP Balance complementary short-term goals of profitability and operational stability Encourage executives to maximize profitability, growth and efficiency	✓

●     Target awards generally set as a percentage of base salary in effect at the beginning of the performance period

●     Metrics and weights established by the Compensation Committee at the beginning of the performance period

●     Payouts earned between 0% and 200% of target depending on performance against preset goals

●     No payout for a particular MICP metric if threshold performance is not achieved

●     Payouts for executives with responsibility for specific business units are based on both corporate and business unit performance metrics

2022 MICP Metrics:

●     Adjusted EPS* (weighted at 40%)

●     Cash flow multiple* (operating cash flow less capital expenditures, divided by net earnings) (weighted at 20%)

●     Organic sales growth* (sales growth excluding foreign exchange and acquisition/divestiture impacts) (weighted at 20%)

●     Adjusted gross margin rate* (weighted at 20%)

See page 38 for a discussion of these calculations.

*      See Appendix A for an explanation and reconciliation of GAAP to Non-GAAP measures used in this Proxy Statement.

LTIP PSUs Incentivize executives to achieve sustainable performance results and maximize growth and efficiency Align payouts with financial performance and the creation of long-term shareholder value	✓

●     PSUs are earned or forfeited based on performance over a three-year performance period against pre-established goals

●     Program design recognizes that stock returns typically take longer to develop than earnings and that TSR, while an important assessment of long-term performance, is less directly influenced by our management team

2022-2024 LTIP PSU Metrics:

●     CFROI* (weighted at 40%)

●     Adjusted EPS* (weighted at 35%)

●     Relative TSR (measured based on three-year cumulative return against LTIP Peer Group as defined on page 39 (“TSR”)) (weighted at 25%)

See page 43 for a discussion of these calculations.

*      See Appendix A for an explanation and reconciliation of GAAP to Non-GAAP measures used in this Proxy Statement.

Key Compensation Elements and Rationale	At Risk?	Key Features	2022 Commentary
RSUs Align executives’ interests with our shareholders and bolster retention		● For grants prior to December 2022, RSUs generally vest in four equal installments on each of the first four anniversaries of the grant date	Beginning in December 2022, RSUs generally vest in three equal installments on each of the first three anniversaries of the grant date
Stock Options Reward management in line with share price appreciation	✓

●     Stock options have an exercise price equal to fair market value at the time of grant and expire 10 years from the grant date

●     For grants prior to December 2022, stock options generally vest in four equal installments on each of the first four anniversaries of the grant date

Beginning in December 2022, stock options generally vest in three equal installments on each of the first three anniversaries of the grant date

2022 Executive Incentive Compensation Payouts

In line with our executive compensation philosophy, the Compensation Committee made no adjustments to the payouts under the 2022 MICP and 2020-2022 LTIP PSUs, as reflected below. At the end of 2022, our relative TSR was well below the 25th percentile relative to our compensation peers and our stock price decreased by 60%. The table below reflects the results of performance-based incentive compensation earned by our named executive officers pursuant to the 2022 MICP and 2020-2022 LTIP PSUs:

Compensation Element	Performance Alignment and Payouts	Page Reference
Annual Incentive Compensation: MICP Awards	Performance results were below threshold resulting in a 0% bonus payout for the named executive officers.	38
Long-Term Incentives: LTIP PSUs	Weighted average goal achievement equal to 63.8% of target for the 2020–2022 performance period; 0% was earned on the 2022 year CFROI and Adjusted EPS metrics, and the three-year relative TSR metric.	43

2022 EXECUTIVE COMPENSATION PROGRAM

Base Salary

The table below sets forth the base salaries of our named executive officers as of December 31, 2022, the last day of the Company’s fiscal year.

Officer	2022 Base Salary ($)	2021 Base Salary ($)	Effective Date
Donald Allan, Jr.(1)	$1,250,000	$870,000	7/1/2022
Corbin B. Walburger(2)(4)	$420,000	$420,000	12/1/2021
Janet M. Link(3)	$660,000	$600,000	5/1/2022
Robert H. Raff(2)(3)	$468,650	$455,000	1/1/2022
John H. Wyatt(4)	$682,500	$682,500	12/1/2021
James M. Loree	$1,304,000	$1,304,000	1/1/2021

(1)	Mr. Allan received a 43.7% salary increase associated with his promotion to President and CEO on July 1, 2022.
(2)	The 2022 base salaries of Messrs. Walburger and Raff do not reflect their monthly stipends of $72,500 and $45,000, respectively, payable in connection with their interim positions.
(3)	Ms. Link received a market adjustment and Mr. Raff received a merit increase in 2022.
(4)	In January 2022, Messrs. Walburger and Wyatt received increases retroactive to December 1, 2021 reflecting their new salaries of $420,000 and $682,500 respectively. As a result, their 2022 paid salaries include one additional month of the increase.

Annual Incentive Compensation

MICP Targets Bonus Opportunities

For 2022, the named executive officer target cash bonus opportunities (as a percentage of base salary) were as follows:

Officer	Target Bonus (% of Base Salary)
Donald Allan, Jr.(1)	150%
Corbin B. Walburger	50%
Janet M. Link	75%
Robert H. Raff	50%
John H. Wyatt	75%
James M. Loree	160%

(1)	Mr. Allan’s bonus target increased from 100% to 150% of base salary at the time of his promotion to President and CEO.

MICP Performance Goals and Results

The corporate performance goals applicable to the MICP award program for the 2022 performance period, as illustrated below, exclude the results of the CSS business reported within discontinued operations since December 2021, while the goals include the MAS portion of the Security business (announced later in the year after the 2022 operating plan and MICP goals were established). Actual results exclude the entire Security business, reported in discontinued operations, and have not been adjusted to reflect the pro forma inclusion of the MAS and the Oil & Gas businesses as this adjustment would not impact the zero-payout result.

	Threshold	Target	Maximum	2022 Actual Result
Adjusted EPS*	$11.33	$12.25	$13.17	$4.62
Cash Flow Multiple*	110%	125%	140%	<0%
Adjusted Gross Margin Rate*	31.7%	32.0%	32.5%	26.0%
Organic Sales Growth*	6.0%	7.5%	9.0%	(2.8)%

*	See Appendix A on page 91 for an explanation and/or reconciliation of GAAP to Non-GAAP measures used in this Proxy Statement.

The target organic sales growth goal for 2022 was established at 7.5%, slightly below the 2021 target of 7.7% and below the 15.7% actual organic sales growth in 2021 due to the external demand environment. The 2022 organic sales growth goals were established to be challenging and above key market growth projections. The 2022 Adjusted EPS goals and free cash flow as a percentage of net earnings (“cash flow multiple”) were set higher than the respective 2021 goals aligned with our operating plan expectations of improving EPS and working capital. The Adjusted Gross Margin Rate target was established based on the 2022 operating plan in line with expected inflation, timing of pricing actions, and mix impact related to acquisition and business growth across the portfolio.

The weighting for each of these measures, the potential bonus payouts and the amounts attained for 2022 performance are set forth in the table below. The amounts reported for Mr. Wyatt and Mr. Raff are based on the corporate goals set forth above and the results of the Tools & Outdoor business, weighted as indicated in the table below. The specific divisional operating margin, working capital, organic sales percentage, and Adjusted Gross Margin Rate goals and results are not disclosed, as the disclosure of such information would result in competitive harm to the Company and would be of limited additional use to investors. The Company generally does not disclose goals and results for specific divisions.

	Weighting of Measures								Potential Bonus Payouts ($)			Weighted Avg.
	Corporate				Division							Actual Payout
	Adjusted EPS	Cash Flow	Organic Sales	Adjusted Gross Margin Rate	Operating Margin	Working Capital	Organic Sales	Adjusted Gross Margin Rate	Threshold	Target	Maximum	Based on All Measures (% of target)	Payout ($)
Donald Allan, Jr.	40%	20%	20%	20%	—%	—%	—%	—%	$795,000	$1,590,000	$3,180,000	—%	$—
Corbin B. Walburger	40%	20%	20%	20%	—%	—%	—%	—%	$105,000	$210,000	$420,000	—%	$—
Janet M. Link	40%	20%	20%	20%	—%	—%	—%	—%	$225,000	$450,000	$900,000	—%	$—
John H. Wyatt	10%	5%	5%	5%	20%	15%	20%	20%	$255,938	$511,875	$1,023,750	—%	$—
Robert H. Raff	10%	5%	5%	5%	20%	15%	20%	20%	$117,163	$234,325	$468,650	—%	$—
James M. Loree(1)	40%	20%	20%	20%	—%	—%	—%	—%	$1,043,200	$2,086,400	$4,172,800	—%	$—

(1)	Mr. Loree was only employed for six months of the performance period. Therefore, if there was a payout under the 2022 MICP (zero was earned), it would have been prorated 6/12 in accordance with the standard terms for retirement-eligible employees (those aged 55 and above with 10 or more years of service), resulting in a payout of $521,600 at Threshold, $1,043,200 at Target and $2,086,400 at Maximum.

Outstanding Stock-Settled MICP Awards

In 2019 and 2020, the Compensation Committee granted awards under its MICP program as stock-settled performance share units (the “MICP PSUs”), before reverting back to fully cash-settled awards in 2021. The plan metrics and related weightings for the stock-settled MICP PSUs were consistent with the current MICP design, and performance was measured based on a one-year performance period. However, the MICP PSUs that were earned based on established goals for the performance period are settled in shares in three equal installments thereafter, subject to the executive officer’s continued employment until the applicable settlement date, with certain exceptions for death, disability or retirement.

Incentive Measure Definitions for Annual and Long-Term Incentive Award Programs

Under our annual incentive performance award program, 2022 MICP awards are earned or forfeited at the end of the performance year depending on the achievement of pre-established Adjusted EPS, cash flow multiple, organic sales growth and Adjusted Gross Margin Rate performance goals. Bonus opportunities for the leaders of our different business units also reflect divisional operating margin, working capital, organic sales and adjusted gross margin rate percentage goals.

Under our long-term incentive performance award program, through the 2022-2024 performance period, LTIP PSUs are earned or forfeited following the conclusion of a three-year performance period depending on the achievement of Adjusted EPS and CFROI performance goals, pre-established at the beginning of the performance period for each year in the cycle, and a three-year relative cumulative TSR goal. The TSR goal measures our performance against a custom group of approximately 23 industry peers (the “LTIP Peer Group”). The LTIP Peer Group is intended to reflect a broader spectrum of peers than our Compensation Peer Group, including in certain industries that do not compete across all of the Company’s business segments. As previously discussed, effective with the 2023-2025 LTIP PSU cycle, relative TSR will be measured in relation to the S&P 500 Capital Goods Index.

The Compensation Committee historically has included Adjusted EPS as a performance goal in both the annual incentive and long-term performance award programs because it believes Adjusted EPS is a critical driver of shareholder value that must be balanced over both near- and longer-term time horizons. In addition:

●	The Compensation Committee does not want managers pursuing short- or long-term goals without considering the effect of such actions on Adjusted EPS.
●	The Compensation Committee believes that using Adjusted EPS as one of the goals in our annual incentive program provides flexibility to adjust short-term goals to reflect existing market conditions without losing the motivational and retentive value of the LTIP PSUs.

●	Because each of the annual Adjusted EPS goals in a given three-year long-term performance period is established early in the first year of the cycle and the Adjusted EPS goal for MICP is established each year, the target Adjusted EPS goals for the second and third years of the long-term performance period are not likely to be the same as the target Adjusted EPS goals for the corresponding years’ MICP programs.
●	Even in the first year of a cycle, when target Adjusted EPS goals are the same, the threshold and maximum Adjusted EPS metrics likely will not be the same for annual and long-term award payouts because the range below and above target annual Adjusted EPS historically is narrower for MICP awards than for LTIP PSUs. The Compensation Committee believes that the tighter range below and above target Adjusted EPS for the MICP program is appropriate primarily due to the one-year time horizon.

As previously discussed under “2023 Compensation Changes” above, effective with the 2023-2025 LTIP PSU cycle, the Adjusted EPS goal has been removed and replaced by an organic sales growth relative to market metric.

The EPS computation for the MICP bonus typically utilizes Adjusted EPS (see Appendix A for an explanation and reconciliation of GAAP to Non-GAAP measures used in this Proxy Statement). The Adjusted EPS computation for the 2020–2022 performance period for the LTIP PSUs reflects the same earnings numerator as for the MICP bonus EPS computation (LTIP earnings were adjusted in 2022 to include the operating results of the Security business classified in discontinued operations), but the denominator utilizes fixed shares outstanding at the inception of the performance period.

The CFROI computation is defined as cash from operations plus after-tax interest expense, divided by the two-point average (beginning and end of the year) of debt plus equity. Including this measure helps align performance goals with the Company’s objectives by encouraging participants to give greater weight to the projected cash flow return in relation to the cost of capital when considering investments. For the 2020–2022 performance period for the LTIP PSUs, the numerator and denominator of CFROI in each year are adjusted for the cash flow and equity impacts, as applicable, pertaining to the adjustments in calculating EPS, for comparability to the originally established goals.

The TSR calculation is based on an annualized rate of return reflecting share price appreciation and dividends paid during the measurement period with starting and ending prices measured as 20-day averages to account for daily trading volatility. Beginning with the 2022–2024 performance period for the LTIP PSUs, in the event the Company’s TSR is negative for the three-year measurement period, there is a cap such that the maximum payout cannot exceed target regardless of how the Company’s stock performs relative to the LTIP Peer Group, and beginning with the 2023-2025 cycle relative to the S&P 500 Capital Goods Index.

Long-Term Incentives

The following describes the process by which goals are established for our long-term incentive awards.

How We Determine Target LTI Values

The allocation of the long-term incentive values among stock options, RSUs and LTIP PSUs varies by named executive officer. Our most senior officers have a greater percentage of their long-term incentive awards allocated to LTIP PSUs than do other officers and employees because our most senior officers have the greatest ability to influence the financial measures underlying the program. For Mr. Allan and our other named executive officers, this equity mix has resulted in a significant portion of the total long-term incentive value delivered in LTIP PSUs. The Compensation Committee establishes long-term incentive values considering market data and internal peer comparisons.

The following table shows the 2022 and 2021 fair value allocation of regular long-term incentive awards for our named executive officers. As described in footnotes (2) and (4) to the table below, Messrs. Walburger and Raff each received a $1 million RSU grant pertaining to their service in interim roles; these atypical grants resulted in a higher percentage of RSUs relative to other awards in 2022.

	2022			2021
	Stock Options	RSUs	LTIP PSUs	Stock Options	RSUs	LTIP PSUs
Donald Allan, Jr.(1)	25%	25%	50%	23%	24%	53%
Corbin B. Walburger(2)	17%	72%	11%	29%	30%	41%
Janet M. Link(3)	30%	30%	40%	31%	30%	39%
Robert H. Raff(4)	16%	71%	13%	36%	36%	28%
John H. Wyatt	29%	29%	42%	29%	29%	42%
James M. Loree	—%	—%	100%	22%	24%	54%

(1)	Mr. Allan received an additional LTIP PSU grant as well as an RSU grant and stock option grant on July 5, 2022, associated with his promotion to President and CEO.
(2)	Mr. Walburger received an RSU grant with an aggregate value of $1.0 million on July 5, 2022, associated with his role as Interim CFO.
(3)	Ms. Link received a retention RSU grant with an aggregate value of $1.0 million on April 22, 2022, which is not included in the table.
(4)	Mr. Raff received an RSU grant with an aggregate value of $1.0 million on August 1, 2022, associated with his role as Interim Co-President, Tools & Outdoor.

The number of shares granted under each award type identified in the above table are shown in the “Grants of Plan-Based Awards Table–2022 Grants” on page 55.

Long-Term Incentive Performance Goals and Performance Period Results

Rigorous goals are established at the beginning of each three-year performance period, based on our strategic plan and annual operating plan, and are aligned with our long-term financial objectives. The goals for the 2021–2023 and 2022–2024 performance periods exclude the estimated impact of acquisition-related charges and other items described in Appendix A. Adjusted EPS for these cycles will be computed based on a budgeted share count established at the grant date such that any share repurchases not reflected in that budget will not affect executive compensation. Adjusted EPS goals reflect substantial expansion consistent with the Company’s long-term financial objectives of 7–9% Adjusted EPS growth aside from acquisition-related and other charges. CFROI goals were set at or above the Company’s 12–15% long-term financial objective and reflect the expectation of share buybacks, working capital execution, and net income growth. The threshold, target and maximum performance goals for the 2021–2023 and 2022–2024 performance periods are as follows:

		Adjusted EPS (weighted 35%)				CFROI (weighted 40%)			TSR (weighted 25%)
		Threshold	Target	Maximum		Threshold	Target	Maximum	Threshold	Target	Maximum
2021–2023 Performance Period	Year 1	$9.23	$10.25	$11.28	Year 1	13.0%	14.0%	15.0%
	Year 2	$9.92	$11.02	$12.12	Year 2	13.0%	14.0%	15.0%	25th	50th	75th
	Year 3	$10.80	$12.00	$13.20	Year 3	13.0%	14.0%	15.0%	percentile	percentile	percentile

		Adjusted EPS (weighted 35%)				CFROI (weighted 40%)			TSR (weighted 25%)
		Threshold	Target	Maximum		Threshold	Target	Maximum	Threshold	Target	Maximum
2022–2024 Performance Period	Year 1	$11.02	$12.25	$13.48	Year 1	15.0%	16.0%	17.0%
	Year 2	$11.87	$13.19	$14.51	Year 2	15.0%	16.0%	17.0%	25th	50th	75th
	Year 3	$12.73	$14.15	$15.57	Year 3	15.0%	16.0%	17.0%	percentile	percentile	percentile

The 2022–2024 performance period Adjusted EPS and CFROI goals were established in alignment with the 2022 annual operating plan and three-year strategic plan outlook.

The individual award opportunities associated with the 2021–2023 performance period are set forth in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on March 9, 2022, on page 44. The following table details the individual award opportunities for the 2022–2024 performance period.

2022–2024 Performance Period

	Potential LTIP PSUs to Be Earned			Target LTIP PSUs
	Threshold	Target	Maximum	% of Salary(1)	$
Donald Allan, Jr.(2)	14,322	28,644	57,288	273%	$3,406,424
Corbin B. Walburger	633	1,266	2,532	50%	$208,550
Janet M. Link	1,809	3,617	7,234	100%	$595,835
Robert H. Raff	707	1,413	2,826	50%	$232,766
John H. Wyatt	2,057	4,114	8,228	100%	$677,706
James M. Loree(3)	15,480	30,960	61,920	391%	$5,100,094

(1)	Percentage of salary based on executives’ annual salaries as of January 1, 2022, except as described in footnote (2) below with respect to Mr. Allan.
(2)	Mr. Allan’s target LTIP PSUs represent two separate grants. The first grant was made on February 16, 2022, associated with his prior role as President & CFO with a fair value of $1,606,464. The second grant was made on July 5, 2022, associated with his promotion to President and CEO with a fair value of $1,799,960. Target LTIP PSUs as a percentage of salary are based on Mr. Allan’s salary effective July 1, 2022.
(3)	Mr. Loree was only employed for six months of the performance period. Therefore, any payout under his 2022-2024 LTIP PSUs, to the extent earned in relation to the performance metrics, will be prorated 6/36th in accordance with the standard grant terms for retirement-eligible employees (those aged 55 and above with 10 or more years of service)

2020–2022 Performance Period

The goals, actual performance results and payouts associated with the recently completed 2020–2022 performance period are illustrated in the following two tables. The results achieved for the 2020–2022 performance period resulted in a weighted average goal achievement across all performance measures of 63.8% of target.*

						Goals
	Adjusted EPS					CFROI				TSR
	Threshold	Target	Maximum	Achieved		Threshold	Target	Maximum	Achieved	Threshold	Target	Maximum	Achieved
Y 1	$8.01	$8.90	$9.79	$9.06	Y 1	12.0%	13.0%	14.0%	16.0%	25th percentile	50th percentile	75th percentile	Below Threshold
Y 2	$8.58	$9.53	$10.48	$11.33	Y 2	12.0%	13.0%	14.0%	5.8%
Y 3	$9.38	$10.42	$11.46	$5.46	Y 3	12.0%	13.0%	14.0%	(4.2)%

*    In determining whether the Adjusted EPS and CFROI performance goals were met for the 2020–2022 performance period, actual results in 2020, 2021 and 2022 were adjusted, consistent with the terms of grant, to exclude the impact of the acquisition-related charges and other items described in Appendix A. The results shown in the foregoing table reflect these adjustments for comparability to the original goals. The $5.46 2022 Adjusted EPS for the 2020–2022 performance period differs from the $4.62 Adjusted EPS for the MICP bonus discussed on page 38 due to the effect of computing Adjusted EPS for LTIP PSU purposes based on the fixed shares outstanding at the inception of the performance period, as well as the impact of adding back pro forma EPS for the divested Security business for the post-divestiture period for comparability to the originally established goals.

	Potential LTIP PSUs (Number of Shares)			Actual Payout	Weighted Average Payout (% of target)
	Threshold	Target	Maximum	(shares)
Donald Allan, Jr.	3,850	7,699	15,398	4,912	63.8%
Corbin B. Walburger	570	1,140	2,280	727	63.8%
Janet M. Link	1,679	3,358	6,716	2,142	63.8%
Robert H. Raff	663	1,325	2,650	845	63.8%
John H. Wyatt	1,950	3,900	7,800	2,488	63.8%
James M. Loree	14,211	28,422	56,844	18,133	63.8%

Special Grants in 2022

On July 5, 2022, the Compensation Committee approved the following awards under the 2022 Omnibus Award Plan to Donald Allan, Jr. in connection with his appointment as CEO and to Corbin B. Walburger in connection with his appointment as Interim CFO:

●	A promotion long-term incentive award with an aggregate value of $3.6 million to Mr. Allan in the form of 50% 2022-2024 LTIP PSUs, 25% stock options vesting ratably over a four-year period on each anniversary of the grant date and 25% RSUs vesting ratably over a four-year period on each anniversary of the grant date; and
●	A supplemental equity award with a value of $1.0 million to Mr. Walburger in the form of RSUs vesting in full on the second anniversary of the grant date.

Effective as of August 1, 2022, in connection with Robert H. Raff’s appointment as Interim Co-President, Tools & Outdoor, the Compensation Committee approved, under the 2022 Omnibus Award Plan, a grant of RSUs with a value of $1.0 million to Mr. Raff. This award will vest ratably over a three-year period on each anniversary of the grant date.

On April 22, 2022, the Compensation Committee approved, under the 2022 Omnibus Award Plan, a grant of retention RSUs with a value of $1.0 million to Janet M. Link recognizing the criticality of the role and the importance of Ms. Link’s retention. This award will vest 50% on each of the fourth and fifth anniversaries of the grant date.

Benefits and Perquisites

Retirement Benefits

The Compensation Committee believes that offering a full complement of compensation and benefit programs commensurate to those typically extended to senior executive officers at comparable companies is crucial to the attraction and retention of high caliber executive talent. To that end, the Company currently offers defined contribution retirement programs to its executive officers under two plans: the Stanley Black & Decker Retirement Account Plan and the Stanley Black & Decker Supplemental Retirement Account Plan, which are more fully described on page 62. Mr. Loree, whose employment with the Company terminated on June 30, 2022, also participated in a defined benefit pension plan, The Stanley Works Supplemental Executive Retirement Program (now known as the Stanley Black & Decker, Inc. Supplemental Executive Retirement Program), as detailed on page 61. There are no other active participants in this pension plan.

Employment Agreements

The Company is party to employment agreements with certain of our named executive officers. Detailed descriptions of these agreements are set forth under the heading “Executive Officer Agreements” on pages 63–64.

Change in Control Agreements

The Compensation Committee has determined that to be competitive with prevailing market practices, to enhance the stability of the executive team, and to minimize turnover costs associated with a corporate change in control, it is important to extend special severance protection for termination of employment as a result of a change in corporate control to certain key employees. Therefore, the Company has entered into change in control agreements with certain members of senior management, including the named executive officers. Severance protections for each of our named executive officers were established based on prevailing market practices when these agreements were put in place. No benefits are payable under such agreements unless there is both a change in corporate control and a qualifying termination within two years of such change in control. Additional information about the change in control agreements and the severance benefits that would have been payable at December 30, 2022, to named executive officers in the event of termination following a change in control are set forth under the heading “Termination and Change in Control Provisions” beginning on page 64.

Effective as of December 2018, golden parachute excise tax gross-ups were eliminated from all existing change in control agreements with executive officers and will not be included in any new change in control or severance agreement or arrangement.

Severance Agreements

In connection with Mr. Loree’s separation from service with the Company in 2022, which constituted a termination “other than for Cause” under the Letter Agreement, dated July 21, 2016 (the “Loree Letter Agreement”), between him and the Company, Mr. Loree was eligible to receive certain severance payments and benefits as described in the Loree Letter Agreement, contingent upon his execution of a waiver and release of claims against the Company. These payments and benefits are set forth under the heading “Executive Officer Agreements” on page 64.

Perquisites and Other Benefits

The Company provides certain perquisites to its executive officers as part of its overall compensation program. The perquisites offered in 2022 were: life and long-term disability insurance, financial planning services, executive medical exam, home security system, personal security, personal use of corporate aircraft (for the President and CEO only), and up to $5,000 of Company products for executive officers (with the exception of Messrs. Loree and Allan, who each are eligible to receive up to $10,000 of Company products as a result of their director roles).

The Compensation Committee reviews perquisites periodically. The provision of life and long-term disability insurance, financial planning services, and executive medical exams are generally consistent with market practice. The Compensation Committee believes these perquisites provide a benefit to the Company by encouraging executives to maintain their health and financial well-being. The Company’s Product Program is designed to encourage Company executives to use, and encourage others to use, Company products. The Company provides home security systems and services to executives to help ensure their safety and that of their families. The Company also permits personal use of corporate aircraft by the President and CEO. The Company does not provide tax gross-ups on any perquisites.

COMPENSATION GOVERNANCE

Role and Process of the Compensation Committee

In developing and maintaining appropriate compensation programs and target compensation levels for our executive officers, including our named executive officers, the Compensation Committee:

Role of Independent Compensation Consultant

To enhance the Compensation Committee’s ability to perform its responsibilities, the Compensation Committee retained Pay Governance, an independent compensation consultant, to advise on executive compensation issues.

As an independent advisor to the Compensation Committee, Pay Governance:

●	reviews the total compensation strategy, peer group and pay levels for the Company’s named executive officers;
●	examines all aspects of the Company’s executive compensation programs to ensure the programs continue to support the Company’s business strategy;
●	informs the Compensation Committee of developing legal and regulatory considerations affecting executive compensation and benefit programs; and
●	provides general advice to the Compensation Committee with respect to compensation decisions pertaining to the CEO and senior executives.

In addition to the services provided to the Compensation Committee, Pay Governance periodically provides information and advice to the Corporate Governance Committee regarding the compensation of the Company’s non-employee directors. Pay Governance provides no other services to the Company. As described in more detail on page 15, the Compensation Committee has determined that Pay Governance is independent and that there is no conflict of interest between Pay Governance and the Compensation Committee or the Company.

Use of Peer Companies and Benchmarking

In 2022, the Compensation Committee reviewed market data and other information prepared and presented by Pay Governance.

Our Compensation Committee, in consultation with Pay Governance, determines which companies should be included in our peer group for compensation-setting and design purposes (the “Compensation Peer Group”) based on several criteria, including industry, revenue, market capitalization and labor market.

The data derived from the Compensation Peer Group provides ranges of compensation that the Compensation Committee then considers in setting executive salary levels and incentive opportunities that are consistent with the Company’s overall objectives. The published survey benchmark data reviewed by the Compensation Committee are statistical summaries of the pay practices at these companies and are not representative of the compensation levels at any one organization.

The Compensation Committee as well as Pay Governance annually review market survey data to ensure alignment and reasonableness, considering various factors including the selection of peers that are both business and labor market competitors, as well as size (primarily revenue size but secondarily market capitalization and employee headcount). The Compensation Committee found that, on average, annual compensation (at target opportunity) for our named executive officers was aligned with the intended median positioning level of the Compensation Peer Group.

The median 2022 revenue of the 2022 Compensation Peer Group was $18.1 billion, and the median market cap of the 2022 Compensation Peer Group as of the end of 2022 was $34.3 billion, as compared to 2022 revenue from continuing operations for the Company of $16.9 billion, and the market cap for the Company at the end of 2022 of $11.1 billion. The Compensation Committee reviewed the Compensation Peer Group in 2022 and determined that the updates noted below were appropriate in light of the various acquisitions and divestitures and our more focused portfolio.

Company	Compensation Peer Group Companies
	2021	2022
3M Company	✓
Carrier		✓
Cummins, Inc.	✓	✓
Danaher Corporation	✓
Dover Corporation	✓	✓
Eaton Corporation plc	✓	✓
Emerson Electric Company	✓	✓
Fortive Corporation	✓
Honeywell International, Inc.	✓
Illinois Tool Works, Inc.	✓	✓
Ingersoll-Rand Inc.	✓
Johnson Controls International plc	✓	✓
Masco Corporation	✓	✓
Owens Corning		✓
PACCAR, Inc.		✓
Parker Hannifin Corporation	✓	✓
PPG Industries		✓
Rockwell Automation, Inc.	✓	✓
The Sherwin-Williams Company	✓	✓
Textron Inc.	✓	✓
W.W. Grainger, Inc.	✓
Whirlpool Corporation	✓	✓

Managing Compensation Risk

We are committed to our pay for performance philosophy and the incentive programs we have implemented to ensure such alignment. At the same time, we strive to ensure that our compensation policies and practices do not encourage unnecessary or excessive risk-taking by our executives to the detriment of the long-term interests of our shareholders, as demonstrated by the following policies.

Executive Officer Stock Ownership Policy

The Company maintains a Stock Ownership Policy for Executive Officers to create an ownership culture and to reflect the Compensation Committee’s belief that meaningful investment in the Company by executive officers better aligns their interests with those of the Company’s shareholders. This policy requires our executive officers to reach the minimum levels of stock ownership laid out in the table below within a five-year period commencing on the date of hire or promotion to a senior management position.

A copy of this policy is available on the “Governance Documents” section of the Company’s website at www.stanleyblackanddecker.com (which appears under the “Investors” heading and the “Governance” subheading).

Minimum Ownership
CEO	6x of base salary
CFO(1)	5x of base salary
Other Executive Officers	3x of base salary

(1) Mr. Walburger remains subject to 3x of base salary ownership guidelines in his Interim CFO role, not 5x of base salary.

Policy Prohibiting Hedging and Pledging of Company Stock

The Board has adopted a policy prohibiting hedging and pledging transactions. Pursuant to this policy, hedging transactions of any type by officers, directors and employees are prohibited, including entry into any prepaid variable forward contracts, equity swaps, collars, exchange funds or other transactions involving Company securities that could be used to hedge or offset any decrease in the value of the Company’s stock. Officers, directors and employees are also prohibited from maintaining Company securities in a margin account. Any officer, director or employee may not pledge Company securities as collateral for a loan. This policy is reflected in the Company’s Code of Business Ethics and included in the insider trading policy. The Company’s Code of Business Ethics is available on the “Governance Documents” section of the Company’s website at www.stanleyblackanddecker.com (which appears under the “Investors” heading and the “Governance” subheading).

Clawback of Awards in the Event of a Financial Restatement

The Board has adopted a “recoupment” or “clawback” policy relating to equity and cash incentive compensation of all executive officers. Pursuant to this policy, in the event the Board or an appropriate committee thereof determines that any fraud, negligence or intentional misconduct by an executive officer was a significant contributing factor to the Company having to restate any of its financial statements, the Board (or a committee thereof) will take such action as it deems necessary, in its discretion, to remedy the misconduct and prevent its recurrence. The Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of bonuses or incentive compensation (including amounts paid under LTIP PSUs), require reimbursement of gains realized upon the exercise of stock options, and cancellation of restricted or deferred stock awards and outstanding stock options if, and to the extent that (i) the amount of incentive compensation was calculated based on the achievement of certain financial results that were subsequently reduced due to a restatement; (ii) the officer engaged in any fraud or misconduct that caused or contributed to the need for the restatement; and (iii) the amount of the bonus or incentive compensation that would have been awarded to the officer had the financial results been properly reported would have been lower than the amount actually awarded. In determining what actions are appropriate, the Board (or a committee thereof) will take into account all relevant factors, including whether the restatement was the result of fraud, negligence or intentional misconduct. A copy of the Recoupment Policy Relating to Unearned Compensation of Executive Officers is available on the “Governance Documents” section of the Company’s website at www.stanleyblackanddecker.com (which appears under the “Investors” heading and the “Governance” subheading). As a result of the Securities and Exchange Commission’s final clawback rule adopted in October 2022, the Company will adopt a new clawback policy that complies with applicable Securities and Exchange Commission and New York Stock Exchange listing requirements by no later than the compliance deadline.

Assessment of Risk Arising from Compensation Policies and Practices

The Compensation Committee reviews, on a periodic basis, the operation and structure of the Company’s compensation programs and has considered whether its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Committee has concluded that the Company’s compensation practices and policies do not create such risks based on the following considerations:

As discussed on page 38, under the MICP, each participant has an opportunity to earn a threshold, target or maximum bonus amount that is contingent on achieving established performance goals. MICP goals generally fall into two categories:

corporate goals, consisting of Adjusted EPS, organic sales growth, cash flow multiple (operating cash flow less capital expenditures divided by net earnings) and Adjusted Gross Margin Rate; and

divisional goals, such as divisional operating margin, working capital management, group organic sales percentage and Adjusted Gross Margin Rate.

Divisional goals are established with overall corporate objectives in mind and do not conflict with corporate goals. To further minimize the risk that any employee or group of employees would pursue achievement of divisional goals in a manner that would have an adverse impact on the overall corporate goals, at least 20% of the annual bonus opportunity for all managers is based on achievement of the corporate goals. In addition to divisional goals, managers other than named executive officers may be assigned individual performance goal targets as a component of their MICP award. Any such individual achievement goals account for a relatively small percentage of the total bonus opportunity and, accordingly, disincentivize any individual from pursuing achievement of an individual goal in a manner that would jeopardize performance of his or her division as a whole or the Company as a whole.

The Company’s long-term incentive programs are similarly unlikely to create risks that are reasonably likely to have a material adverse effect on the Company. As discussed above on pages 41–43, there are two elements to the Company’s long-term incentive programs:

(1)  grants of stock options and/or RSUs that vest annually over time (historically, four years and, beginning with grants in December 2022, three years); and

(2)  grants of LTIP PSUs that vest based on performance over a three-year specified performance period.

The RSU and stock option grants align recipients’ interests with those of the Company’s shareholders in maintaining or increasing share value, making it against the interests of award recipients to pursue behaviors that create a material risk to the Company. PSU grants generally are earned based on achievement of corporate performance goals. A portion of each PSU grant is contingent on achieving stated levels in Adjusted EPS during the performance period, a portion is based on targets relating to CFROI, and a portion is contingent on achieving TSR relative to a peer group. The Company believes that using diluted EPS and CFROI as performance measures provides appropriate incentives for management to optimize the principal financial drivers that generate shareholder return and reinforce the Company’s quest for continued growth. Similarly, the Company believes that including three-year TSR as a performance measure encourages management to continuously benchmark Company performance against that of a broadly defined group of comparable companies, further supporting the Company’s quest for growth. In determining whether Adjusted EPS and CFROI goals have been met, the Compensation Committee retains the discretion to adjust the manner in which achieved Adjusted EPS and CFROI are determined to take into account certain nonrecurring events (such as significant acquisitions or divestitures). Providing the Compensation Committee this discretion allows the Compensation Committee to ensure the results are comparable to the originally established goals. It also has the effect of reducing any incentive to take a particular action in order to increase the bonus that would be distributed at the end of the applicable performance period.

The Company has occasionally granted long-term incentive awards to employees to encourage them to reach goals different from those above, such as working capital turnover and inventory turnover objectives. Typically, such programs are designed to incentivize employees to improve the overall performance of the Company, or a particular business, by requiring improvement in processes and, as such, are expected to be unlikely to encourage behavior that would have a material adverse effect on the Company.

Other incentive programs that may be available are common in companies in durable goods and services businesses, such as commissions on sales for sales representatives. None of these programs accounts for a significant percentage of the relevant business unit’s revenues, and no one business unit carries a significant portion of the Company’s risk profile.

In addition, our compensation programs contain many design features that mitigate the likelihood of encouraging excessive or inappropriate risk-taking behavior. These features include robust stock ownership guidelines, a policy against hedging or pledging of Company stock and a “recoupment” or “clawback” policy in the event of a financial restatement as described on page 49.

ADDITIONAL INFORMATION

Timing and Vesting of Stock Option and RSU Grants

Annual grants of stock options and RSUs to executive officers have historically been made at a regularly scheduled meeting of the Compensation Committee and the Board held during the fourth quarter of each year. The exercise price for all stock option grants is set no lower than the average of the high and low price of a share as quoted on the New York Stock Exchange Composite Tape on the date of grant. The Compensation Committee determined that, beginning in 2023, annual equity grants, including LTIP PSUs, stock options and RSUs, will be made in the first quarter of each year to facilitate cohesive award communication to participants and better align with prevalent market practice.

The Compensation Committee may occasionally make off-cycle grants during the year. Such off-cycle grants typically relate to promotions, hiring, acquisitions, or other significant business events that have a meaningful impact on our ability to recruit or retain management talent. The Compensation Committee has delegated authority to the Company’s President and Chief Executive Officer to make annual grants and occasional off-cycle grants to employees who are not executive officers of the Company. The grant date for any grants made by the Company’s President and Chief Executive Officer is either the date the grant authorization is signed by the President and Chief Executive Officer, or a later date specified in the grant authorization.

In addition, historically, stock options and RSUs were granted with a four-year vesting period. To align with typical market practices, we moved from four-year ratable vesting to three-year ratable vesting beginning with annual stock option and RSU grants made in December 2022.

We neither backdate equity awards, nor do we grant spring-loaded equity awards (i.e., we do not make equity grants shortly before announcing market-moving information with better-than-expected results or the disclosure of a significant transaction).

Tax Deductibility Under Section 162(m)

Under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), the Company is prohibited from deducting compensation in excess of $1,000,000 paid in a year to each of the President and Chief Executive Officer and the other “covered employees” as defined in Section 162(m). The Compensation Committee may award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not tax deductible.

2022 EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation earned by our named executive officers for each of the last three fiscal years during which they served as executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award(s) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Donald Allan, Jr.	2022	1,060,000	—	5,078,138	1,671,738	—	—	283,380	8,093,256
President and CEO	2021	863,833	—	2,351,585	711,750	969,612	—	325,227	5,222,007
	2020	721,933	—	2,573,447	906,750	—	—	239,574	4,441,704

Corbin B. Walburger
Interim CFO and Vice President Business Development	2022	421,667	—	1,512,597	304,003	—	—	522,638	2,760,905

Janet M. Link	2022	655,000	—	2,051,823	455,994	—	—	122,685	3,285,502
Senior Vice President, General Counsel & Secretary	2021	572,500	—	1,039,740	456,340	497,610	—	108,348	2,674,538
	2020	494,667	—	1,249,002	544,050	—	—	102,006	2,389,725

Robert H. Raff
Interim Co-President & Chief Commercial Officer, Tools & Outdoor	2022	468,650	—	1,536,765	304,003	—	—	352,268	2,661,686

John H. Wyatt	2022	685,208	—	1,133,712	455,994	—	—	166,458	2,441,372
Interim Co-President & Senior Vice President, Tools & Outdoor	2021	650,000	—	1,121,576	456,340	475,800	—	160,482	2,864,198
	2020	572,533	—	1,402,700	544,050	—	—	185,349	2,704,632

James M. Loree,	2022	652,000	—	5,100,094	—	—	—	7,873,324	13,625,418
Former CEO	2021	1,304,000	—	7,023,444	2,028,926	2,276,784	—	526,055	13,159,209
	2020	1,130,133	—	7,328,996	3,627,000	—	3,779,245	484,072	16,349,446

Footnote to Column (e) of Summary Compensation Table

This column reflects the aggregate grant date fair value of all RSUs and PSUs (including the 2020 MICP PSUs which were granted as stock-settled PSUs rather than cash-settled awards) granted during the fiscal years ended December 31, 2022, January 1, 2022, and January 2, 2021, respectively, in accordance with FASB Codification Topic 718-Stock Compensation. See Note J of the Company’s Annual Report on Form 10-K for the applicable fiscal year for assumptions used in the valuation of these awards and related disclosures. The valuation of performance awards shown in the table is based on the probable outcome at the grant date. The value of the LTIP PSUs included in this column at the grant date for fiscal year 2022, assuming performance at maximum, is as follows: Mr. Allan, $6,812,848; Mr. Walburger, $417,101; Ms. Link, $1,191,669; Mr. Raff, $465,532; Mr. Wyatt, $1,355,413; and Mr. Loree, $10,200,188.

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. In 2020, as discussed on page 39, the MICP bonus plan grants for each of our named executive officers were made in the form of stock-settled MICP PSUs, and accordingly the target value on the grant date for the 2020 MICP PSUs is included in this column (e). In 2021, the MICP bonus plan reverted to 100% cash settled and is included in column (g).

Footnote to Column (f) of Summary Compensation Table

This column reflects the aggregate grant date fair value of all stock options granted during the fiscal years ended December 31, 2022, January 1, 2022, and January 2, 2021, respectively, in accordance with FASB Codification Topic 718—Stock Compensation. See Note J of the Company’s report on Form 10-K for the applicable fiscal year for assumptions used in the valuation of these awards and related disclosures.

Footnote to Column (g) of Summary Compensation Table

This column reflects cash incentive compensation earned pursuant to the Company’s MICP in respect of the 2021 and 2022 fiscal years for all of our named executive officers.

Footnote to Column (h) of Summary Compensation Table

For Mr. Loree’s benefit under the Stanley Black & Decker, Inc. Supplemental Executive Retirement Program, the change in the present value of the benefit can be attributed to the passage of time, benefits accrued, and changes in certain assumptions. There was a decrease in the present value of Mr. Loree’s benefit in 2022 driven by an increase in the discount rate, and accordingly a zero change is reported.

See the footnote to Column (d) of the Pension Benefits Table on page 61 for the assumptions used in the calculations for fiscal year 2022.

Footnote to Column (i) of Summary Compensation Table

This column reflects (i) Company contributions and allocations in 2022 for Messrs. Allan, Walburger, Raff, Wyatt, Loree and Ms. Link under the Stanley Black & Decker Retirement Account Plan (matching and Core Account (as defined below)) and the Stanley Black & Decker Supplemental Retirement Account Plan (supplemental matching and supplemental Core); and (ii) Company costs related to life insurance premiums, financial planning services, annual physicals, products acquired through the Company’s Product Program, installation and maintenance of home security systems, personal use of corporate aircraft and other compensation detailed below.

The perquisite amounts reported for Mr. Loree for fiscal years 2021 and 2020 have been amended to reflect Mr. Loree’s reimbursement to the Company during fiscal year 2022 for certain personal use of the corporate aircraft, consistent with U.S. Federal Aviation Administration regulations, and incidental travel expenses. Mr. Loree reimbursed the Company $8,684 for fiscal year 2021 for personal use of corporate aircraft and $33,094 for fiscal year 2020 for personal use of corporate aircraft and incidental travel expenses.

Contributions and Allocations under the Stanley Black & Decker Retirement Account Plan and the Stanley Black & Decker Supplemental Retirement Account Plan

The Company contributions and allocations under the Stanley Black & Decker Retirement Account Plan and the Stanley Black & Decker Supplemental Retirement Account Plan included in Column (i) of the Summary Compensation Table are set forth below. Certain contributions and allocations under these Plans for Mr. Loree will offset pension benefits as described on page 61.

Name	Defined Contribution Plans ($)
Donald Allan, Jr.	165,224
Corbin B. Walburger	54,291
Janet M. Link	77,649
Robert H. Raff	70,105
John H. Wyatt	97,934
James M. Loree	321,114

The Stanley Black & Decker Retirement Account Plan, an Internal Revenue Code Section 401(k) retirement plan that covers certain employees of the Company and its U.S. affiliates who are subject to the income tax laws of the United States, features two accounts, a Choice Account, and a Core Account.

The Choice Account offers eligible participants the opportunity for tax-deferred savings and a choice of investment options. For the 2021 and 2022 calendar years, and through April 30th of the 2020 calendar year, a 50% matching allocation was provided in the Stanley Black & Decker Retirement Account Plan on the first 7% of pay contributed by a participant on a pre-tax or Roth basis for the year. No matching allocations were credited to the Stanley Black & Decker Retirement Account Plan for the period from May 1, 2020, through December 31, 2020. Pay ordinarily includes salary, management incentive bonuses paid in cash, certain other taxable compensation and elective contributions by a participant to the Stanley Black & Decker Retirement Account Plan or another plan sponsored by Stanley Black & Decker (or one of its wholly-owned subsidiaries) that meets the requirements of Section 125 or 401(k) of the Code. Annual pay and the amount of elective contributions are subject to limits set forth in the tax law. Participants are permitted to direct the investment of all funds credited to their Choice Accounts. Matching allocations are vested upon the earlier of a participant’s completion of one year of service or his/her attainment of age 55 while employed by the Company or one of its wholly-owned subsidiaries. Vesting is accelerated in certain circumstances, as described below.

The Core Account provides a retirement benefit for certain participants. This account is 100% funded by separate allocations that are not dependent on contributions by participants. The Core Account is subject to investment direction by a participant. Regular allocations to a Core Account for a calendar year are based on the participant’s age as of the last day of the year and pay for each calendar quarter during the year, as described above, and are subject to the limits of the tax law, with allocations for a calendar quarter contingent upon a participant having employment status on the last day of the calendar quarter, as follows:

Age	Allocation Amount (% of Pay)
Less than 40	2%
40–54	4%
55 and older	6%

Allocations to a participant’s Core Account are vested upon the earlier of a participant’s completion of three years of service or his/her attainment of age 55 while employed by the Company or one of its wholly-owned subsidiaries. Vesting is accelerated in certain circumstances, as described below. No Core Account allocations were made to the Stanley Black & Decker Retirement Account Plan for the period from April 1, 2020, through December 31, 2020.

Vesting is accelerated for Choice and Core Accounts if, while employed by the Company, the participant dies or becomes disabled.

The vested accounts are payable to a participant in a lump sum upon termination of employment and, if payments are made after a participant reaches age 70½, the participant may elect to receive annual installment payments equal to the minimum required distributions under the tax law. If a participant dies, the total vested value of the participant’s accounts (including amounts that became vested upon death while employed by the Company) is payable in a lump sum to the participant’s beneficiary.

The Stanley Black & Decker, Inc. Supplemental Executive Retirement Program is described on page 61 under the heading “Pension Benefits in Fiscal Year 2022.” The Stanley Black & Decker Supplemental Retirement Account Plan is described on pages 62–63 under the heading “Non-Qualified Defined Contribution and Deferred Compensation Plans in Fiscal Year 2022.”

Monthly Stipends and Severance

This column also reflects the aggregate monthly stipends paid to each of Messrs. Walburger and Raff in 2022 in connection with their promotions in the amounts, respectively, of $435,000 and $238,065. For Mr. Loree, this amount also reflects cash severance in the amount of $6,780,800 plus $9,754 health and welfare insurance employer cost for the six-month period following his June 30, 2022 last day worked, in connection with his termination “other than for Cause” (as defined in his letter agreement with the Company) effective June 30, 2022.

Incremental Company Cost of Perquisites

This column includes the amounts of the incremental cost to the Company of the perquisites provided to the named executive officers in 2022 as reflected below, calculated based on the aggregate incremental cost to the Company:

Name	Life Insurance ($)	Disability Insurance ($)	Financial Planning ($)	Annual Physical ($)	Product Program ($)	Home Security System ($)	Personal Use of Aircraft ($)	Other ($)	Perquisite Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Donald Allan, Jr.	36,424	7,571	15,000	2,500	2,450	683	53,528	—	118,156
Corbin B. Walburger	8,520	5,607	15,000	2,750	1,470	—	—	—	33,347
Janet M. Link	14,753	7,482	15,000	5,000	—	2,801	—	—	45,036
Robert H. Raff	13,049	9,393	15,000	1,650	4,971	35	—	—	44,098
John H. Wyatt	37,041	9,291	15,000	2,153	5,000	39	—	—	68,524
James M. Loree	135,783	4,295	8,435	—	8,861	1,276	89,961	513,045	761,656

Footnote to Column (h) of Incremental Company Cost of Perquisites

Represents the aggregate incremental cost to the Company for personal use of corporate aircraft, comprising both Company aircraft and charter aircraft. The personal use of corporate aircraft is comprised principally of travel (i) to or from meetings of the boards of directors of other companies on which certain executive officers serve, and (ii) between an executive officer’s non-primary residences and Company offices or meetings. For Company aircraft, such incremental cost is calculated based on the average variable operating costs to our Company per hour of operation, which includes fuel costs, maintenance, catering, crew costs, logistics fees (e.g., landing permits), trip-related hangar/parking costs, plane repositioning costs (i.e., empty leg flights), and other smaller variable costs. Fixed costs that do not change based on usage, such as fixed maintenance costs, crew salaries, depreciation, insurance, WiFi connectivity charges, and rent, are not included. For charter aircraft, such incremental cost is based on the actual costs incurred or the estimated variable costs incurred. The aggregate incremental cost of travel by guests on corporate aircraft during business flights is estimated utilizing data developed by a nationally recognized and independent service, plus any other applicable per-person fees incurred.

Footnote to Column (i) of Company Cost of Perquisites

The amount reported in this column for Mr. Loree represents the estimated incremental cost (salary, benefits and employer taxes) for provision of executive administration (secretarial) services to Mr. Loree for the three-year period following his termination on June 30, 2022.

Grants of Plan-Based Awards Table—2022 Grants

This table sets forth information concerning equity grants to the named executive officers during the fiscal year ended December 31, 2022, granted under the 2022 Omnibus Award Plan (the “2022 Plan”) and the 2018 Omnibus Award Plan, as well as the range of estimated future payouts under the Company’s non-equity incentive programs.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price at Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
Donald Allan, Jr.	MICP	February 16, 2022	795,000	1,590,000	3,180,000
	LTIP PSU	February 16, 2022				4,876	9,752	19,504					1,606,464
	LTIP PSU	July 5, 2022				9,446	18,892	37,784					1,799,960
	RSU	July 5, 2022							8,353				899,952
	NQSO	July 5, 2022								29,060	$107.74	$110.37	899,988
	RSU	December 6, 2022							9,916				771,762
	NQSO	December 6, 2022								35,000	$77.83	$77.73	771,750

Corbin B. Walburger	MICP	February 16, 2022	105,000	210,000	420,000
	LTIP PSU	February 16, 2022				633	1,266	2,532					208,550
	RSU	July 5, 2022							9,282				1,000,043
	RSU	December 6, 2022							3,906				304,004
	NQSO	December 6, 2022								13,787	$77.83	$77.73	304,003

Janet M. Link	MICP	February 16, 2022	225,000	450,000	900,000
	LTIP PSU	February 16, 2022				1,809	3,617	7,234					595,835
	RSU	April 22, 2022							6,999				999,982
	RSU	December 6, 2022							5,859				456,006
	NQSO	December 6, 2022								20,680	$77.83	$77.73	455,994

Robert H. Raff	MICP	February 16, 2022	117,163	234,325	468,650
	LTIP PSU	February 16, 2022				707	1,413	2,826					232,766
	RSU	August 1, 2022							10,322				999,995
	RSU	December 6, 2022							3,906				304,004
	NQSO	December 6, 2022								13,787	$77.83	$77.73	304,003

John H. Wyatt	MICP	February 16, 2022	255,938	511,875	1,023,750
	LTIP PSU	February 16, 2022				2,057	4,114	8,228					677,706
	RSU	December 6, 2022							5,859				456,006
	NQSO	December 6, 2022								20,680	$77.83	$77.73	455,994

James M. Loree	MICP	February 16, 2022	1,043,200	2,086,400	4,172,800
	LTIP PSU	February 16, 2022				15,480	30,960	61,920					5,100,094

Footnote to Columns (c), (d) and (e) of Grants of Plan-Based Awards Table

The amounts set forth in these columns are the threshold, target and maximum bonuses each of the named executive officers was eligible to receive pursuant to the Company’s MICP for the 2022 fiscal year. The bonuses payable, which were zero for all named executive officers, are set forth in column (g) of the Summary Compensation Table. For more information, see “MICP Performance Goals and Results” beginning on page 38.

Footnote to Columns (f), (g) and (h) of Grants of Plan-Based Awards Table

The performance awards identified in columns (f), (g) and (h) were awarded by the Board on February 16, 2022 and July 5, 2022, and cover a performance period that commenced at the beginning of the Company’s 2022 fiscal year and expires at the end of the Company’s 2024 fiscal year. Each LTIP PSU represents the right to receive the number of Company shares shown in the table, subject to the attainment of performance goals at the end of the performance period and continued employment. An award recipient must generally remain employed until the time of settlement of performance awards. If the participant’s employment terminates as a result of Retirement (age 55 and 10 or more years of service), death or disability within the first year of the performance period, awards will be prorated but if the participant’s employment terminates after the first year, the award will be fully settled without proration, to the extent performance goals are met. 35% of the potential award is contingent on the achievement of adjusted earnings per share growth, 40% is contingent on the achievement of CFROI, and 25% is contingent on total shareholder return relative to the LTIP Peer Group.

Footnote to Column (i) of Grants of Plan-Based Awards Table

The stock awards identified in this column are RSUs awarded on April 22, 2022, July 5, 2022, August 1, 2022 and December 6, 2022. Ms. Link’s April 22, 2022 grant will vest in two equal installments on the fourth and fifth anniversaries of the grant date; Mr. Allan’s July 5, 2022 grant will vest in four equal installments on the first four anniversaries of the date of grant; Mr. Walburger’s July 5, 2022 grant will vest on July 5, 2024; and Mr. Raff’s August 1, 2022 grant will vest in three equal installments on the first three anniversaries of the date of grant. The December 6, 2022 grants to all named executive officers will vest in three equal installments on the first three anniversaries of the date of grant. An award recipient must generally remain employed until the time of vesting of awards, but awards will vest in full if the participant’s employment terminates as a result of retirement (if retirement eligible with minimum age 55 and 10 or more years of service), death or disability. Mr. Raff’s grant on August 1, 2022 does not have the retirement-eligible provision.

Footnote to Column (j) of Grants of Plan-Based Awards Table

The stock options identified in this column are stock options granted on July 5, 2022 and December 6, 2022. Mr. Allan’s July 5, 2022 grant will vest in four equal installments on the first four anniversaries of the date of grant. The December 6, 2022 grants to all named executive officers will vest in three equal installments on the first three anniversaries of the date of grant. An award recipient must generally remain employed until the time of vesting of awards, but awards will vest in full if the participant’s employment terminates as a result of retirement (if retirement eligible with minimum age 55 and 10 or more years of service), death or disability.

Footnote to Column (k) of Grants of Plan-Based Awards Table

All stock option grants identified in this column were made pursuant to the Company’s 2022 Plan. The 2022 Plan, which has been approved by the Company’s shareholders, provides that the exercise price per share purchasable under an option may not be less than the Fair Market Value of a share on the date of grant. The 2022 Plan defines the “Fair Market Value” of a share as the average of the high and low price of a share as quoted on the New York Stock Exchange Composite Tape on the date as of which Fair Market Value is to be determined. The exercise price may, therefore, be higher or lower than the closing price per share on the date of grant. The closing price per share on the date of grant is set forth in the column immediately adjacent to column (k).

Footnote to Column (l) of Grants of Plan-Based Awards Table

This column reflects the grant date fair value computed in accordance with FASB Codification Topic 718, Stock Compensation of the stock option grants, RSU grants and performance awards identified in this table. The valuation of performance awards is based on the probable outcome at the grant date. See Note J of the Company’s Annual Report on Form 10-K for additional assumptions used in the valuation of these awards and related disclosures. The value of performance award grants included in this column for the 2022–2024 LTIP PSUs at the grant date, assuming performance at maximum, is as follows: Mr. Allan, $6,812,848; Mr. Walburger, $417,101; Ms. Link, $1,191,669; Mr. Raff, $465,532; Mr. Wyatt, $1,355,413; and Mr. Loree, $10,200,188.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by the named executive officers on December 31, 2022.

	Option Awards					Stock Awards
Name (a)	Number of Shares Underlying Unexercised Options (#) Exercisable (b)	Number of Shares Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Donald Allan, Jr.	20,000	—		$109.25	12/4/2025	33,332	$2,503,882
	25,000	—		$118.66	12/2/2026			10,742	$806,901
	25,000	—		$168.78	12/7/2027			2,288	$171,837
	25,000	—		$130.88	12/4/2028
	18,750	6,250		$150.70	12/3/2029
	9,375	9,375		$179.85	12/3/2030
	3,650	10,950		$193.97	12/29/2031
	—	29,060		$107.74	7/5/2032
	—	35,000		$77.83	12/6/2032

Corbin B. Walburger	10,000	—		$168.78	12/7/2027	17,150	$1,288,331
	2,500	—		$130.88	12/4/2028			475	$35,663
	7,500	2,500		$150.70	12/3/2029			292	$21,935
	3,750	3,750		$179.85	12/3/2030
	1,438	4,317		$193.97	12/10/2031
	—	13,787		$77.83	12/6/2032

Janet M. Link	15,000	—		$168.78	12/7/2027	20,707	$1,555,533
	7,500	—		$130.88	12/4/2028			1,357	$101,919
	12,500	6,250		$150.70	12/3/2029			832	$62,462
	5,625	5,625		$179.85	12/3/2030
	2,158	6,475		$193.97	12/10/2031
	—	20,680		$77.83	12/6/2032

Robert H. Raff	7,500	—		$168.78	12/7/2027	17,867	$1,342,141
	10,000	—		$130.88	12/4/2028			530	$39,832
	7,500	2,500		$150.70	12/3/2029			332	$24,940
	3,750	3,750		$179.85	12/3/2030
	1,438	4,317		$193.97	12/10/2031
	—	13,787		$77.83	12/6/2032

	Option Awards					Stock Awards
Name (a)	Number of Shares Underlying Unexercised Options (#) Exercisable (b)	Number of Shares Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
John H. Wyatt	15,000	—		$118.66	12/2/2026	14,051	$1,055,479
	15,000	—		$168.78	12/7/2027			1,543	$115,891
	15,000	—		$130.88	12/4/2028			948	$71,214
	11,250	3,750		$150.70	12/3/2029
	5,625	5,625		$179.85	12/3/2030
	2,158	6,475		$193.97	12/10/2031
	—	20,680		$77.83	12/6/2032

James M. Loree	50,000	—		$95.18	12/5/2024	24,644	$1,851,235
	50,000	—		$109.25	12/4/2025			11,610	$872,143
	129,199	—		$121.63	8/1/2026			6,976	$524,037
	75,000	—		$118.66	12/2/2026
	75,000	—		$168.78	12/7/2027
	75,000	—		$130.88	12/4/2028
	75,000	—		$150.70	12/3/2029
	75,000	—		$179.85	12/3/2030
	41,619	—		$193.97	12/29/2031

Footnote to columns (b) and (c)

All of the options identified in columns (b) and (c) expire 10 years from the date of grant; the grant date therefore can be determined by subtracting 10 years from the expiration date set forth in column (f). For stock options granted prior to December 2022 identified in column (c), these option grants vest in four equal annual installments on the first four anniversaries of the date of grant. For stock options granted on December 6, 2022, and thereafter identified in column (c), these option grants vest in three equal annual installments on the first three anniversaries of the date of grant. An award recipient must generally remain employed until the time of vesting of awards, but awards will vest in full if the participant’s employment terminates as a result of retirement, death or disability.

Footnote to column (g)

The awards identified in this column include (i) time-vesting RSUs that have not yet vested; (ii) the performance awards for the 2020–2022 LTIP performance program, which were vested and settled in the first quarter of 2023 based on achievement of performance goals as set forth in the Compensation Discussion and Analysis on page 43; (iii) a portion of the performance awards for the 2021–2023 LTIP performance program, which will vest following the end of the applicable performance period; (iv) a portion of the performance awards for the 2022–2024 LTIP performance program, which will vest following the end of the applicable performance period; and (v) a portion of the MICP PSUs for the 2020 MICP performance program that will vest in 2023.

The number of shares not yet vested attributable to the 2021–2023 and 2022–2024 LTIP performance programs reflect achievement of annual goals included in the programs as follows:

	Adjusted EPS Goals Achieved	CFROI Goals Achieved
2021–2023 Performance Period	2021: maximum	2021: below threshold
	2022: below threshold	2022: below threshold

2022–2024 Performance Period	2022: below threshold	2022: below threshold

The number of time-vesting RSUs granted to each executive that have not vested as of December 31, 2022, is set forth in the table below. Unless otherwise indicated, (i) for RSUs granted prior to December 2022, awards vest in four equal installments on the first four anniversaries of the grant date, and (ii) for RSUs granted on December 6, 2022, the awards vest in three equal installments on the first three anniversaries of the grant date.

Grantee	Grant Date	Vesting Schedule	Number of Units Not Yet Vested
Donald Allan, Jr.	December 3, 2019		940
	December 3, 2020		1,317
	December 29, 2021		2,859
	July 5, 2022		8,002
	December 6, 2022		9,499

Corbin B. Walburger	December 3, 2019		391
	December 3, 2020		550
	December 10, 2021		1,176
	July 5, 2022	Vests on July 5, 2024	9,282
	December 6, 2022		3,906

Janet M. Link	December 3, 2019		977
	December 3, 2020		825
	December 10, 2021		1,763
	April 22, 2022	Vests in two equal installments on the fourth and fifth anniversaries of the grant date	6,999
	December 6, 2022		5,859

Robert H. Raff	December 3, 2019		376
	December 3, 2020		529
	December 10, 2021		1,131
	August 1, 2022	Vests in three equal installments on the first, second and third anniversaries of the grant date	10,322
	December 6, 2022		3,760

John H. Wyatt	December 3, 2019		564
	December 3, 2020		789
	December 10, 2021		1,685
	December 6, 2022		5,604

Footnote to column (i)

The shares identified in this column are the number of shares that may be issued pursuant to the 2021–2023 and 2022–2024 performance awards that are not included in column (g) above. Because 2022 Adjusted EPS performance was below the threshold established for the 2022 fiscal year for the 2022–2024 award, Adjusted EPS performance was assumed at threshold. Because 2022 CFROI performance was below the threshold established for the 2022 fiscal year for the 2022–2024 award, CFROI performance was assumed at threshold. Because 2022 Adjusted EPS was below the threshold established for the 2022 fiscal year for the 2021–2023 award, Adjusted EPS performance was assumed at threshold. Because 2022 CFROI performance was below the threshold established for the 2022 fiscal year for the 2021–2023 award, CFROI performance was assumed at threshold. Because the 2020–2022 TSR was below the threshold TSR established for the 2021–2023 and 2022–2024 awards, these figures assume performance at threshold. See summary of assumed performance below:

	Adjusted EPS Performance Assumed	CFROI Performance Assumed	TSR Performance Assumed
2021–2023 Performance Award	2023: Threshold	2023: Threshold	Threshold

2022–2024 Performance Award	2023: Threshold	2023: Threshold	Threshold
	2024: Threshold	2024: Threshold

The awards for the performance periods ending at the end of fiscal years 2023 and 2024 vest during the first quarter of the fiscal year immediately following the performance period. An award recipient must generally remain employed until the time of settlement of performance awards. If the participant’s employment terminates as a result of retirement (age 55 and 10 or more years of service), death or disability within the first year of the performance period, awards will be prorated but if the participant’s employment terminates after the first year of the performance period, the award will be fully settled without proration, to the extent performance goals are met.

Option Exercises and Stock Vested During 2022 Fiscal Year

The following table provides information concerning options exercised and stock awards vested for each named executive officer during the Company’s 2022 fiscal year.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Donald Allan, Jr.	—	—	18,311	2,514,498
Corbin B. Walburger	—	—	4,330	554,074
Janet M. Link	—	—	9,826	1,330,132
Robert H. Raff	—	—	4,378	557,981
John H. Wyatt	—	—	19,984	2,154,807
James M. Loree	—	—	81,359	11,187,604

Footnote to columns (d) and (e)

Shares acquired reflect time-vesting RSUs that vested during 2022, LTIP PSUs for the 2019–2021 performance period that vested in February 2022, one-third of the 2019 MICP PSUs that vested in March 2022 and one-third of the 2020 MICP PSUs that vested in March 2022. The totals in columns (d) and (e) also include shares withheld to cover taxes on RSUs and PSUs that vested during 2022 as well as RSUs granted under our 2022 Omnibus Award Plan and the predecessor award plan, our 2018 Omnibus Award Plan, for retirement-eligible NEOs that were withheld in 2022 to cover certain FICA tax withholding obligations. The amounts in column (e) were determined by multiplying the number of shares that vested by the average of the high and low price of a share of Company common stock on the applicable vesting dates. For Mr. Loree the reported amounts include 33,251 shares and a $3,496,509 value on the vesting date (comprised of 24,639 RSUs and 8,612 of 2020 MICP PSUs) which had accelerated vesting at his June 30, 2022 termination date, in accordance with standard retirement provisions (Mr. Loree meets the Retirement requirement of age 55 with 10 or more years of service); the 33,251 shares were delivered to Mr. Loree on January 3, 2023, net of shares withheld for required tax remittances, in accordance with 409A deferred compensation rules. For Mr. Walburger the reported amounts include 1,352 of 2019-2021 LTIP PSUs that vested in February 2022 with a $224,277 vesting date value that were deferred under the Stanley Black & Decker, Inc. Deferred Compensation Plan Relating to Long-Term Performance Awards.

Pension Benefits in Fiscal Year 2022

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including years of service credited, under the Company’s non-qualified defined benefit pension plans.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Donald Allan, Jr.	N/A	—	—	—
Corbin B. Walburger	N/A	—	—	—
Janet M. Link	N/A	—	—	—
Robert H. Raff	N/A	—	—	—
John H. Wyatt	N/A	—	—	—
James M. Loree	Stanley Black & Decker, Inc.
	Supplemental Executive Retirement Program	23	15,890,436	—

Footnote to Column (b) of Pension Benefits Table

Stanley Black & Decker Inc. Supplemental Executive Retirement Program

The Stanley Black & Decker, Inc. Supplemental Executive Retirement Program (the “Supplemental Executive Retirement Program”) provides benefits on a non-qualified basis to certain executive officers of the Company. Pursuant to amendments approved in 2007, the Supplemental Executive Retirement Program is closed to new participants. Mr. Loree is the only named executive officer who participates in the Supplemental Executive Retirement Program. Under the Supplemental Executive Retirement Program, a participant will be entitled to receive a supplemental retirement benefit, before offsets, based on the following formula: 3% of average pay for each of the first five years of service; plus 2% of average pay for each of the next 15 years of service; plus 1% of average pay for each of the next five years of service thereafter. For this purpose, average pay is equal to one-third of the participant’s highest total pay (salary and cash-settled management incentive pay) for any consecutive 36-month period. The benefit will be reduced by the Core Account benefits payable under the Stanley Black & Decker Retirement Account Plan and the Stanley Black & Decker Supplemental Retirement Account Plan. Mr. Loree has elected to receive his benefit in the form of a 100% joint and survivor annuity. Mr. Loree’s benefits are fully vested. Mr. Loree’s benefit will be delayed 5½ years from July 1, 2022, as explained in the footnote to column (d). In the event Mr. Loree were to pass away during this deferral period, his beneficiary would receive a benefit equal to his supplemental retirement benefit in the form of an unreduced life annuity beginning the first day of the second month following his death.

Footnote to Column (d) of Pension Benefits Table

The present value of each accumulated benefit of the named executive officer is based on the following assumptions: (i) that Mr. Loree will receive benefits in a 100% joint and survivor annuity, based on his written election, at his age as of July 1, 2022, but delayed 5½ years (due to a six-month delay because Mr. Loree is a “specified employee” of the Company within the meaning of Code Section 409A, plus an additional five years in accordance with the applicable provisions of the Stanley Black & Decker Inc. Supplemental Executive Retirement Program and Code Section 409A, because Mr. Loree changed his form of payment election from a lump sum to an annuity in 2013); (ii) the named executive officer will not die or withdraw funds before retirement; (iii) adjusted Pri-2012 mortality table and MP-2021 future mortality improvement scale, and (iv) a discount rate of 5.44% for the Stanley Black & Decker Inc. Supplemental Executive Retirement Program.

Non-Qualified Defined Contribution and Deferred Compensation Plans in Fiscal Year 2022

The following table shows the executive contributions, earnings and account balances for fiscal 2022 for each named executive officer participating in the Stanley Black & Decker Supplemental Retirement Account Plan, a non-qualified defined contribution plan and, for Mr. Allan, the Deferred Compensation Plan for Participants in the Company’s Management Incentive Compensation Plan.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Donald Allan, Jr.
Supplemental Retirement Account Plan	53,000	136,673	(346,719)	–	2,507,199
Deferred Compensation Plan	–	–	4,804	–	133,960
The Stanley Works Deferred RSU Plan	–	–	(450,420)	–	300,060
Corbin B. Walburger
Supplemental Retirement Account Plan	33,429	31,841	(185,296)	–	966,996
The SBD Inc. Deferred Compensation Plan Relating to LTIP	224,277	–	(122,857)	–	101,420
Janet M. Link	61,032	55,199	(67,920)	–	398,515
Robert H. Raff	56,537	41,554	(178,598)	–	1,060,980
John H. Wyatt	81,271	69,383	(117,205)	–	768,130
James M. Loree	842,514	292,564	(1,269,232)	892,021	8,325,869

Footnote to column (a) of Non-Qualified Defined Contribution and Deferred Compensation Plans Table

The Company maintains the Stanley Black & Decker Retirement Account Plan, the Stanley Black & Decker Supplemental Retirement Account Plan, The Stanley Works Deferred RSU Plan, The Stanley Black & Decker, Inc. Deferred Compensation Plan Relating to Long-Term Performance Awards and the Deferred Compensation Plan. Certain employees, including the Company’s executive officers, may now defer bonuses and other compensation pursuant to the Stanley Black & Decker Supplemental Retirement Account Plan.

Mr. Walburger is the only named executive officer who elected to defer 1,352 earned shares from the 2019-2021 LTIP PSUs under The Stanley Black & Decker, Inc. Deferred Compensation Plan Relating to Long-Term Performance Awards. Mr. Allan deferred 4,000 RSUs, granted to him on February 28, 2001, under The Stanley Works Deferred RSU Plan, that will be delivered upon separation of service. This was not previously disclosed and had a value at December 31, 2021 of $750,480. The Deferred Compensation Plan for Participants in the Company’s Management Incentive Compensation Plan has been closed to new deferrals.

The compensation that may be deferred by employees and the amounts that may be credited to their accounts under the Stanley Black & Decker Retirement Account Plan are limited due to certain provisions of the Internal Revenue Code and the regulations. The Stanley Black & Decker Supplemental Retirement Account Plan provides executive officers and certain other employees with benefits that cannot be provided under the Stanley Black & Decker Retirement Account Plan.

An eligible employee can defer up to 50% of base salary and up to 100% of the cash portion of his or her management incentive bonus each year under the Stanley Black & Decker Supplemental Retirement Account Plan. Prior to January 1, 2019, the Company ordinarily made matching contributions under the Stanley Black & Decker Supplemental Retirement Account Plan equal to 50% of the elective deferral contributions from up to 7% of the portion of compensation earned during the year that consists of salary and management incentive bonuses, including elective contributions made from such salary and management incentive bonuses under the Stanley Black & Decker Supplemental Retirement Account Plan or an arrangement described in Internal Revenue Code Section 125 or 401(k), that exceeds the amount of such compensation that may be recognized under the Stanley Black & Decker Retirement Account Plan. Effective January 1, 2019, the Company, at its discretion, determines whether matching contributions will be made for a particular year. If the Company decides to make matching contributions for a year, it will make contributions, in an amount determined in its discretion, that may constitute part or all of or more than the matching contributions that would have been made pursuant to the provisions of the Stanley Black & Decker Supplemental Retirement Account Plan that were in effect prior to 2019.

Effective from January 1, 2011, to December 31, 2018, supplemental Core contributions were made for certain participants in the Stanley Black & Decker Supplemental Retirement Account Plan, determined on the basis of the formulas in the Stanley Black & Decker Retirement Account Plan for Core allocations, as applied to compensation in excess of the compensation recognized under the Stanley Black & Decker Retirement Account Plan. Effective January 1, 2019, the Company, at its discretion, determines whether Core contributions will be made for a particular year. If the Company decides to make Core contributions for a year, it will make contributions, in an amount determined in its discretion, that may constitute part or all of or more than the Core contributions that would have been made pursuant to the provisions of the Stanley Black & Decker Supplemental Retirement Account Plan that were in effect prior to 2019.

Effective January 1, 2011, all matching contributions credited under the Stanley Black & Decker Supplemental Retirement Account Plan, including any supplemental matching contributions that were made prior to 2011, are vested upon completion of one year of service or, if earlier, upon an active employee reaching age 55, becoming disabled, or death. Effective January 1, 2011, all Core contributions credited under the Stanley Black & Decker Supplemental Retirement Account Plan, together with prior supplemental cornerstone contributions, are vested after three years of service or, if earlier, upon a participant’s reaching age 55, becoming disabled, or death, while employed by the Company.

All of the supplemental accounts that are described above are credited with notional investment earnings or losses, depending upon the investment options selected by the participants, which may be changed on a daily basis by the participants. A participant receives a lump sum distribution, or two- or five-year annual installment payments, based on his or her distribution election of the vested supplemental account balances following termination of employment unless he or she has elected a later distribution date. Upon death, prior to commencing his or her distribution, the vested supplemental account balances are payable in a lump sum or installments, based on the participant’s distribution election, to the designated beneficiary of the participant. Mr. Loree’s vested accounts that are credited with funds attributable to his supplemental cornerstone contributions, his supplemental Core contributions, and his supplemental Core Transition Benefit contributions will be distributed at the same time and in the same form as his benefit under the Stanley Black & Decker Supplemental Executive Retirement Program. His vested accounts that are credited with funds attributable to his pre-2016 elective deferral contributions and matching contributions will be distributed in a lump sum upon his separation from service, plus 10½ years (on account of the change in election and being a specified employee) or, if earlier, upon his death. Mr. Loree’s vested accounts attributable to elective deferral contributions and matching contributions credited for 2016 through 2022, will be distributed in five annual installments commencing upon his separation from service, plus six months (because he is a specified employee) or, if earlier, upon his death. Mr. Loree’s distributions will be based on Mr. Loree’s retirement date of June 30, 2022.

Footnote to columns (b) and (c) of Non-Qualified Defined Contribution and Deferred Compensation Plans Table

The executive contributions listed in column (b) are reported as compensation in column (c) of the Summary Compensation Table or, to the extent contributions reflect a deferral of MICP bonus payments for the 2021 fiscal year, which were payable in 2022, in column (g) of the Summary Compensation Table for the 2021 year.

The Company contributions listed in column (c) are reported as compensation in column (i) of the Summary Compensation Table.

Footnote to column (d) of Non-Qualified Defined Contribution and Deferred Compensation Plans Table

Participants in the Supplemental Retirement Account Plan may elect to have their account balances credited with notional earnings based on the performance of certain investment options made available to the participants under the plan. Participants may elect to change their investment elections at any time by contacting the Retirement Service Center via telephone or Internet. During the plan year ended December 31, 2022, the accounts of the named executive officers under the plan were credited with earnings at the following rates, based on the investment options which they elected: the Stanley Black & Decker Stock Fund (58.13)%; Stable Value Fund 1.72%; Fixed Interest Rate Fund 2.28%; Loomis Sayles Core Plus Fixed Income Fund (12.77)%; SSgA US Intermediate Government/Credit Bond Index Fund (8.49)%; BNY Mellon Aggregate Bond Index Fund (13.03)%; SSgA US Inflation Protected Bond Index Fund (12.03)%; BNY Mellon NSL Stock Index Fund (18.14)%; SSgA U.S. Total Market Index Fund (19.48)%; SSgA US Extended Market Index Fund (26.47)%; SSgA Global Equity ex US Index Fund (15.79)%; Neuberger Berman Genesis Fund (19.11)%; Harding Loevner International Equity Fund (19.98)%; Blackrock LifePath Index Retirement Fund (14.69)%; Blackrock LifePath Index 2025 Fund (15.30)%; Blackrock LifePath Index 2030 Fund (16.02)%; Blackrock LifePath Index 2035 Fund (16.72)%; Blackrock LifePath Index 2040 Fund (17.40)%; Blackrock LifePath Index 2045 Fund (17.94)%; Blackrock LifePath Index 2050 Fund (18.24)%; Blackrock LifePath Index 2055 Fund (18.30)%; Blackrock LifePath Index 2060 Fund (18.31)%; Blackrock LifePath Index 2065 Fund (18.32)%. Mr. Allan’s account under the Deferred Compensation Plan for participants in the Company’s Management Incentive Compensation Plan was credited with earnings at a rate of 3.72%, pursuant to the terms of the Plan. The Company has not included any portion of the earnings listed in column (d) as compensation in the Summary Compensation Table.

Footnote to column (e) of Non-Qualified Defined Contribution and Deferred Compensation Plans Table

The amount set forth in column (e) represents the distribution of funds in the Stanley Black & Decker Supplemental Retirement Account Plan pursuant to the terms of that plan.

Executive Officer Agreements

Agreement with Donald Allan, Jr., President and Chief Executive Officer

In connection with Mr. Allan’s appointment as Chief Executive Officer effective as of July 1, 2022, the Company and Mr. Allan entered into a Letter Agreement, dated May 31, 2022 (the “Allan Letter Agreement”), pursuant to which Mr. Allan will be employed as the Company’s Chief Executive Officer on an “at will” basis. Under the Allan Letter Agreement, Mr. Allan will receive, without limitation, the following compensation and benefits:

●	an annual base salary of $1.25 million;
●

an annual cash bonus under the Company’s MICP or a successor thereto, with a target bonus opportunity for the Company’s 2022 fiscal year equal to 150% of the approved weighted average payout percentage based on all metrics specified in the 2022 MICP, multiplied by his earned base salary in fiscal year 2022, and for subsequent fiscal years as determined by the Board;

●	a one-time promotion long-term incentive grant with an aggregate grant date value (as determined for financial reporting purposes) of $3.6 million;
●

annual grants of equity awards in forms and amounts to be determined annually by the Board, with a grant in December 2022 of awards under the Company’s 2022 Omnibus Award Plan that result in a total fiscal year 2022 grant date value (determined for financial reporting purposes) of $6.75 million, and with respect to fiscal year 2023, a target long-term incentive award of no less than $9.25 million; and

●	employee benefits and perquisites provided to other senior executives of the Company pursuant to the Company’s compensation and benefit plans and arrangements, which may be amended from time to time.

The Allan Letter Agreement has a term of two years, unless the Company and Mr. Allan mutually agree to extend it for a longer term. In the event that Mr. Allan’s employment is terminated by the Company before the expiration of the initial term without Cause (defined in the Allan Letter Agreement to include willful and continued failure to substantially perform his duties) or by Mr. Allan for Good Reason (defined in the Allan Letter Agreement to include a material adverse alteration by the Company of the nature or status of Mr. Allan’s responsibilities or Mr. Allan’s removal from the Board prior to age 65), Mr. Allan will be eligible to receive certain severance payments and benefits, subject to his executing a release of claims in favor of the Company and complying with certain restrictive covenants (including a two-year post-termination non-competition covenant, employee non-solicitation covenant and customer non-solicitation covenant, as well as a confidentiality covenant of indefinite duration) which will be applicable regardless of the reason for Mr. Allan’s termination of employment. Such severance payments and benefits will consist of (i) a lump sum cash severance payment equal to two (or, if such termination occurs after June 30, 2023, and before the expiration of the initial term, one) multiplied by the sum of base salary at termination and target annual cash bonus for the year of termination, and (ii) continued coverage under the Company’s medical, dental, life, vision and prescription drug plans after termination of employment until Mr. Allan reaches age 65 or becomes eligible for such benefits from a new employer.

See the “Termination Provisions Summary” table on page 66, and the footnotes thereto, for information regarding payments that would have become payable to Mr. Allan if his employment had been terminated effective
December 30, 2022.

Agreement with James M. Loree, Former Chief Executive Officer

Mr. Loree is party to the Loree Letter Agreement with the Company, pursuant to which Mr. Loree was employed as the Company’s Chief Executive Officer on an “at will” basis and a member of the Board. In connection with Mr. Loree’s separation from service with the Company effective as of June 30, 2022, which is considered a termination “other than for Cause” under the Loree Letter Agreement, Mr. Loree was eligible to receive the following severance payments and benefits, contingent upon his execution of a waiver and release of claims against the Company within 60 days following his termination date and his compliance with the restrictive covenants set forth in the Loree Letter Agreement:

●	a lump sum cash severance payment equal to two times the sum of (i) his base salary at termination and (ii) his target annual cash bonus for the 2022 fiscal year; and
●

continued coverage under the Company’s medical, dental, life, vision and prescription drug plans for up to 24 months after termination of employment or until he becomes eligible for such benefits from a new employer.

Pursuant to the terms of Mr. Loree’s outstanding stock options and RSUs, he met the retirement age and service requirements (age 55 with at least 10 years of service) and, as such, vested in all outstanding and unvested stock options and RSUs granted to him as of his termination date. In addition, Mr. Loree continued to be eligible for compensation under the LTIP PSUs for the 2020-2022, 2021-2023, and 2022-2024 performance periods in accordance with the terms of those grants. He will receive a full payout for the 2020-2022 performance period based on the 63.8% of target actual achievement under the applicable performance metrics, a full payout, if any, for the 2021-2023 performance period based on the actual level of achievement and a 6/36th prorated payout, if any, for the 2022-2024 performance period based on the actual level of achievement.

See the “Termination Provisions Summary” table on page 71, and the footnotes thereto, for additional information regarding payments that have been made or become payable to Mr. Loree upon termination of his employment effective as of June 30, 2022.

Agreement with John Wyatt, Interim Co-President and Senior Vice President, Tools & Outdoor

On December 22, 2014, the Company entered into a letter agreement with Mr. Wyatt. Under the terms of the agreement, in the event that Mr. Wyatt’s employment is terminated by the Company without “Cause,” his separation pay and benefits will be determined by any Company policy then in effect; provided that Mr. Wyatt would be entitled to a minimum of 52 weeks’ pay. In addition, Mr. Wyatt will be entitled to certain relocation benefits as described on page 72.

Termination and Change-in-Control Provisions

Provisions Under Company Incentive Plans

The Company’s MICP and its 2013 Long Term Incentive Plan, 2018 Omnibus Award Plan and 2022 Omnibus Award Plan (collectively, the “LTIPs”) and change in control severance agreements with each of Messrs. Allan, Walburger, Raff, and Wyatt, and Ms. Link, and with other senior officers of the Company (the “Change in Control Agreements”) include provisions for the acceleration of payments and/or other benefits in connection with a change in control, as such term is defined in the applicable plans and agreements.

Specifically, the MICP and the LTIPs generally provide for a so-called “double trigger” acceleration in connection with a change in control (as defined in the applicable plan). Accordingly, no awards would accelerate if such awards are assumed or replaced with an equivalent award by the resulting entity and the participant does not incur a qualifying termination prior to the end of the applicable performance period in the case of the MICP or within two years following a change in control in the case of awards under the LTIPs.

With respect to awards that are not assumed or replaced by the resulting entity, unless otherwise determined by the Compensation Committee at the time of grant, upon the occurrence of a change in control of the Company, (i) participants under the MICP will be entitled to a pro rata portion of their award, assuming achievement of the applicable performance goal(s) at target levels and (ii) with respect to awards under the LTIPs, all options will become immediately exercisable in full and will remain outstanding for the remainder of their terms, all performance awards will become payable or distributable, assuming achievement at target, and all restrictions applicable to RSUs will immediately lapse.

A change in control under the MICP, the LTIPs and the Change in Control Agreements is generally deemed to have occurred in any of the following circumstances: (i) subject to certain exceptions, a person is or becomes the beneficial owner of securities representing 25% or more of the combined voting power of the Company’s then-outstanding securities; (ii) there is a change in the composition of the Board of Directors such that less than a majority of the members were elected, nominated or appointed by at least two-thirds of the incumbent directors; (iii) consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity other than (a) a merger or consolidation where the voting securities of the Company continue to represent at least 50% of the combined voting power of the surviving entity or any parent thereof or (b) a merger or consolidation effected to implement a recapitalization of the Company in which no person is or becomes the beneficial owner of securities representing 25% or more of the combined voting power of the Company’s then-outstanding securities; or (iv) the Company’s shareholders approve a plan of complete liquidation or dissolution of the Company or there is a consummated agreement for the sale or disposition by the Company of all or substantially all of its assets unless the shareholders of the Company own at least 50% of the acquiring entity in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Change in Control Agreements with Named Executive Officers

In December 2018, the Board approved a revised Change in Control Agreement for Mr. Allan that went into effect on December 4, 2018. The economic terms and conditions of the new agreement are substantially similar to those in his prior change in control agreement, except that no excise tax gross-up provisions were included in the new Change in Control Agreement. The Company also entered into a Change in Control Agreement with Mr. Walburger on April 13, 2022, Mr. Raff on December 4, 2018, Mr. Wyatt on February 17, 2016, and Ms. Link on December 19, 2017. None of the named executive officers is currently party to an agreement that contains a tax gross-up provision.

The Change in Control Agreement with each of Mr. Allan, Mr. Walburger, Mr. Raff and Ms. Link provides for a one-year term, and the Change in Control Agreement with Mr. Wyatt provides for a two-year term, in each case subject to recurring one-year extensions unless 90 days’ advance notice is given not to extend the term. Further, if a “change in control” (as defined in the applicable Change in Control Agreements) occurs during the term, the term of each such agreement will not expire earlier than two years from the date of the change in control. A qualifying termination of employment will generally occur if the named executive officer’s employment is terminated without “cause” or if the named executive officer resigns for “good reason” within two years following a “change in control” (each, as defined in the applicable Change in Control Agreements). The Change in Control Agreements generally provide for the following upon a qualifying termination:

●	a lump sum cash payment equal to 2.5 times (for Messrs. Allan and Wyatt, and Ms. Link) or 2 times (for Messrs. Walburger and Raff) annual base salary;
●	a cash payment equal to 2.5 times (for Messrs. Allan and Wyatt, and Ms. Link) or 2 times (for Messrs. Walburger and Raff) average annual bonus over the 3 years prior to termination;
●

continuation of certain health and welfare benefits and perquisites for 2.5 years (for Messrs. Allan and Wyatt, and Ms. Link) or for 2 years (for Messrs. Walburger and Raff) (or, in the case of each of the foregoing, if shorter, until similar benefits are provided by the executive officer’s new employer);

●

a payment reflecting the actuarial value of an additional 2.5 years (for Messrs. Allan and Wyatt, and Ms. Link) or 2 years (for Messrs. Walburger and Raff) of service credit for retirement pension accrual purposes under any defined contribution plans maintained by the Company; and

●	outplacement services (with the cost to the Company capped at $50,000).

Appearing on pages 66–73 are tables setting forth the dollar amounts that would have been payable, except as noted in the footnotes thereto, at December 30, 2022, as of the last business day of the Company’s 2022 fiscal year, under the various termination scenarios applicable for each named executive officer other than Mr. Loree. The figures set forth in the tables assume a stock price of $75.12, the closing price of Company common stock on December 30, 2022, which was the last trading day of the Company’s 2022 fiscal year, for the purpose of calculating all amounts payable in respect of equity awards for all except Mr. Loree. The table on page 71 sets forth for Mr. Loree the dollar amounts payable to him at June 30, 2022 in connection with his termination as of that date. The figures set forth in Mr. Loree’s table assume a stock price of $104.86, the closing price of Company common stock on June 30, 2022, which was his last day worked.

TERMINATION PROVISIONS SUMMARY

Donald Allan Jr.

	Voluntary Resignation	Involuntary for Cause	Involuntary w/out Cause or Voluntary for Good Reason (no CIC)	Involuntary w/out Cause upon CIC or Voluntary with Good Reason upon CIC	Disability	Death (Pre-retirement)	Retirement
Severance	$—	$—	$6,250,000	$4,337,015	$—	$—	$—
Pro rata bonus for year of termination	$—	$—	$—	$1,875,000	$—	$—	$—
SERP/Retirement Plan	$—	$—	$—	$—	$—	$—	$—
Supplemental Retirement Account contributions	$—	$—	$—	$482,033	$—	$—	$—
Executive benefits & perquisites	$—	$—	$—	$62,500	$—	$—	$—
Post-termination life insurance	$250,218	$250,218	$261,306	$254,178	$250,218	$—	$250,218
Post-termination health & welfare	$—	$—	$107,682	$38,458	$—	$—	$—
Outplacement	$—	$—	$—	$50,000	$—	$—	$—
Vesting of stock options	$—	$—	$—	$—	$—	$—	$—
Vesting of restricted stock units	$2,059,333	$—	$2,059,333	$2,059,333	$2,059,333	$2,059,333	$2,059,333
Vesting of performance shares	$1,508,082	$—	$1,508,082	$3,417,359	$1,508,082	$1,508,082	$1,508,082
Total	$3,817,633	$250,218	$10,186,403	$12,575,876	$3,817,633	$3,567,415	$3,817,633

TERMINATION PROVISIONS SUMMARY

Corbin B. Walburger

	Voluntary Resignation	Involuntary for Cause	Involuntary w/out Cause or Voluntary for Good Reason (no CIC)	Involuntary w/out Cause upon CIC or Voluntary with Good Reason upon CIC	Disability	Death (Pre-retirement)	Retirement
Severance	$—	$—	$420,000	$1,072,800	$—	$—	$—
Pro rata bonus for year of termination	$—	$—	$—	$210,000	$—	$—	$—
SERP/Retirement Plan	$—	$—	$—	$—	$—	$—	$—
Supplemental Retirement Account contributions	$—	$—	$—	$228,438	$—	$—	$—
Executive benefits & perquisites	$—	$—	$—	$50,000	$—	$—	$—
Post-termination life insurance	$—	$—	$950	$1,901	$—	$—	$—
Post-termination health & welfare	$—	$—	$19,481	$38,963	$—	$—	$—
Outplacement	$—	$—	$—	$50,000	$—	$—	$—
Vesting of stock options	$—	$—	$—	$—	$—	$—	$—
Vesting of restricted stock units	$—	$—	$—	$1,213,188	$1,213,188	$1,213,188	$—
Vesting of performance shares	$—	$—	$—	$268,404	$132,656	$132,656	$—
Total	$—	$—	$440,431	$3,133,694	$1,345,844	$1,345,844	$—

TERMINATION PROVISIONS SUMMARY

Janet M. Link

	Voluntary Resignation	Involuntary for Cause	Involuntary w/out Cause or Voluntary for Good Reason (no CIC)	Involuntary w/out Cause upon CIC or Voluntary with Good Reason upon CIC	Disability	Death (Pre-retirement)	Retirement
Severance	$—	$—	$660,000	$2,272,013	$—	$—	$—
Pro rata bonus for year of termination	$—	$—	$—	$495,000	$—	$—	$—
SERP/Retirement Plan	$—	$—	$—	$—	$—	$—	$—
Supplemental Retirement Account contributions	$—	$—	$—	$255,394	$—	$—	$—
Executive benefits & perquisites	$—	$—	$—	$62,500	$—	$—	$—
Post-termination life insurance	$—	$—	$1,354	$3,386	$—	$—	$—
Post-termination health & welfare	$—	$—	$5,881	$14,703	$—	$—	$—
Outplacement	$—	$—	$—	$50,000	$—	$—	$—
Vesting of stock options	$—	$—	$—	$—	$—	$—	$—
Vesting of restricted stock units	$—	$—	$—	$1,374,070	$1,374,070	$1,374,070	$—
Vesting of performance shares	$—	$—	$—	$773,736	$383,550	$383,550	$—
Total	$—	$—	$667,235	$5,300,802	$1,757,620	$1,757,620	$—

TERMINATION PROVISIONS SUMMARY

Robert H. Raff

	Voluntary Resignation	Involuntary for Cause	Involuntary w/out Cause or Voluntary for Good Reason (no CIC)	Involuntary w/out Cause upon CIC or Voluntary with Good Reason upon CIC	Disability	Death (Pre-retirement)	Retirement
Severance	$—	$—	$468,650	$1,143,415	$—	$—	$—
Pro rata bonus for year of termination	$—	$—	$—	$234,325	$—	$—	$—
SERP/Retirement Plan	$—	$—	$—	$—	$—	$—	$—
Supplemental Retirement Account contributions	$—	$—	$—	$191,694	$—	$—	$—
Executive benefits & perquisites	$—	$—	$—	$50,000	$—	$—	$—
Post-termination life insurance	$94,685	$94,685	$108,815	$122,945	$94,685	$—	$94,685
Post-termination health & welfare	$—	$—	$14,729	$29,458	$—	$—	$—
Outplacement	$—	$—	$—	$50,000	$—	$—	$—
Vesting of stock options	$—	$—	$—	$—	$—	$—	$—
Vesting of restricted stock units	$1,273,785	$—	$1,273,785	$1,273,785	$1,273,785	$1,273,785	$1,273,785
Vesting of performance shares	$151,489	$—	$151,489	$305,363	$151,489	$151,489	$151,489
Total	$1,519,959	$94,685	$2,017,468	$3,400,985	$1,519,959	$1,425,274	$1,519,959

TERMINATION PROVISIONS SUMMARY

John Wyatt

	Voluntary Resignation	Involuntary for Cause	Involuntary w/out Cause or Voluntary for Good Reason (no CIC)	Involuntary w/out Cause upon CIC or Voluntary with Good Reason upon CIC	Disability	Death (Pre-retirement)	Retirement
Severance	$—	$—	$682,500	$2,124,844	$—	$—	$—
Pro rata bonus for year of termination	$—	$—	$—	$511,875	$—	$—	$—
SERP/Retirement Plan	$—	$—	$—	$—	$—	$—	$—
Supplemental Retirement Account contributions	$—	$—	$—	$275,096	$—	$—	$—
Executive benefits & perquisites	$—	$—	$—	$62,500	$—	$—	$—
Post-termination life insurance	$54,951	$54,951	$62,406	$73,588	$54,951	$—	$54,951
Post-termination health & welfare	$—	$—	$90,914	$227,284	$—	$—	$—
Outplacement	$—	$—	$—	$50,000	$—	$—	$—
Relocation	$—	$—	$200,000	$200,000	$200,000	$200,000	$200,000
Vesting of stock options	$—	$—	$—	$—	$—	$—	$—
Vesting of restricted stock units	$837,425	$—	$837,425	$837,425	$837,425	$837,425	$837,425
Vesting of performance shares	$440,443	$—	$440,443	$886,792	$440,443	$440,443	$440,443
Total	$1,332,819	$54,951	$2,313,688	$5,249,404	$1,532,819	$1,477,868	$1,532,819

TERMINATION PROVISIONS SUMMARY

James M. Loree

Involuntary w/out Cause (no CIC)
Severance	$6,780,800
Pro rata bonus for year of termination	$—
SERP/Retirement Plan	$—
Supplemental Retirement Account contributions	$—
Executive benefits & perquisites	$513,045
Post-termination life insurance	$105,419
Post-termination health & welfare	$39,017
Outplacement	$—
Vesting of stock options	$—
Vesting of restricted stock units	$3,486,700
Vesting of performance shares	$2,520,620
Total	$13,445,601

Footnotes to Termination Provisions Summary Tables

Severance

The amounts reflected under Severance in the Termination Provisions Summary Tables above include severance that Mr. Allan would be entitled to receive if his employment was terminated by the Company without cause as described on page 63 under the heading “Executive Officer Agreements”; separation pay that Mr. Wyatt would be entitled to receive if his employment was terminated by the Company without cause as described on page 63 under the heading “Executive Officer Agreements”; and the lump sum cash severance payment that Mr. Loree received upon termination of his employment by the Company “other than for Cause” as described on page 64 under the heading “Executive Officer Agreements.” The estimated severance included in the Termination Provisions Summary Tables above for Messrs. Walburger and Raff and Ms. Link under the heading “Involuntary w/o Cause or Voluntary for Good Reason (no CIC)” reflect the Company’s past practice. If any of these individuals were involuntarily terminated, the terms of separation would be negotiated at that time and approved by the Compensation and Talent Development Committee.

Pro-Rata Bonus for Year of Termination

The 2022 MICP, which applied to the annual cash awards that were outstanding as of December 30, 2022, provides that, if awards are assumed or replaced upon a change in control and a qualifying termination occurs, payments will be made on a pro rata basis assuming performance at target. For purposes of these tables, the Company has assumed that this scenario applies. For other termination scenarios, where applicable, the 2022 MICP is reflected based on actual performance for 2022 for which there was zero earned.

Post-Termination Benefits and Executive Benefits and Perquisites

Under the terms of the Change in Control Agreements between the Company and Messrs. Allan and Wyatt, and
Ms. Link in effect at fiscal year-end, these executives would be entitled to life, health and accident insurance coverage for a period of 2.5 years and for a period of 2 years for Messrs. Walburger and Raff upon a termination without cause or for good reason following a change in control. The estimated value of these benefits includes the total of the annual premiums for fully insured plans and the equivalent costs for self-insured plans paid by the Company for life, health and accident insurance coverage for these executives during 2022 multiplied by the applicable period of time.

Executive Benefits and Perquisites include the current maximum annual allowance for each executive for financial planning services, Company products and annual physicals.

The Company agreed to continue Mr. Loree’s allowance under the Company Product Program in the amount of $10,000 annually for the three-year period following his termination on June 30, 2022, consistent with his product perquisite allowance while employed as the Company’s CEO. During 2022, Mr. Loree used $8,861 of his $10,000 allowance towards Company products, as reported in column (i) of the Summary Compensation Table on page 52. Mr. Loree may or may not choose to utilize this allowance during the remaining period from January 1, 2023 through June 30, 2025 and, accordingly, no amount is included in the Termination Provisions Summary Table above. In addition, the amount under Executive Benefits and Perquisites for Mr. Loree includes the estimated incremental cost (salary, benefits and employer taxes) for provision of executive administration (secretarial) services to Mr. Loree for the three-year period following his termination on June 30, 2022.

Relocation

The Company has agreed to reimburse reasonable travel and relocation expenses for Mr. Wyatt’s return to the UK upon his retirement, the mutually agreed acceptance of a different role, or in the event of death or disability or involuntary termination, except for “Just Cause” (as defined in his letter agreement) or voluntary resignation.

Vesting of Stock Options, RSUs and MICP PSUs

The standard terms of the Company’s stock option and RSU awards provide that those awards will become fully vested upon retirement, as defined in the terms of grant. Retirement for these purposes is defined as achievement of age 55 and 10 years of service with the Company or any affiliate. Messrs. Allan, Raff and Wyatt met this retirement age and service requirement at December 30, 2022, whereas each of Mr. Walburger and Ms. Link did not. The 2020 MICP PSUs are reflected in the vesting of RSUs in the Termination Provisions Summary Tables above because the performance conditions applicable to the 2020 MICP PSUs were satisfied and the outstanding 2020 MICP PSUs are only subject to time-vesting conditions with the same retirement treatment. For a termination without Cause or for Good Reason upon a Change in Control, or in the event of termination due to either Death or Disability, Mr. Walburger’s and Ms. Link’s stock options, RSU awards and MICP PSU awards will become fully vested.

Mr. Loree met the retirement age and service requirements with respect to his stock options and RSUs upon his termination. As such, all of Mr. Loree’s unvested stock options and RSUs vested upon his termination date.

Vesting of LTIP PSUs

The value attributable to the vesting of LTIP PSUs has been determined assuming performance at target for terminations following a change in control, consistent with the award terms.

For the Termination Provisions Summary Tables above, the disclosed amounts assume that the triggering event took place as of the end of the 2022 fiscal year (December 31, 2022). For termination upon retirement (age 55 with 10 or more years of service), death or disability, the award provisions specify that distributions would be made in full (not prorated) based on the Company’s actual performance during the performance period with respect to the 2020-2022, 2021–2023 and 2022–2024 performance periods assuming the triggering event took place as of the end of the 2022 fiscal year. In the event of retirement, death or disability as of that date, Messrs. Allan, Raff and Wyatt would receive a full payout as shown in the Termination Provisions Summary Tables above as they are retirement eligible, whereas Mr. Walburger and Ms. Link would forfeit all LTIP PSU awards if they retired but would receive a full payout in the event of their death or disability as of the end of the 2022 fiscal year, as shown in the Termination Provisions Summary Tables above.

In the event of retirement (for those age 55 with 10 or more years of service), death or disability as of the last business day of the Company’s 2022 fiscal year (December 30, 2022), which is one day prior to the fiscal year-end of December 31, 2022, the distributions with respect to the 2022-2024 LTIP PSUs would be prorated with an 11/36 payout (reflecting the number of complete months in the first year of the performance period) based on the Company’s actual performance during the performance period, rather than amounts shown in the Termination Provisions Summary Table above reflecting a full payout. There would be no difference for the 2020-2022 or 2021-2023 LTIP PSU performance periods. In the event of retirement, death or disability as of December 30, 2022, Messrs. Allan, Raff and Wyatt would receive the following payouts under their outstanding LTIP PSUs: Mr. Allan, $947,734; Mr. Raff, $123,835; and Mr. Wyatt, $359,963. Mr. Walburger and Ms. Link would forfeit all LTIP PSUs if they retired as of the last business day of the 2022 fiscal year but would receive payouts in the following amounts in the event of their death or disability as of that date: Mr. Walburger, $107,890; and Ms. Link, $312,780.

The value included for awards for the 2020-2022, 2021–2023 and 2022–2024 performance periods for the retirement, death and disability scenarios reflect the following:

●	2020-2022 Performance Program: Payout at 63.8% of target based on actual results as disclosed on page 43.
●

2021–2023 Performance Program: Performance in 2021 was at maximum for the Adjusted EPS goal and below the threshold CFROI goal established for 2021, and performance in 2022 was below the threshold Adjusted EPS goal and CFROI goal established for 2022. Performance was estimated at threshold goals for both the Adjusted EPS and CFROI goals in 2023. Performance for the three-year relative TSR metric was estimated at threshold.

●

2022–2024 Performance Program: Adjusted EPS and CFROI performance was below threshold for 2022 and was estimated at threshold for 2023 and 2024. Performance for the three-year relative TSR metric was estimated at threshold.

CEO PAY RATIO

Our Company seeks to establish fair and competitive employee compensation programs in each local market within our global operations to effectively attract, retain and motivate our talented workforce.

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and in accordance with Securities and Exchange Commission regulations, we are providing the following information to explain the relationship between the annual total compensation of our estimated median employee and the annual total compensation of our CEO.

Identification of Median Employee

Based on our internal review procedures this year, we do not believe that there have been any changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio calculation. As a result, under applicable Securities and Exchange Commission rules, we have used the same median employee identified in 2020 in order to calculate this year’s pay ratio (the “CEO Pay Ratio”).

Since the inception of the CEO Pay Ratio, we have consistently used October 1 as our determination date to identify the median employee and used this date to identify the population of employees to be included in our calculations. We selected annualized base pay as of our October 1, 2020, determination date as the most appropriate measure of compensation for identifying our median employee and applied this measure consistently across our employee population. For our salaried population, we used annualized salary; for our hourly population, we used the hourly rate of pay multiplied by the number of hours worked exclusive of overtime, bonuses or other earnings, translated to U.S. dollars.

Annual Total Compensation of Median Employee

We calculated the median employee’s annual total compensation for 2022 in accordance with the requirements of Item 402(c)(2) of Regulation S-K (the rules used to calculate the compensation included in the Summary Compensation Table). Consistent with our previous CEO Pay Ratio calculations, in order to more accurately represent our overall compensation programs, we added the estimated value of health and welfare benefits provided to the median employee during 2022. Based on this, our median employee’s total annual compensation, inclusive of benefits, was an estimated $47,651.

Annual Total Compensation of CEO

Stanley Black & Decker had two individuals in the role of CEO during 2022. The CEO compensation used to compute the CEO Pay Ratio aggregates the compensation for each CEO for the time they served in that capacity during 2022.
Mr. Loree served as CEO until June 30, 2022; Mr. Allan served as CEO from July 1 – December 31, 2022, and prior to July 1 he served as President & Chief Financial Officer.

Mr. Loree’s compensation for purposes of the CEO Pay Ratio is comprised of the total $13,625,418 as reported in the 2022 Summary Compensation Table (inclusive of severance benefits pertaining to his termination “other than for Cause”) plus the $9,754 estimated value of health and welfare benefits provided to him for the period January 1, 2022 through June 30, 2022. Mr. Allan’s compensation is adjusted from the total $8,093,256 as reported in the 2022 Summary Compensation Table to represent his compensation for the period July 1, 2022 to December 31, 2022 as follows:

●	6-months of his $1,250,000 annual CEO base salary, or $625,000
●	Equity granted while he served as CEO amounting to $5,143,412 (excludes $1.6 million February 2022 LTIP PSU grant)
●	Defined contribution retirement benefits, executive life and disability insurance and other perquisites totaling $133,719 for the July 1, 2022 – December 31, 2022 period
●	Added the $8,984 estimated value for health and welfare benefits for the period July 1, 2022 to December 31, 2022 (for comparability to this addition made for the median employee)

For purposes of calculating the CEO Pay Ratio, this resulted in total annual compensation of $19,546,287 for the combined CEOs, comprised of $13,635,172 for Mr. Loree and $5,911,115 for Mr. Allan.

Pay Ratio

Based on the combined CEO total compensation described above compared to the compensation for the estimated median employee, our estimated pay ratio as calculated pursuant to applicable Securities and Exchange Commission regulations is 410:1. If instead of using the combined CEO compensation, we annualized Mr. Allan’s 2022 compensation to reflect a full year of his CEO level compensation, the CEO’s total annual compensation would be $10,812,867 for purposes of the CEO Pay Ratio resulting in a pro-forma Pay Ratio of 227:1, and representing a slight decrease from the Company’s estimated pay ratio of 235:1 in 2021.

Our estimated pay ratio is influenced by a number of factors, including the geographic distribution of our employees, the mix of hourly versus salaried employees included in our employee population, and compensation trends within our specific industry. As a result of these and other variables, we do not believe comparisons to the pay ratios of other companies, including our competitors, are likely to be meaningful.

PAY VERSUS PERFORMANCE

The following table sets forth the compensation for our principal executive officers (the “PEOs”) and the average compensation for our other named executive officers (“NEOs”), both as reported in the Summary Compensation Table on page 52 of this Proxy Statement and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC’s pay versus performance disclosure rules, for each of 2022, 2021 and 2020. The table also provides information on our cumulative total shareholder return (“TSR”), the cumulative TSR of our peer group, Net Income and cash flow return on investment (“CFROI”).

Pay Versus Performance

	James M. Loree		Donald Allan, Jr.				Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (GAAP) in millions	CFROI
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$13,625,418	$(10,577,275)	$8,093,256	$(3,215,054)	$2,787,366	$(1,031,574)	$48	$127	$1,062.5	(4.2)%
2021	$13,159,209	$11,587,123	n/a	n/a	$3,655,494	$3,504,244	$118	$127	$1,689.2	5.8%
2020	$16,349,446	$24,617,703	n/a	n/a	$4,054,082	$6,887,666	$110	$107	$1,233.8	16.0%

Footnote to columns (b) and (d) of the Pay Versus Performance Table. Compensation for our PEO reflects the amounts reported in the “Summary Compensation Table” for Donald Allan, Jr., our President and CEO, and James M. Loree, our former CEO, for 2022, and for James M. Loree for 2021 and 2020. Average compensation for non-PEO NEOs is based on the compensation of the following NEOs: (i) in 2022, Corbin B. Walburger, Janet M. Link, Robert H. Raff and John H. Wyatt, (ii) in 2021, Donald Allan, Jr. (who served as our President and CFO at such time), Janet M. Link, Jaime A. Ramirez, and John H. Wyatt, and (iii) in 2020, Donald Allan, Jr., Jeffrey D. Ansell, Jaime A. Ramirez and Graham N. Robinson.

Footnote to columns (c) and (e) of the Pay Versus Performance Table. Compensation actually paid for the PEO and average compensation actually paid for our non-PEOs in 2022, 2021 and 2020 reflect the respective amounts set forth in columns (c) and (e), adjusted as follows in the tables below, as determined in accordance with the SEC’s pay versus performance disclosure rules. These dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEOs and our other NEOs during the applicable year. For information regarding the decisions made by our Compensation Committee with respect to the PEOs’ and our other NEOs’ compensation for fiscal year 2022, see Compensation Discussion and Analysis beginning on page 28 of this Proxy Statement.

Footnote to columns (f) and (g) of the Pay Versus Performance Table. TSR is cumulative for the measurement periods beginning on December 31, 2019, and ending on December 31 of each of 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The S&P 500 Capital Goods Index peer group for purposes of this table reflects the Company’s industry sector and is the same as our peer group disclosed in the Stock Performance Graph in Item 5 of Part II of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Following the Company’s recent portfolio transition in 2022, the Company elected to replace the S&P 500 Industrials Index with the S&P 500 Capital Goods in its Stock Performance Graph comparing the yearly percentage change in the Company’s cumulative total shareholder return for the last five years ending as of December 31, 2022. The Company believes that the S&P 500 Capital Goods Index is a more appropriate comparison because it represents a more focused group of 45 companies across major industrial manufacturing categories that carry similar operational characteristics to the Company.

Footnote to column (h) of the Pay Versus Performance Table. Reflects “Net Income” as reported under the caption “Net Earnings Attributable to Stanley Black & Decker, Inc.” in the Company’s Consolidated Statements of Income included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2022, January 1, 2022 and January 2, 2021. Net Income is inclusive of the results of discontinued operations. The 2022 Net Income reflects an $884.9 net gain on sale of the Security business.

Footnote to column (i) of the Pay Versus Performance Table. The cash flow return on investment (CFROI) metric is utilized in our Performance Share Units plan with a 40% weight, representing the highest weighted metric in our long-term incentive plan. The three additional items listed below represent an unranked list of the financial performance measures that we view as the “most important” measures, other than CFROI, for linking our NEO’s compensation to performance for 2022, as further described in our Compensation Discussion and Analysis within the sections titled “Annual Incentive Compensation” and “Long-Term Incentives.”

Performance Measures
CFROI*
Adjusted EPS*
Adjusted Gross Margin Rate*
Free Cash Flow $*
*	See Appendix A for an explanation and/or reconciliation of GAAP to Non-GAAP measures used in this Proxy Statement.

The Adjusted EPS measure was used in both the MICP, our annual incentive plan, and the LTIP PSUs in 2022 and in prior years but has been removed from the LTIP PSUs for the 2023-2025 and future cycles. The Adjusted Gross Margin Rate measure is used in the MICP. The MICP in 2022 and prior years had a Cash Flow Multiple measure, defined as operating cash flow less capital expenditures (known as “free cash flow”), divided by net earnings. Free Cash Flow Dollars is the numerator of the Cash Flow Multiple measure, and for the 2023 MICP, the Free Cash Flow Dollars measure has replaced the previously used Cash Flow Multiple measure.

Compensation Actually Paid Table

The adjustments to determine the compensation actually paid to the PEO for each applicable year include the addition (or subtraction, as applicable) as set forth in the chart below:

Year	Summary Compensation Table (“SCT”) Total for PEO	Deduction of Change in Pension Value	Deduction of Equity Amounts Reported in SCT	Pension Service Cost Adjustments(1)	Fair Value for Unvested Awards Granted in the Covered Year	Fair Value for Vested Awards Granted in the Covered Year	Dividends Paid on Unvested Equity (to the extent not already reflected in fair value or other component of total comp)	Change in Fair Value of Outstanding Unvested Awards from Prior Years	Change in Fair Value of Awards from Prior Years that Vested in the Covered Year	Compensation Actually Paid to PEOs
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
2022 (Allan)	$8,093,256	$—	$(6,749,876)	$—	$2,617,625	$—	$—	$(5,407,081)	$(1,768,978)	$(3,215,054)
2022 (Loree)	$13,625,418	$—	$(5,100,094)	$197,155	$—	$90,470	$—	$—	$(19,390,224)	$(10,577,275)
2021	$13,159,209	$—	$(9,052,370)	$494,146	$10,226,149	$—	$—	$(3,239,465)	$(546)	$11,587,123
2020	$16,349,446	$(3,779,245)	$(10,955,996)	$376,378	$17,174,490	$—	$—	$5,123,141	$329,489	$24,617,703
(1)	There were no prior service costs for the pension plan (no plan amendments).

The adjustments to determine the average compensation actually paid to the Non-PEO NEOs for each applicable year include the addition (or subtraction, as applicable) as set forth in the chart below:

Year	Average SCT Total for non- PEO NEOs ($)	Deduction of Change in Pension Value	Deduction of Equity Amounts Reported in SCT	Pension Service Cost Adjustments(1)	Fair Value for Unvested Awards Granted in the Covered Year(2)	Dividends Paid on Unvested Equity (to the extent not already reflected in fair value or other component of total comp)	Change in Fair Value of Outstanding Unvested Awards from Prior Years	Change in Fair Value of Awards from Prior Years that Vested in the Covered Year	Average Compensation Actually Paid to Non-PEO NEOs
	($)	($)	($)	($)	($)	($)	($)	($)	($)
2022	$2,787,366	—	$(1,938,723)	—	$1,233,176	—	$(1,981,775)	$(1,131,618)	$(1,031,574)
2021	$3,655,494	—	$(2,142,701)	—	$2,349,584	—	$(388,820)	$30,687	$3,504,244
2020	$4,054,082	$(11,658)	$(3,158,844)	—	$4,930,403	—	$903,163	$170,520	$6,887,666
(1)	There were no ongoing pension service costs nor any prior service costs for Non-PEO NEOs.
(2)	There were no awards granted and vested in the covered year for Non-PEO NEOs.

Fair values set forth in the table above are computed in accordance with ASC 718 as of the end of the respective fiscal year, other than fair values of awards that vest in the covered year, which are valued as of the applicable vesting date, or the fair values of awards forfeited in the covered year, which are valued as of the end of the prior fiscal year. The fair value or change in fair value of RSUs is measured using the average of the high and low price of a share of Company common stock on the applicable measurement date. The fair value or change in fair value of stock options is determined using the Black-Scholes option pricing model. Refer to Note J of the Company’s Annual Reports on Form 10-K for the years ended December 31, 2022, January 1, 2022 and January 2, 2021 for disclosure of the assumptions utilized to value equity awards on the date of grant, as reported in the Summary Compensation Table. Refer to the compensation actually paid assumption footnotes beginning on page 79 for a description of the assumptions utilized that differed from those disclosed in Note J of the Company’s Annual Reports on Form 10-K for the years ended December 31, 2022, January 1, 2022 and January 2, 2021.

The aggregate change in actuarial present value of accumulated benefit under pension plans reflects the amount reported for the applicable year in the Summary Compensation Table. Service costs is calculated as the actuarial present value of benefits under all pension plans attributable to services rendered during the applicable fiscal year. There are no pension prior service costs.

Compensation Actually Paid and Cumulative TSR

As demonstrated by the following graph, the compensation actually paid to the Company’s PEOs and the average amount of compensation actually paid to the Company’s non-PEO NEOs are generally aligned with the Company’s cumulative TSR over the three years presented in the pay versus performance table above. In 2022, we had two PEOs, Mr. Allan and Mr. Loree, as shown in the table above, and the graph below shows the sum of the compensation actually paid to both PEOs for 2022. A significant portion of the compensation actually paid to our NEOs is comprised of equity awards whose value is directly tied to the value of the Company’s common stock, demonstrating alignment between compensation actually paid and the Company’s cumulative TSR as further described in our Compensation Discussion and Analysis.

Compensation Actually Paid (in millions) vs Company TSR

(a)	In 2022, reflects the total compensation actually paid to both PEOs in 2022 of which $(3.22 million) relates to Mr. Allan and $(10.58 million) relates to Mr. Loree.

Compensation Actually Paid and Net Income

The chart below describes the relationship between net income and the compensation actually paid to the PEOs and the average amount of compensation paid to non-PEO NEOs. As demonstrated by the following table, the amount of compensation actually paid to our CEO and the average compensation paid to our Non-PEO NEOs is generally aligned to our net income over the three years presented in the table. Net income is inclusive of discontinued operations and in the year 2022 there was a gain on sale of the security segment amounting to $884.9 million. While the Company does not use net income as a performance measure in the overall executive compensation program, the measure of net income is somewhat correlated with the Adjusted EPS measure, which the Company uses as a metric in its annual incentive plan as well as long-term incentive program. However, the Adjusted EPS measure utilized in the incentive programs excludes acquisition-related and other charges, and excludes the gain on sale of business reported in discontinued operations in 2022.

Compensation Actually Paid vs Net Income (in millions)

(a)	In 2022, reflects the total compensation actually paid to both PEOs in 2022 of which $(3.22) relates to Mr. Allan and $(10.58) relates to Mr. Loree.

Cumulative TSR of the Company and Cumulative TSR of Company Peer Group

The following graph represents the Company’s cumulative TSR over the three-year period presented in the table above compared to the cumulative TSR of the Company’s peer group, the S&P 500 Capital Goods Index, over the same period. Each data point in the graph corresponds to the Pay Versus Performance table on page 75, reflecting the value of a fixed $100 investment for the one year period ending December 31, 2020, the two year period ending December 31, 2021, and the three year period ending December 31, 2022.

Company TSR vs. Peer Group TSR

Compensation Actually Paid and CFROI

The chart below describes the relationship between the Company-selected performance measure of CFROI and compensation actually paid to the PEOs and the average amount of compensation paid to non-PEO NEOs. The Company uses multiple financial metrics in its MICP and LTIP PSUs but has selected CFROI as the financial performance measure that represents the most important performance measure (otherwise not required to be disclosed in the table above) used by the Company to link compensation actually paid to the NEOs for 2022 to Company performance. The Company uses CFROI as a metric in its LTIP PSU program, weighted at 40%, to incentivize performance that aligns with the Company’s 2022 annual operating plan and three-year strategic plan outlook.

Compensation Actually Paid (in millions) vs CFROI

(a)	In 2022, reflects the total compensation actually paid to both PEOs in 2022 of which $(3.22) relates to Mr. Allan and $(10.58) relates to Mr. Loree.
Stanley Black & Decker, Inc.
Pay Versus Performance
Compensation Actually Paid
Valuation Assumptions

Stock Options	2022(7)	2021	2020	2019
Stock price(1) at year-end	$75.02	$187.62	$178.09	$165.67
Stock price(1) range at vesting dates	$74.59 - $116.21	$179.14 - $186.78	$151.67 - $180.12	n/a
Expected volatility(2)	37.0% - 40.0%	34.0% - 35.0%	35.0% - 36.0%	25.0%
Dividend yield(3)	2.8% - 4.3%	1.7% - 1.8%	1.6% - 1.9%	1.7%
Risk-free interest rate(4)	2.9% - 4.3%	0.4% - 1.3%	0.1% - 0.4%	1.6% - 1.7%
Expected life(5)	2.0 - 6.4 years	1.2 - 5.4 years	0.8 - 5.2 years	1.5 - 5.0 years
Fair value(6) range per outstanding option at year end	$7.14 - $20.22	$48.48 - $61.66	$36.37 - $57.87	$26.72 - $49.28
Fair value(6) range per option at vesting dates	$7.85 - $19.99	$34.40 - $54.42	$36.10 - $60.59	n/a
(1)	Stock price is equal to the average of the intraday high and low prices on the measurement date.
(2)	Expected volatility is based on the average of 5.25-year historical volatility and market implied volatility as of the measurement date.
(3)	Dividend yield is computed as the annualized dividend rate at the measurement date divided by the stock price.
(4)	Risk-free interest rate is based on U.S. Treasury securities with maturities equal to the expected life of the option.
(5)	Expected life calculated as 5.25-year grant date expected life minus elapsed time to measurement date and adjusted for how much the options are in or out of the money.
(6)	Calculated using the Black-Scholes pricing model.
(7)	For 2022, fair values and stock prices at vesting include vesting dates for terminating executives.
Restricted Share Units	2022(3)	2021	2020	2019
Stock price(1) at year end	$75.02	$187.62	$178.09	$165.67
Stock price(1) range at vesting dates	$74.58 - $141.21	$174.51 - $198.95	$178.25 - $182.17	n/a
Fair value(2) range per outstanding RSU at year end	$75.02 - $83.96	$187.62 - $196.08	$178.09 - $188.57	$165.67 - $173.36
Fair value(2) range per RSU at vesting dates	$77.77 - $147.07	$182.12 - $209.67	$182.63 - $189.77	n/a

(1)        Stock price is equal to the average of the intraday high and low prices on the measurement date.

(2)        Includes the value of accrued dividends.

(3)        For 2022, fair values and stock prices at vesting include vesting dates for terminating executives.

Management Incentive Compensation Plan	2022(3)	2021	2020	2019
Stock price(1) at year end	$75.02	$187.62	$178.09	$165.67
Stock price(1) range at vesting dates	$105.16 - $145.09	$191.73	$105.57	n/a
Dividend yield(2)	4.3%	1.7%	1.6%	1.7%
Fair value range per outstanding MICP at year end	$74.35	$185.38 - $186.96	$174.7 - $176.1	$162.36
Fair value range per MICP at vesting dates	$105.16 - $145.09	$191.73	$105.57	n/a
(1)	Stock price is equal to the average of the intraday high and low prices on the measurement date.
(2)	Dividend yield is computed as the annualized dividend rate at the measurement date divided by the stock price.
(3)	For 2022, fair values and stock prices at vesting include vesting dates for terminating executives.
Long-Term Performance Awards - TSR	2022(7)	2021	2020	2019
Stock price(1) at year end	$75.02	$187.62	$178.09	$165.67
Stock price(1) range at vesting dates	$105.16 - $165.91	$170.63	$163.44	n/a
Expected volatility(2)	46.2%	42.9%	43.8%	26.3%
Expected volatility(2) for peers	28.9% - 48.8%	26.4% - 48.1%	25.7% - 99.9%	16.1% - 75.7%
Dividend yield(3)	4.3%	1.7%	1.6%	1.7%
Risk-free interest rate(4)	4.4% - 4.7%	0.4% - 0.7%	0.1%	1.6%
Fair value(5) per outstanding LTIP - TSR at year end - current year award	$11.50	$183.10	$197.07	$210.08
Fair value(5) per outstanding LTIP - TSR at year end - prior year award	$1.12	$108.13	$189.26	$144.29
Fair value(6) per outstanding LTIP - TSR at year end - maturing award	$0.00	$0.00	$113.27	$195.48
Fair value(6) range per LTIP - TSR at vesting dates	$0.00 - $82.76	$108.52	$192.85	n/a
(1)	Stock price is equal to the average of the intraday high and low prices on the measurement date.
(2)	Expected volatility is based on 3-year historical volatility as of the measurement date.
(3)	Dividend yield is computed as the annualized dividend rate at the measurement date divided by the stock price.
(4)	Risk-free interest rate is based on U.S. Treasury securities with maturities equal to the remaining performance period.
(5)	Calculated using Monte Carlo simulation.
(6)	Based on stock price and vesting outcome.
(7)	For 2022, fair values and stock prices at vesting include vesting dates for terminating executives.
Long-Term Performance Awards - EPS and CFROI	2022(4)	2021	2020	2019
Stock price(1) at year end	$75.02	$187.62	$178.09	$165.67
Stock price(1) range at vesting dates	$105.16 - $165.91	$170.63	$163.44	n/a
Dividend yield(2)	4.3%	1.7%	1.6%	1.7%
Expected performance factor at year end - current year award	0.0%	125.9%	185.2%	103.2%
Expected performance factor at year end - prior year award	27.0%	151.7%	152.1%	36.5%
Final performance factor at year end - maturing award	85.0%	127.5%	63.2%	106.1%
Fair value range(3) per outstanding LTIP - EPS/CFROI at year end	$0.00 - $19.33	$227.84 - $279.23	$112.55 - $318.90	$59.32 - $175.78
Fair value(3) range per LTIP - EPS/CFROI at vesting dates	$0.00 - $211.54	$107.84	$173.40	n/a
(1)	Stock price is equal to the average of the intraday high and low prices on the measurement date.
(2)	Dividend yield is computed as the annualized dividend rate at the measurement date divided by the stock price.
(3)	Based on stock price and expected or actual vesting outcome.
(4)	For 2022, fair values and stock prices at vesting include vesting dates for terminating executives.

ITEM 2—ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Exchange Act, and in accordance with the results of the 2017 shareholder advisory vote regarding the frequency of the advisory vote on the compensation of our named executive officers, we are asking you to vote on a non-binding, advisory basis on the below resolution at the 2023 Annual Meeting.

This advisory vote, commonly known as a “Say on Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. At the 2017 Annual Meeting, a majority of the Company’s shareholders voted in favor of holding a Say on Pay advisory vote on an annual basis, and, in light of this vote, the Board adopted a policy of holding Say on Pay votes annually. Therefore, unless our Board determines otherwise, we will continue to hold Say on Pay votes on an annual basis, with our next vote taking place in 2024. You are also being asked to vote on the recommended frequency of future Say on Pay advisory votes at the 2023 Annual Meeting.

Before you vote, please review the Compensation Discussion and Analysis and the tabular and narrative disclosure that follows it. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Compensation Committee.

We believe you should vote “FOR” our named executive officer compensation program, which we have designed to
(1) promote our long-term vision, (2) strengthen the alignment among executive pay, performance and strategy, and (3) encourage our executives to deliver investment returns in line with our shareholders’ expectations.

●

Pay for Performance Alignment Is Strong: A majority of annual and long-term compensation is performance-based, being directly linked to both absolute and relative Company performance against preset goals. Our 2022 compensation program reflects this philosophy, as performance results under the Company’s 2022 MICP were below threshold for all financial measures resulting in a 0% bonus payout for named executive officers. The Compensation Committee applied no positive discretion in determining performance and payouts for our named executive officers.

●

Long-Term Performance Targets Are Intended to Be Challenging: For the 2020–2022 performance period, payouts under the performance units were at 63.8% of target, and over the last five years our long-term incentive programs have paid out at an average of 96.9% of target. The Compensation Committee applied no positive discretion in determining performance and payouts for our named executive officers.

●

The Board’s Responsiveness to Shareholders Resulted in an 89.0% Approval in Last Year’s Say on Pay Vote: The Board has reviewed current views on corporate governance best practices and considered the strong shareholder support for our programs as evidenced by last year’s “Say on Pay” vote and determined that our executive compensation programs are designed to reward pay for performance.

●

Target Compensation for Our Named Executive Officers Reflects Market Conditions: We regularly benchmark our compensation program against market norms. Total compensation opportunity for our named executive officers is generally targeted at the 50th percentile benchmark of our Compensation Peer Group.

●

Our Executive Compensation Program Follows Best Practices: Our executive compensation program reflects best practices, including: no tax gross-ups in severance arrangements and change in control agreements, no tax gross-ups on perquisites, double trigger vesting provisions requiring a change in control and qualifying termination of employment, a comprehensive clawback policy relating to equity and cash incentive compensation for all executive officers, robust stock ownership guidelines for executive officers and a policy against hedging or pledging of Company stock.

For these reasons, the Board of Directors recommends that shareholders vote FOR the approval of the following resolution:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related narratives and descriptions appearing on pages 28–73 of the Company’s Proxy Statement for the 2023 Annual Meeting.

The Say on Pay advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers for 2022, as described in this Proxy Statement.

The result of the Say on Pay vote is advisory in nature and will not be binding on the Company or our Board. However, the Compensation Committee will take into account the outcome of the Say on Pay vote when considering named executive compensation arrangements for future years.

ITEM 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21 under the Exchange Act, we also are asking you to vote on an advisory (non-binding) basis on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders recommend, on an advisory basis, that, after the 2023 Annual Meeting of Shareholders, the Company conduct any required shareholder advisory vote on named executive officer compensation every year, every two years, or every three years in accordance with such frequency receiving the greatest number of votes cast for this resolution.

This non-binding advisory vote, commonly known as a “Say When on Pay” vote, gives you the opportunity to express your views about how frequently (but at least once every three years) we should conduct a Say on Pay vote. You may vote for Say on Pay votes to be held “EVERY YEAR,” “EVERY TWO YEARS” OR “EVERY THREE YEARS” in response to the resolution or you may abstain from voting on the resolution. This vote, which we last held at our 2017 Annual Meeting, is required at least once every six years. Unless our Board determines otherwise, we will hold our next non-binding advisory vote on the frequency of the Say on Pay vote in 2029.

After considering input from shareholders, the preference evident from voting results at other companies similar in size to ours, and our priority on regular, proactive engagement with our shareholders, the Board determined that it was appropriate to recommend that the Say on Pay vote continue to be held each year.

For these reasons, the Board of Directors recommends that shareholders vote for the Company to conduct any required shareholder advisory vote on named executive officer compensation EVERY YEAR.

The results of the Say When on Pay vote will be advisory and will not be binding upon the Company or our Board. However, we will take into account the outcome of the Say When on Pay vote when determining how frequently the Company will conduct future Say on Pay votes and will disclose our frequency decision as required by the Securities and Exchange Commission.

ITEM 4—APPROVAL OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

Subject to the action of the shareholders at the Annual Meeting, the Board of Directors, on recommendation of the Audit Committee, has appointed Ernst & Young as the registered independent public accounting firm to audit the financial statements of the Company for the current fiscal year. As a matter of good corporate governance, the Board of Directors is requesting ratification by the shareholders of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2023. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm for the subsequent year. Because it is difficult and not cost effective to make any change in independent registered public accounting firms so far into the year, the appointment of Ernst & Young would probably be continued for fiscal year 2023 unless the Audit Committee or the Board of Directors finds additional good reason for making an immediate change. Ernst & Young and predecessor firms have been the Company’s auditors since 1932. The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young to serve as the Company’s independent auditor is in the best interests of the Company and its investors. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Board of Directors recommends a vote FOR approval of the selection of Ernst & Young LLP as the Company’s registered independent public accounting firm for the 2023 fiscal year.

Fees of Independent Auditors

General. In addition to retaining Ernst & Young to audit the Company’s consolidated financial statements for 2022, the Company retained Ernst & Young and other accounting and consulting firms to provide advisory, auditing and consulting services in 2022. The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally subject to a specific budget amount. With respect to non-audit services, the Audit Committee will consider and, if appropriate, give pre-approval to specific subcategories of such services with related budget amounts. The Audit Committee may delegate pre-approval authority to one or more of its members. Ernst & Young and management are required to periodically report to the full Audit Committee regarding the extent of services provided by Ernst & Young in accordance with the Audit Committee’s policies. All of the fees paid to Ernst & Young under the categories “audit-related,” “tax services,” and “other services” were pre-approved by the Audit Committee. The Audit Committee approved all of the services described below in accordance with its pre-approval policies and procedures. The aggregate fees billed to the Company by Ernst & Young for professional services in 2021 and 2022 were as follows:

Audit Fees. The aggregate fees billed by Ernst & Young to the Company for professional services rendered for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Forms 10-Q, and services rendered in connection with statutory audits for 2021 and 2022 were approximately $15,673,000 and approximately $14,650,000, respectively.

Audit-Related Fees. The aggregate fees billed by Ernst & Young to the Company in 2021 and 2022 for professional services rendered for assurance and related services that are reasonably related to the performance of the audit of the Company’s annual financial statements were approximately $171,000 and approximately $56,000, respectively. Audit-related services generally include fees for audits of companies acquired and sold, pension audits, accounting related consultations, and filings with the Securities and Exchange Commission.

Tax Fees. The aggregate fees billed by Ernst & Young to the Company in 2021 and 2022 for professional services rendered for tax compliance, tax advice and tax planning were approximately $7,639,000 and approximately $4,636,000, respectively. Tax services include domestic and foreign tax compliance and consulting.

All Other Fees. The aggregate fees billed by Ernst & Young to the Company in 2021 and 2022 for services other than audit services, audit-related services and tax services were approximately $7,200 per year, for access to their global online resource for accounting and financial reporting literature and thought leadership.

ITEM 5—SHAREHOLDER RATIFICATION OF TERMINATION PAY

The Company is not responsible for the content of this shareholder proposal or its supporting statement. The Company will furnish the share ownership information for the proponent upon receipt of a request to the Corporate Secretary for such information.

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has notified the Company that he will present the following proposal at the 2023 Annual Meeting:

Proposal 5—Shareholder Ratification of Termination Pay

Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include cash, equity or other pay that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred pay earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities, perquisites or benefits not vested under a plan generally available to management employees, post-employment consulting fees or office expense and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

Generous performance-based pay can sometimes be justified but shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target short-term bonus better aligns management pay with shareholder interests.

For instance at one company, that does not have this policy, if the CEO is terminated he could receive $44 million in termination pay - over 10 times his base salary plus short-term bonus. In the event of a change in control, the same person could receive a whopping $124 million in accelerated equity payouts even if he remained employed.

It is in the best interest of Stanley Black & Decker shareholders and the morale of Stanley Black & Decker employees to be protected from such lavish management termination pay for one person.

It is important to have this policy in place so that Stanley Black & Decker management stays focused on improving company performance as opposed to seeking a business combination simply to trigger a management golden parachute windfall.

This proposal topic received between 51% and 65% support at:

FedEx (FDX)

Spirit AeroSystems (SPR)

Alaska Air (ALK)

AbbVie (ABBV)

Fiserv (FISV)

The proposal is more important at Stanley Black & Decker because management pay was rejected by 11% of shares in 2022 when a 5% rejection is often the norm. And Mr. Patrick Campbell, Audit Committee Chair, was rejected by 17% of shares.

Please vote yes:

Shareholder Ratification of Termination Pay – Proposal 5

COMPANY STATEMENT IN OPPOSITION

The Board of Directors unanimously recommends a vote AGAINST this proposal because it is unnecessary and against the best interests of our shareholders.

The Board is committed to maintaining strong corporate governance practices and responding to the concerns of shareholders. After carefully considering the proposal, the Board and the Compensation and Talent Development Committee believe that it is not in the best interests of the Company’s shareholders. The overly broad proposal does not permit adequate flexibility to be competitive in the marketplace for new hires and to retain key talent. Moreover, the Company has adopted a policy requiring shareholder ratification of cash severance benefits that exceed the 2.99x cap the proposal seeks.

The Company’s current cash severance arrangements and policies are already within the proposed threshold and the Company has adopted a policy limiting cash payments in connection with an executive’s termination.

The total estimated value of the cash severance benefits under our severance plan, change-in-control and employment agreements with our current executive officers is below the 2.99x cap the proposal seeks. Change-in-control severance agreements with our current executive officers provide for lump sum cash severance of 2.5x base salary and average annual bonus for the three years preceding termination, which is less than the amount the proposal seeks.

In addition, the Company recently adopted a policy (the “Executive Severance Policy”) committing not to enter into or amend any employment agreement, severance agreement or separation agreement with any executive officer, or establish any new severance plan or policy covering executive officers, that provides cash severance benefits that would exceed 2.99 times the sum of the executive’s base salary and target bonus without seeking shareholder ratification of such an agreement, plan or policy. The Executive Severance Policy, which is attached to this Proxy Statement as Appendix B, applies to executive officers who are subject to reporting requirements under Section 16 of the Securities Exchange Act of 1934 (rather than the proposal’s undefined and potentially very broad population of “any senior manager”). The Board believes that the Executive Severance Policy is more carefully tailored than the overly-broad proposal and provides the right balance between shareholder accountability and the Company’s ability to attract and retain talent in a competitive market. The Executive Severance Policy excludes the value of equity awards from the 2.99x cap for the reasons discussed below. Since the Company has already adopted a policy that aligns with the underlying concerns of the proposal, the proposal is unnecessary.

The limited instances where equity awards accelerate in vesting are consistent with market practice and allow us to remain competitive in a difficult labor market. Additionally, our shareholders just last year approved an equity incentive compensation plan that provides for accelerated vesting of outstanding equity awards in certain instances.

The shareholder proposal would include the value of outstanding equity awards that accelerate upon a termination. Consistent with our pay for performance philosophy, a significant portion of our executive officers’ compensation is in the form of equity awards with multi-year performance and/or vesting requirements designed to incentivize performance and maximize long-term growth and shareholder value creation. Equity awards are granted and accepted with the expectation that the executives will be given a fair opportunity to realize the full value of these awards. The proposal could have an adverse impact on our ability to recruit and retain executive talent, as it would put us at a competitive disadvantage against other companies who do not face similar restrictions or uncertainty regarding their ability to offer termination protection for equity awards.

In addition, our shareholders approved our 2022 Omnibus Award Plan (“Omnibus Plan”) at last year’s annual meeting with 95.5% of the votes cast in favor. The Omnibus Plan permits accelerated vesting of equity awards and, in fact, expressly provides that accelerated vesting applies in the event of an executive’s termination without cause or for good reason or by reason of death, disability or retirement following a change in control (“double trigger”). The “double trigger” acceleration provision is designed to incent our executive officers to remain with the Company during a potential change in control and maximize value for our shareholders, such that no accelerated vesting occurs unless there is both a change in control and a termination of employment. Accelerated vesting for equity incentive awards also applies in other limited situations, such as an executive’s termination of employment by reason of death, disability, or retirement, in recognition of an executive’s tenure with the Company. These provisions do not penalize executives or their families in the rare and unfortunate event of their disability or death and are consistent with market practice.

We believe the proposal could discourage the Compensation & Talent Development Committee from granting executives long-term equity incentive awards, which would directly conflict with the objective of aligning shareholder and executive interests. We believe our Board and our Compensation & Talent Development Committee—comprised of entirely independent directors and advised by an independent compensation consultant—are in the best position to design and implement executive compensation packages that align the interests of our executive officers with those of our shareholders. The proposal would unduly restrict our Compensation & Talent Development Committee from structuring executive compensation packages in a manner that is aligned with current market practices and the financial, operational, and other business goals of the Company.

The proposal is unnecessary because shareholders already have opportunities to express their approval of our post-termination compensation policies.

We give our shareholders the opportunity to voice their opinions on executive compensation through our annual “Say on Pay” vote, with an approval rate averaging over 92% during our past five annual meetings. In addition, in the event of a merger, acquisition or other similar event, shareholders would have a further opportunity to express their views on any compensation to our named executive officers in connection with the transaction. As described above, our shareholders strongly supported our Omnibus Plan at last year’s annual meeting, which expressly provides for accelerated equity award vesting upon certain terminations.

The proposal would put us at a competitive disadvantage in attracting and retaining highly qualified executives.

If our offers to top candidates contain severance benefits that are contingent upon shareholder ratification (which could occur potentially months after an offer is extended), these benefits likely would be viewed as too uncertain, putting us at a severe competitive disadvantage in our efforts to recruit and retain top quality executives. Moreover, calling a special meeting of shareholders to obtain approval of a severance arrangement would be expensive, time-consuming and would place the Company at a competitive disadvantage in recruiting qualified candidates. Therefore, our Board and Compensation & Talent Development Committee believes that restrictions like those requested by the proposal would put us at a disadvantage in structuring competitive executive compensation designed to attract and retain the best talent.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

VOTING INFORMATION

Only shareholders of record as of February 27, 2023, are entitled to vote

The Company has one class of outstanding common stock, $2.50 par value per share (“common stock”). Only shareholders of record at the close of business on February 27, 2023 (the “record date”), as shown in our records, will be entitled to vote, or to grant proxies to vote, at the Annual Meeting. On the record date, 153,055,232 shares of common stock were outstanding and entitled to vote. On all matters voted upon at the Annual Meeting and any adjournment or postponement thereof, the holders of the common stock vote together as a single class, with each record holder of common stock entitled to one vote per share.

A majority of the shares outstanding and entitled to vote must be present in person or by proxy for a vote to be taken

In order to have a quorum, a majority of the votes outstanding and entitled to vote must be present in person or by proxy at the Annual Meeting. Attendance at the Annual Meeting constitutes presence in person for this purpose. If a quorum is not present, a majority of shares that are represented may postpone the meeting. Abstentions and broker non-votes will be counted in determining whether a quorum is present.

While COVID vaccination is not required for attendance, the Company strongly encourages that all attendees be fully vaccinated prior to the Annual Meeting. All attendees should comply with the recommendations of state and local public health officials with respect to social distancing and face coverings during the Annual Meeting. We continue to monitor guidance from the state and local authorities related to the COVID-19 pandemic and will provide notice of any additional protocols prior to the Annual Meeting.

Vote required for approval

With respect to proposal 1, because the election of directors is uncontested, directors shall be elected by the vote of the majority of votes cast, which means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director. An incumbent director who fails to achieve a majority of the votes cast for his or her election will offer to tender his or her resignation from the Board. The Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance Committee’s recommendation, considering all factors that the Board believes to be relevant, and will publicly disclose its decision within ninety (90) days from the date of the certification of the election results. The resignation, if accepted by the Board of Directors, will be effective at the time of the Board’s determination to accept the resignation. A properly executed proxy marked “abstain” as to any director will not be voted in connection with the election of that director.

The following matters will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast against that proposal:

●	the compensation of the Company’s named executive officers (on an advisory basis) (proposal 2);
●	the proposal to ratify the appointment of Ernst & Young as the registered independent public accounting firm for the 2023 fiscal year will be approved (proposal 4); and
●	if properly presented, the shareholder proposal regarding shareholder ratification of termination pay (proposal 5).

The recommendation regarding frequency of future Say on Pay votes shall be that number of years receiving the most votes of the votes cast (proposal 3).

A properly executed proxy marked “abstain” with respect to any of the above proposals will not be voted and will have no effect on the outcome of that proposal.

Voting your shares registered in your name or held in “street name”

The Board of Directors of the Company is soliciting proxies from the shareholders of the Company. This will give you the opportunity to vote at the Annual Meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

Shareholders of record may vote by any one of the following methods:

(1)	GO TO THE WEBSITE: www.proxyvote.com to vote over the Internet anytime up to 11:59 p.m. EDT on April 20, 2023, and follow the instructions provided on that site.
(2)	CALL 1-800-690-6903 from the U.S. or Canada (this call is toll free) to vote by telephone anytime up to 11:59 p.m. EDT on April 20, 2023, and follow the instructions provided in the recorded message.
(3)

COMPLETE, SIGN, DATE AND MAIL your proxy card in the postage-prepaid envelope provided. Your proxy card must be received by Broadridge at 51 Mercedes Way, Edgewood, NY 11717 prior to the commencement of the Annual Meeting at 11:59 p.m. EDT on April 20, 2023, unless you attend the meeting, in which event you may deliver your proxy card, or vote by ballot, at the meeting. If you are voting by telephone or by the Internet, please do not return your proxy card.

If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

Voting your shares held in the Stanley Black & Decker Retirement Account Plan (formerly the Stanley Account Value Plan)

If you hold shares in the Company through the Stanley Black & Decker Retirement Account Plan (the “401(k) Plan”), you can instruct the trustee, Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company, in a confidential manner, how to vote the shares allocated to you in the 401(k) Plan by one of the following three methods:

(1)	GO TO THE WEBSITE: www.proxyvote.com to vote over the Internet anytime up to 11:59 p.m. EDT on April 18, 2023, and follow the instructions provided on that site.
(2)	CALL 1-800-690-6903 from the U.S. or Canada (this call is toll free) to vote by telephone anytime up to 11:59 p.m. EDT on April 18, 2023, and follow the instructions provided in the recorded message.
(3)

COMPLETE, SIGN, DATE AND MAIL your instruction card in the enclosed postage-prepaid envelope. Your instruction card must be received by Broadridge at 51 Mercedes Way, Edgewood, NY 11717 no later than 11:59 p.m. EDT on April 18, 2023, to ensure that the trustee of the 401(k) Plan is able to vote the shares allocated to you in accordance with your wishes at the Annual Meeting.

In addition, because only the trustee of the 401(k) Plan can vote the shares allocated to you, you will not be able to vote your 401(k) shares personally at the Annual Meeting.

Please note that the trust agreement governing the 401(k) Plan provides that if the trustee does not receive your voting instructions, the trustee will vote your allocated shares in the same proportion as it votes the allocated shares for which instructions are received from participants and beneficiaries of deceased participants. The trust agreement also provides that unallocated shares are to be voted by the trustee in the same proportion as it votes allocated shares for which instructions are received from participants and beneficiaries of deceased participants. Therefore, by providing voting instructions with respect to your allocated shares, you will in effect be providing instructions with respect to a portion of the unallocated shares and a portion of the allocated shares for which instructions were not provided as well. Voting of the 401(k) Plan shares by the trustee is subject to federal pension laws, which require the trustee to act as a fiduciary for 401(k) Plan participants and beneficiaries in deciding how to vote the shares. Therefore, irrespective of these voting provisions, it is possible that the trustee may decide to vote allocated shares for which it does not receive instructions (as well as unallocated shares) in a manner other than on a proportionate basis if it believes that proportionate voting would violate applicable law. The only way to ensure that the trustee votes shares allocated to you in the 401(k) Plan in accordance with your wishes is to provide instructions to the trustee in the manner set forth above.

If you are a participant (or beneficiary of a deceased participant) in the 401(k) Plan and you also own other shares of common stock outside of your 401(k) Plan account, you should receive a voting card for shares credited to your account in the 401(k) Plan, a separate voting instruction card if you are a record holder of additional shares of Company common stock, and a voting instruction card if you hold additional shares of Company common stock through a broker, bank or other nominee. You must vote shares that you hold as a shareholder of record, shares that you hold through a broker, bank or other nominee, and shares that are allocated to your 401(k) Plan account separately in accordance with each of the proxy cards and voting instruction cards you receive with respect to your shares of Company common stock in order to ensure that all of your shares are voted in accordance with your wishes.

Changing your vote by revoking your proxy

If you have shares registered in your own name:

If you are a registered holder, there are three ways in which you may revoke your proxy and change your vote:

●

First, you may send a written notice to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, stating that you would like to revoke your proxy. This notice must be received prior to commencement of the Annual Meeting at 11:59 p.m. EDT on April 20, 2023.

●

Second, you may complete and submit a new later-dated proxy by any of the methods described above under “Voting your shares registered in your name or held in ‘street name’.” The latest dated proxy actually received by the Company in accordance with the instructions for voting set forth in this Proxy Statement prior to the Annual Meeting will be the one that is counted, and all earlier proxies will be revoked.

●	Third, you may attend the Annual Meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. You must vote in person at the meeting to revoke your proxy.

If a broker holds your shares in “street name”:

If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change or revoke your proxy with respect to those shares.

If you are a 401(k) Plan holder:

There are two ways in which you may revoke your instructions to the trustee and change your vote with respect to voting the shares allocated to you in the 401(k) Plan:

●

First, you may send a written notice to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, stating that you would like to revoke your instructions to Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company, the trustee for the 401(k) Plan. This written notice must be received no later than
11:59 p.m. EDT on April 18, 2023, in order to revoke your prior instructions.

●

Second, you may submit new voting instructions under any one of the methods described above under “Voting your shares held in the Stanley Black & Decker Retirement Account Plan.” The latest dated instructions actually received by Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company, the trustee for the 401(k) Plan, in accordance with the instructions for voting set forth in this Proxy Statement, will be the ones that are counted, and all earlier instructions will be revoked.

How proxies are counted

Shares of the common stock represented by proxies received by the Company (whether through the return of a proxy card, by telephone or over the Internet), where the shareholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made. If your proxy is properly executed but does not contain voting instructions, or if you vote via telephone or the Internet without indicating how you want to vote with respect to any item, your shares will be voted as follows:

●	“FOR” the election of all nominees for the Board of Directors;
●	“FOR” the approval, on an advisory basis, of the compensation of named executive officers;
●	“EVERY YEAR” with respect to the frequency of future Say on Pay votes;
●	“FOR” the ratification of the appointment of Ernst & Young LLP as the registered independent public accounting firm for the 2023 fiscal year; and
●	“AGAINST” the shareholder proposal regarding shareholder ratification of termination pay.

A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the Annual Meeting.

If the shares you own are held in “street name” by a broker or other nominee entity, and you provide instructions to the broker or nominee as to how to vote your shares, your broker or other nominee entity, as the record holder of your shares, is required to vote your shares according to your instructions. Under the New York Stock Exchange rules, certain proposals, such as the ratification of the appointment of the Company’s independent auditors, are considered “routine” matters and brokers and other nominee entities generally may vote on such matters on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” matters, brokers and other nominee entities may not vote unless they have received voting instructions from the beneficial owner. “Non-routine” matters include the election of directors, the “Say on Pay” advisory vote, the vote on the frequency of future Say on Pay votes and any shareholder proposals properly presented.

A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the New York Stock Exchange rules to vote on that particular proposal without receiving voting instructions from the beneficial owner.

Broker non-votes will not be counted with respect to the matters to be acted upon at the Annual Meeting and will have no effect on the outcome of such matters.

If you hold shares in the Company through the 401(k) Plan, please note that the trust agreement governing the 401(k) Plan provides that if the trustee does not receive your voting instructions, the trustee will vote your allocated shares in the same proportion as it votes the allocated shares for which instructions are received from participants and beneficiaries of deceased participants. The trust agreement also provides that unallocated shares are to be voted by the trustee in the same proportion as it votes allocated shares for which instructions are received from participants and beneficiaries of deceased participants. Therefore, by providing voting instructions with respect to your allocated shares, you will in effect be providing instructions with respect to a portion of the unallocated shares and a portion of the allocated shares for which instructions were not provided as well. Voting of the 401(k) Plan shares by the trustee is subject to federal pension laws, which require the trustee to act as a fiduciary for 401(k) Plan participants and beneficiaries in deciding how to vote the shares. Therefore, irrespective of these voting provisions, it is possible that the trustee may decide to vote allocated shares for which it does not receive instructions (as well as unallocated shares) in a manner other than on a proportionate basis if it believes that proportionate voting would violate applicable law. The only way to ensure that the trustee votes shares allocated to you in the 401(k) Plan in accordance with your wishes is to provide instructions to the trustee in the manner set forth above.

Confidential Voting

All proxies, ballots and tabulations of shareholders will be kept confidential, except where mandated by law and other limited circumstances.

For participants in the 401(k) Plan, your instructions to the trustee on how to vote the shares allocated to you under the 401(k) Plan will be kept confidential.

Solicitation of Proxies

Your proxy is solicited on behalf of the Board of Directors. The Company will pay all of the expenses of the solicitation. In addition to the distribution of the proxy material, such solicitation may be made by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. The Company has retained D.F. King & Co. to aid in the solicitation of proxies. The Company expects the additional expense of D.F. King’s assistance to be approximately $13,000. The Company also will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to deliver proxy materials to beneficial owners. The Company will, upon request, reimburse these institutions for their reasonable expenses in delivering proxies and proxy material to beneficial owners. A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission for its latest fiscal year is available without charge to shareholders at www.proxyvote.com or upon written request to Stanley Black & Decker, Inc., 1000 Stanley Drive, New Britain, Connecticut 06053, Attention: Investor Relations.

Householding

In order to reduce printing and mailing costs and associated fees, the Company may deliver a single copy of this Proxy Statement and the Annual Report to multiple shareholders who share the same address in accordance with the Securities and Exchange Commission’s householding procedures. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will promptly deliver a copy of this Proxy Statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of these documents. To obtain a copy, shareholders may call the Company’s proxy solicitor, D.F. King & Co., Inc. at tel. (800) 735-3107, write to them at 48 Wall Street, New York, New York, 10005, or write to us at Stanley Black & Decker, Inc., 1000 Stanley Drive, New Britain, Connecticut 06053, Attn: Investor Relations.

Shareholders who currently receive multiple copies of the Proxy Statement and Annual Report, or Notice Regarding the Availability of Proxy Materials, at one address and would like to request “householding” of their communications in future should contact their broker, call the Company’s proxy solicitor, D.F. King & Co., Inc. at tel. (800) 735-3107, write to them at 48 Wall Street, New York, New York, 10005, or write to us at Stanley Black & Decker, Inc., 1000 Stanley Drive, New Britain, Connecticut 06053, Attention: Investor Relations.

Shareholder Proposals for the 2024 Annual Meeting

Shareholder proposals, submitted pursuant to Rule 14a-8 of the Exchange Act, intended to be presented at the Company’s 2024 Annual Meeting must be received by the Secretary at Stanley Black & Decker, Inc., Attention: Corporate Secretary, 1000 Stanley Drive, New Britain, Connecticut 06053 not later than November 11, 2023, for inclusion in the proxy materials relating to such meeting.

Under the Company’s current Bylaws, a shareholder who intends to make a nomination or present other business at the Company’s 2024 Annual Meeting must give notice to the Secretary in proper written form, subject to certain exceptions, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary of the immediately preceding Annual Meeting of Shareholders. Thus, a notice of a shareholder proposal for the 2024 Annual Meeting, submitted other than pursuant to Rule 14a-8, and other than with respect to director nominees through proxy access as described below, will not be timely if received by the Secretary before December 23, 2023, or after January 22, 2024. Shareholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees submitted under the advance notice requirements of our Bylaws must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act, including providing timely notice thereunder, which must be received by the Company no later than February 21, 2024.

The Company’s Bylaws include proxy access provisions that permit a shareholder, or group of up to 20 shareholders, owning 3% or more of the outstanding shares of the Company’s common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Company’s Bylaws. Under these provisions, a required notice must be received at the Company’s principal executive offices, subject to certain exceptions, at least 120 days but no more than 150 days prior to the anniversary of the date on which the Proxy Statement was first mailed relating to the immediately preceding Annual Meeting. Thus, a notice with respect to proxy access for the 2024 Annual Meeting will not be timely if received at the Company’s principal executive offices before October 12, 2023, or after November 11, 2023.

Questions

If you have questions about this proxy solicitation or voting, please call the Company’s proxy solicitor, D.F. King & Co., Inc. at tel. (800) 735-3107, write to them at 48 Wall Street, New York, New York, 10005, or write to us at Corporate Secretary, 1000 Stanley Drive, New Britain, Connecticut 06053.

For the Board of Directors

Janet M. Link
Secretary

Appendix A

RECONCILIATION OF GAAP TO NON-GAAP MEASURES USED IN THIS PROXY STATEMENT
ADJUSTED GROSS MARGIN RATE, CASH FLOW MULTIPLE AND ADJUSTED DILUTED EARNINGS
PER SHARE (ADJUSTED EPS)

Year-to-Date 2022
	GAAP	Acquisition-Related Charges & Other(1)	Non-GAAP(3)
Gross Profit	$4,284.1	$127.4	$4,411.5
Gross Margin	25.3%		26.0%
Diluted EPS - Continuing Operations	$1.06	$3.56	$4.62

(1)	Acquisition-related charges and other relate primarily to a non-cash asset impairment charge related to the Oil & Gas business, restructuring, integration-related costs, non-cash inventory step-up charges and a voluntary retirement program.
Year-to-Date 2022
	Operating Cash Flows		Capital Expenditures		Free Cash Flow(3)		Net Earnings		Non-GAAP Cash Flow Multiple(3)
SBD	$(1,459.5)	–	$530.4	=	$(1,989.9)	÷	$1,062.5	=	(187.3)%

Year-to-Date 2021
	GAAP	Acquisition-Related Charges & Other(2)	Non-GAAP(3)
Diluted EPS - Continuing Operations	$9.33	$0.85	$10.18

(2)	Acquisition-related charges and other relate primarily to a non-cash fair value adjustment, functional transformation initiatives, non-cash inventory step-up charges, deal costs, facility-related costs and restructuring, partially offset by a gain on investment.
(3)	The non-GAAP 2022 and 2021 information, as reconciled to GAAP above, is considered relevant to aid analysis and understanding of the Company’s results, business trends and outlook measures aside from the material impact of the acquisition-related and other charges and ensures appropriate comparability to operating results of prior periods.

Appendix A

RECONCILIATION OF GAAP TO NON-GAAP MEASURES USED IN
THIS PROXY STATEMENT
ORGANIC SALES GROWTH

Year-to-Date 2022
	GAAP Sales Growth		Acquisitions		Divestitures		Currency		Non-GAAP Organic Sales Growth(1)
SBD	11%	–	17%	+	0%	–	(3)%	=	(3)%

(1)	Organic sales growth or organic growth is defined as the difference between total current and prior year sales less the impact of companies acquired and divested in the past twelve months and any foreign currency impacts divided by prior year sales. This non-GAAP measure, as reconciled to GAAP above, is considered relevant to aid analysis and understanding of the Company’s results, business trends and outlook measures aside from the material impact of the acquisition-related and other charges and ensures appropriate comparability to operating results of prior periods.

CASH FLOW RETURN ON INVESTMENT (“CFROI”)

Year-to-Date 2022
	CFROI	Acquisition-Related & Other Items	Adjusted CFROI(2)
Cash Flow From Operations	$(1,459.5)	$490.6	$(968.9)
Interest Expense (After-Tax)	$224.2	$—	$224.2
	$(1,235.3)	$490.6	$(744.7)

Long-Term Debt*	$4,853.3	$—	$4,853.3
Short-Term Borrowings*	$2,172.0	$—	$2,172.0
Current Portion Of Long-Term Debt*	$1.2	$—	$1.2
Equity*	$10,653.3	$58.4	$10,711.7
Average Capital	$17,679.8	$58.4	$17,738.2

CFROI(1)	(7.0)%		(4.2)%

Year-to-Date 2021
	CFROI	Acquisition-Related & Other Items	Adjusted CFROI(2)
Cash Flow From Operations	$663.0	$173.9	$836.9
Interest Expense (After-Tax)	$138.9	$—	$138.9
	$801.9	$173.9	$975.8

Long-Term Debt*	$4,299.5	$—	$4,299.5
Short-Term Borrowings*	$1,121.3	$—	$1,121.3
Current Portion Of Long-Term Debt*	$0.6	$—	$0.6
Equity*	$11,329.4	$143.8	$11,473.2
Average Capital	$16,750.8	$143.8	$16,894.6

CFROI(1)	4.8%		5.8%

Year-to-Date 2020
	CFROI	Acquisition-Related & Other Items	Adjusted CFROI(2)
Cash Flow From Operations	$2,022.1	$66.2	$2,088.3
Interest Expense (After-Tax)	$162.1	$—	$162.1
	$2,184.2	$66.2	$2,250.4

Long-Term Debt*	$3,710.9	$—	$3,710.9
Short-Term Borrowings*	$169.4	$—	$169.4
Current Portion Of Long-Term Debt*	$1.5	$—	$1.5
Equity*	$10,104.3	$41.5	$10,145.8
Average Capital	$13,986.1	$41.5	$14,027.6

CFROI(1)	15.6%		16.0%

*	2-point average
(1)	CFROI is computed as cash from operations plus after-tax interest expense, divided by the 2-point average of debt and equity (i.e. beginning and end of year).
(2)	The non-GAAP 2022, 2021 and 2020 information, as reconciled to GAAP above, is considered relevant to aid analysis and understanding of the Company’s results aside from the material impact of acquisition-related and other items and ensures appropriate comparability to the originally established performance goals.

Appendix B

STANLEY BLACK & DECKER, INC.

EXECUTIVE OFFICER CASH SEVERANCE POLICY

Effective as of February 15, 2023

It is the policy of Stanley Black & Decker, Inc. (the “Company”) that the Company will not enter into any new or amended employment agreement, severance agreement or separation agreement with any Executive Officer, or establish any new severance plan or policy covering any Executive Officer, that provides for Cash Severance Benefits exceeding 2.99 times the sum of the Executive Officer’s Base Salary plus Target Bonus, without seeking stockholder ratification of such agreement, plan or policy.

For purposes of this policy:

“Base Salary” means the amount an Executive Officer is entitled to receive as wages or salary on an annualized basis, determined as of the Executive Officer’s termination date. Base Salary excludes all taxable or nontaxable fringe benefits or awards, payout of accrued vacation, the value of any performance awards, bonuses, commissions, or other incentive pay, or any amounts which are not made on each regular payday, regardless of how such payments may be characterized.

“Cash Severance Benefits” means cash payments (i) in connection with the termination of the Executive Officer’s employment, (ii) to secure an agreement not to compete with the Company or (iii) to offset any tax liability relating to the foregoing payments. It excludes (a) the payment, vesting, acceleration or other handling of equity-based awards granted under the Company’s equity plans, (b) the payment of deferred compensation, earned retirement benefits or other vested employee benefits, in each case consistent with normal practices, provided under the Company’s retirement or employee benefit plans, (c) perquisites, insurance, disability, health and welfare plan coverage and other non-cash benefits generally available to similarly-situated employees, (d) any earned, but unpaid bonus for any previously completed performance period required to be paid pursuant to the terms of any Company plan or policy, (e) accrued but unpaid Base Salary or vacation pay through the termination date and reimbursement for any expenses validly incurred prior to the termination date, (f) any payment in respect of the Executive Officer’s Target Bonus for the year of termination (prorated based on the Executive Officer’s days of service during the annual performance period), (g) indemnification payments required under the Company’s Certificate of Incorporation, Bylaws or similar governing document, or (h) payments made in settlement of litigation or threatened litigation for a claim made against the Company.

“Change in Control” has the meaning set forth in the Company’s form of change in Control Severance Agreement, as the same may be amended from time to time.

“Executive Officer” means any officer of the Company or a subsidiary thereof within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended.

“Target Bonus” means the Executive Officer’s target cash bonus under the Company’s annual incentive plan applicable to the Executive Officer for the year of termination, provided that if no target bonus has been established for such year under such plan, the year immediately preceding the year of termination.

The Board of Directors of the Company delegates to the Compensation and Talent Development Committee full authority to make determinations regarding the interpretation of the provisions of this policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time.

Directions to the Annual Meeting of Shareholders of Stanley Black & Decker, Inc.

JOHN F. LUNDGREN CENTER FOR LEARNING AND DEVELOPMENT
1000 Stanley Drive
New Britain, Connecticut 06053

FROM NEW YORK STATE, DANBURY, WATERBURY VIA I-84 EAST:

Exit #37 (Fienemann Road).
Right at stop light at end of ramp.
Right at first stop light onto Slater Road.
Approximately 1 mile to entrance for Mountain
View Corporate Park (Stanley Drive).
Right into entrance, follow driveway to the John F.
Lundgren Center for Learning and Development.	FROM MASSACHUSETTS OR BRADLEY AIRPORT VIA I-91 SOUTH TO I-84 WEST:

Exit #37 (Fienemann Road).
Right at stop light at end of ramp.
Right at second stop light onto Slater Road.
Approximately 1 mile to entrance for Mountain
View Corporate Park (Stanley Drive).
Right into entrance, follow driveway to the John F.
Lundgren Center for Learning and Development.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on April 20, 2023 for shares held directly and by 11:59 p.m. Eastern Daylight Time on April 18, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone from the US or Canada to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on April 20, 2023 for shares held directly and by 11:59 p.m. Eastern Daylight Time on April 18, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D98043-P84352

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STANLEY BLACK & DECKER, INC.

The Board of Directors recommends a vote FOR each nominee listed, FOR Proposals 2 and 4, and FOR 1 YEAR for Proposal 3.

1. Election of Directors:

Nominees:

		For	Against	Abstain
1a.	Donald Allan, Jr.	☐	☐	☐
1b.	Andrea J. Ayers	☐	☐	☐
1c.	Patrick D. Campbell	☐	☐	☐
1d.	Debra A. Crew	☐	☐	☐
1e.	Michael D. Hankin	☐	☐	☐
1f.	Robert J. Manning	☐	☐	☐
1g.	Adrian V. Mitchell	☐	☐	☐
1h.	Jane M. Palmieri	☐	☐	☐
1i.	Mojdeh Poul	☐	☐	☐
1j.	Irving Tan	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
3.	Recommend, on an advisory basis, the frequency of future shareholder advisory votes on named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 5.

		For	Against	Abstain
5.	To consider and vote on a shareholder proposal regarding shareholder ratification of termination pay.	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Please keep signature within box.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on April 20, 2023 for shares held directly and by 11:59 p.m. Eastern Daylight Time on April 18, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone from the US or Canada to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on April 20, 2023 for shares held directly and by 11:59 p.m. Eastern Daylight Time on April 18, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D98045-P84352 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STANLEY BLACK & DECKER, INC.

The Board of Directors recommends a vote FOR each nominee listed, FOR Proposals 2 and 4, and FOR 1 YEAR for Proposal 3.

1. Election of Directors:

Nominees:

	For	Against	Abstain
1a. Donald Allan, Jr.	☐	☐	☐
1b. Andrea J. Ayers	☐	☐	☐
1c. Patrick D. Campbell	☐	☐	☐
1d. Debra A. Crew	☐	☐	☐
1e. Michael D. Hankin	☐	☐	☐
1f. Robert J. Manning	☐	☐	☐
1g. Adrian V. Mitchell	☐	☐	☐
1h. Jane M. Palmieri	☐	☐	☐
1i. Mojdeh Poul	☐	☐	☐
1j. Irving Tan	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Recommend, on an advisory basis, the frequency of future shareholder advisory votes on named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 5.

	For	Against	Abstain
5. To consider and vote on a shareholder proposal regarding shareholder ratification of termination pay.	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Please keep signature within box.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date